As filed with the Securities and Exchange Commission on August 3, 2001

Amendment No. 2 to Registration Statement on Form S-3 No. 333-60700

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2 on

Form S-1

to Registration Statement on

Form S-3
UNDER THE SECURITIES ACT OF 1933

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Oregon	8711	93-0549963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6060 South Willow Drive,

Greenwood Village, CO 80111-5142
(303) 771-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel H. Iapalucci

CH2M HILL Companies, Ltd.
6060 South Willow Drive
Greenwood Village, CO 80111-5142
(303) 771-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mashenka Lundberg, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
(303) 861-7000

    Approximate date of commencement of proposed sale to the public: August 9, 2001 or as soon as practicable after this Registration Statement becomes effective and from time to time thereafter.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED HEREIN WILL BE USED IN CONNECTION WITH THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NOS. 333-74427, 333-36822 AND 333-56370.

Information in this prospectus is not complete and will be amended and completed. A registration statement relating to the common stock has been filed with the Securities and Exchange Commission and neither we nor the selling shareholders may sell such securities until the registration statement becomes effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 3, 2001

PROSPECTUS

33,228,583 Shares of Common Stock

        CH2M HILL Companies, Ltd. and its shareholders are offering up to 33,228,583 shares of common stock, including:

•	Up to 1,000,000 shares that CH2M HILL may offer through its internal market

•	Up to 14,700,000 shares that CH2M HILL may offer to its employees through its employee benefit plans or that our employee benefit plans may offer through the internal market

•	Up to 1,502,524 shares that officers and directors may offer through the internal market

•	Up to 16,026,059 shares that other shareholders may offer through the internal market

      This offering of common stock is designed to allow trading of the common stock among CH2M HILL employees, directors, consultants and employee benefit plans up to four times each year on CH2M HILL’s internal market. No exchange lists the common stock. For more details on how the internal market functions, see “Internal Market Information” beginning on page 6.

      All of the shares being offered for sale by this prospectus will be sold through the internal market at the price set by the Board of Directors from time to time. On           , the Board of Directors established the price for the common stock at $      per share.

      Investing in the common stock involves risks. See “Risk Factors” beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated           , 2001

PROSPECTUS SUMMARY
RISK FACTORS
SECURITIES OFFERED BY THIS PROSPECTUS
INTERNAL MARKET INFORMATION
USE OF PROCEEDS
DIVIDEND POLICY
SELECTED FINANCIAL DATA
BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS AND MANAGEMENT
POLICY RELATING TO AFFILIATED TRANSACTIONS
SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
VALIDITY OF COMMON STOCK
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
EX-3.1 Restated Articles of Incorporation
EX-3.2 Retated Bylaws
EX-23.1 Consent of Arthur Andersen LLP

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. Before investing in CH2M HILL common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

General

      CH2M HILL, an employee-owned, Oregon corporation founded in 1946, provides engineering, consulting, design, construction, procurement, operations, maintenance, and project management services to our clients in the public and private sectors. We provide services to our domestic and foreign clients through three operating segments:

•	Environmental, Energy and Infrastructure

•	Water

•	Industrial

      For the year ended December 31, 2000, CH2M HILL had gross revenues of approximately $1.7 billion.

      Environmental, Energy and Infrastructure consists of two businesses: Environmental, Nuclear, Energy & Systems and Transportation. The Environmental, Nuclear, Energy & Systems business provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients. The Transportation business provides planning, siting, permitting, design, program and construction management, transportation management and consulting services for aviation, ports, highways, bridges and transit systems.

      Water consists of two businesses: Water & Wastewater and Operations & Maintenance. The Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. The Operations & Maintenance business provides services to water and wastewater operators, including startup, performance testing, facility operations, maintenance and management.

      Industrial provides design, construction, specialized precision manufacturing support and facility services to high-technology manufacturing companies, food and beverage processing businesses and fine chemical and pharmaceutical manufacturers.

Business Strategy

      CH2M HILL is seeking to grow through increasing market share in each of our operating segments both domestically and internationally. The key elements of our strategy include:

•	Increasing the number and the dollar value of our contracts

•	Expanding and diversifying our client base

•	Increasing the number of large, longer-term projects with the potential for higher profit margins

•	Allowing ownership in our common stock across a greater proportion of our workforce

Operation of the Internal Market

      CH2M HILL common stock is not traded publicly. Ownership is restricted to employees, directors, consultants and benefit plans. Our common stock is traded through the internal market maintained by an independent broker engaged by CH2M HILL. Through the internal market, any eligible shareholder and certain benefit plans may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined trade dates. Shares are bought and sold through the internal market at a price determined by the Board of Directors that is intended to represent fair market value. The stock price is determined by the Board of Directors based upon our after-tax profits, otherwise referred to as net income, and shareholders’ equity as well as a subjective analysis of market factors the Board of Directors considers relevant. CH2M HILL may purchase or sell shares of common stock on the internal market on any trade date to balance the supply and demand for common stock between sellers and buyers, but we are not obligated to do so.

Principal Executive Offices

      Our principal executive offices are located at 6060 South Willow Drive, Greenwood Village, Colorado 80111-5142. Our telephone number is (303) 771-0900.

RISK FACTORS

      You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our common stock.

Government Contracts Present Risks of Termination for Convenience, Adjustment of Payments Received, Restrictions on Ability to Compete for Government Work and Funding Constraints

      In 2000, we derived approximately 63 percent of our total revenues from contracts with federal, state, local and foreign government agencies. In addition, we own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with governmental clients. The following risks are inherent in government contracts:

•	Because federal law and some state and foreign laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

•	Federal government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 1997 and are continuing for subsequent periods. None of the audits performed to date on our federal contracts have resulted in any significant adjustments to our financial statements. We believe, on the basis of the information that we currently have about the ongoing audits, that they will not result in material adjustments to our financial statements. However, we cannot be sure that an audit in the future will not result in a material adjustment to our financial statements.

•	Federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

•	Our ability to earn revenues from our existing and future government projects will depend upon the availability of funding from various federal, state, local and foreign government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

      Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

We Could Sustain Losses on Our Contracts If Our Costs Exceed the Fixed Price or the “Not to Exceed” Pricing Provisions

      Under “fixed price” contracts, we agree to deliver the project for a definite, predetermined price regardless of our actual costs incurred over the life of the project. Under time-and-materials contracts with “not to exceed” provisions, we are compensated for the labor hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum compensation for the services to be provided under the contract. Many fixed price and “not to exceed” contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price or “not to exceed” price agreed upon with the client. The fixed or maximum fees negotiated for such projects may not cover our actual costs and desired profit margins. If our actual costs for a fixed or “not to exceed” price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss.

A Reduction in the Scope of Environmental Regulations or Changes in Government Policies Could Adversely Affect Our Revenues

      A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

Our Environmental Remediation Work May Expose Us to Environmental Liability

      We could become subject to liabilities or fines as a result of our environmental remediation activities. The assessment, analysis, remediation, handling, management, and disposal of hazardous substances represent a significant portion of our business and involve significant risks, including the possibility of property damages, personal injuries, fines and penalties and other regulatory sanctions. Civil and criminal liabilities and liabilities to clients and third parties for environmental violations and damages can be very large. Although we have never been subject to any significant fines relating to environmental matters, it is possible that we could be subject to such fines or liabilities in the future. The fines and penalties could reduce our net income, cause a loss, or could adversely affect our ability to compete for new business.

Unpredictable Economic Cycles and Uncertain Demand for Our Engineering Capabilities and Related Services Could Cause Our Revenues to Fluctuate

      Demand for our engineering and other services is affected by the general level of economic activity in the markets in which we operate, both in the United States and abroad. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers’ willingness to make capital expenditures or otherwise reduce their spending to purchase our services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline.

Our Projects May Result in Liability for Faulty Engineering Services

      Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and, perhaps, punitive damages. Our engineering practice involves professional judgments regarding the planning, design, development, construction, operation and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Our Inability to Attract and Retain Professional Personnel Could Adversely Affect our Business

      Our ability to attract, retain and expand our staff of qualified engineers and technical professionals will be an important factor in determining our future success and growth. A shortage of qualified technical professionals currently exists in the engineering and design industry. The market for these professionals is competitive in the United States and internationally. We cannot assure you that we will continue to be successful in attracting and retaining such professionals. Since we derive a significant part of our revenues from services performed by our professional staff, our failure to retain and attract professional staff could adversely affect our business by impacting our ability to complete our projects and secure new contracts.

Absence of a Public Market May Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

      There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the internal market, or that a regular trading market will develop or be sustained in the future. The price in effect on any trade date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by the Board of Directors, using their judgment of the fair market value of the common stock, and not by actual market trading activity. Moreover, although CH2M HILL may enter the internal market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the investment in CH2M HILL common stock is suitable for you only if you have limited need for liquidity in your investment.

Transfer Restrictions on the Common Stock Could Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

      Since all of the shares of common stock will be subject to transfer restrictions, you will generally only be able to sell your stock through the internal market on the trade dates in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to do so. The stock price could decline between the time you want to sell and the time you become able to sell.

The Offering Price Is Determined by the Board of Directors’ Judgment of Fair Market Value and Not by Market Trading Activity

      The offering price is, and subsequent offering prices at each trade date will be, established by the Board of Directors approximately 30 days before the trade date. In establishing the price, the Board will take into consideration the factors which are described in the section of this prospectus called “Internal Market Information.” However, since the Board of Directors will set the offering price in advance of the trade date, market trading activity on any given trade date can not affect the price on that trade date. This is a risk to you because our stock price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. Our Board of Directors intends to use the common stock valuation methods that result in offering prices that represent fair market value. The valuation method for common stock is subject to change at the discretion of the Board of Directors.

The Limited Market and Transfer Restrictions on the Common Stock Will Likely Have Anti-Takeover Effects

      Only CH2M HILL employees, directors, consultants and employee benefit plans may own CH2M HILL common stock and participate in the internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on the internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of our company, regardless of the price per share the acquirer were willing to pay and whether or not shareholders were willing to sell at that price.

Actual Results May Differ From Results Discussed in Forward-Looking Statements

      This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	the continuance of and funding for certain governmental regulation and enforcement programs which create demand for our services

•	our ability to attract, finance and perform large, longer-term projects

•	our ability to insure against or otherwise cover the liability risks inherent in our business, including environmental liabilities and professional engineering liabilities

•	our ability to manage the risks inherent in the government contracting business

•	our ability to manage the costs associated with our fixed-price and “not to exceed” price contracts

•	our ability to attract and retain professional personnel

•	general economic conditions

SECURITIES OFFERED BY THIS PROSPECTUS

      The shares of common stock offered by CH2M HILL in this prospectus may be offered to present and future employees and consultants, including executive officers and directors of CH2M HILL through our internal market or through the employee benefit plans listed below and summarized in the section called “Employee Benefit Plans and Direct Stock Purchases.”

CH2M HILL EMPLOYEE BENEFIT PLANS

•	Retirement and Tax-Deferred Savings Plan (401(k) Plan)
•	1999 Stock Option Plan
•	Payroll Deduction Stock Purchase Plan
•	Pre-Tax and After-Tax Deferred Compensation Plans
•	Deferred Compensation Plan (DCP)
•	Internal Market Program

      CH2M Hill has established the internal market for its common stock as a benefit to CH2M HILL employees, whom may purchase or sell common stock directly on the internal market or through separate employee benefit plans.

      This offering of common stock is not intended primarily to raise capital for CH2M HILL. CH2M HILL will offer common stock to its employees through bonuses, various employee benefit plans and, at CH2M HILL’s discretion, in case of an over-subscribed market, as described in the section called “Internal Market Information.”

      Officers and directors may sell up to an aggregate of 1,502,524 shares of common stock through the internal market. Other employees of CH2M HILL may sell up to an aggregate of 16,026,059 shares of common stock on the internal market. We do not know whether these officers and other employees will offer or sell some, none or all of such shares. The shares offered by officers and other employees may include shares they hold directly and also shares they hold indirectly through the employee benefit plans. The officers and directors will not be treated more favorably than other shareholders participating on the internal market.

      Pursuant to our Restated Bylaws, all shares of common stock are subject to CH2M HILL’s repurchase right, right of first refusal, and other restrictions on transferability.

INTERNAL MARKET INFORMATION

      This section contains a summary of the material provisions of our internal market. For additional information, we encourage you to read the internal market rules, which are included as an exhibit to our registration statement filed in 1999 with the Securities and Exchange Commission. Information about the internal market is also available on the internal Employee Ownership Web site at https://webapps.ch2m.com/oicp.

      The internal market permits shareholders, certain employees, directors, consultants and the benefit plans to buy and sell shares of common stock up to four times each year on predetermined trade dates.

      Authorized Buyers. All sales of common stock on the internal market are restricted to the following authorized buyers:

Authorized Buyers of Common Stock

•	Employees, directors and consultants of CH2M HILL
•	Trustees of the benefit plans
•	Administrator of the Payroll Deduction Stock Purchase Plan

CH2M HILL may impose limitations on the number of shares that an individual may purchase when there are more buy orders than sell orders for a particular trade date. After the Board of Directors determines the stock price for use on the next trade date, which is approximately 30 days prior to such trade date, we will advise all shareholders, employees, directors, and eligible consultants as to the new stock price and the next trade date.

      Broker. Our internal market is managed through an independent broker, currently Buck Investment Services, Inc., which acts upon instructions from the buyers and sellers. Buck Investment Services, Inc. is not affiliated with CH2M HILL. Individual stock ownership account records are maintained by the broker.

      CH2M HILL May Purchase Shares if Market is Under-Subscribed. CH2M HILL may, but is not obligated to, purchase shares of common stock on the internal market on any trade date at the price in effect on that trade date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. The decision as to whether or not CH2M HILL will purchase shares in the internal market if the internal market is under-subscribed is solely within CH2M HILL’s discretion and CH2M HILL will not notify investors whether or not it will participate prior to the trade date. Investors should understand that there can be no assurance that they will be able to sell their CH2M HILL stock without substantial delay or that their stock will be able to be sold at all on the internal market. CH2M HILL will consider a variety of factors including CH2M HILL’s cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an under-subscribed market. The terms of CH2M HILL’s revolving line of credit do not play a role in the decision whether to buy or sell shares in the internal market. To date, no other factors have been considered by CH2M HILL in its decisions as to whether or not to participate in the under-subscribed market.

      If the aggregate number of shares offered for sale on the internal market on any trade date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

•	If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

•	If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

      CH2M HILL May Sell Shares if Market is Over-Subscribed. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, CH2M HILL may, but is not obligated to, sell authorized but unissued shares of common stock on the internal market at the price in effect on that trade date to satisfy purchase demands. The decision as to whether or not CH2M HILL will sell shares in the internal market if the internal market is over-subscribed is solely within CH2M HILL’s discretion and CH2M HILL will not notify investors whether or not it will participate prior to the trade date. Investors should understand that there can be no assurance that they will be able to buy as many shares as they would like on a given trade date. CH2M HILL will consider a variety of factors including CH2M HILL’s cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an over-subscribed market. The terms of CH2M HILL’s revolving line of credit do not play a role in the decision whether to buy or sell shares in the internal market. To date, no other factors have been considered by CH2M HILL in its decisions as to whether or not to participate in the over-subscribed market.

      If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority to purchase shares, in the order listed:

•	Administrator of the Payroll Deduction Stock Purchase Plan

•	Trustees of the 401(k) Plan

•	Individual employees, directors and consultants on a pro-rata basis which includes participants purchasing through the pre-tax and after-tax deferred compensation plans

      Sellers Pay Sales Commission. All sellers on the internal market, other than CH2M HILL and the trustees of the 401(k) Plan, will pay the broker, currently Buck Investment Services, Inc., a commission equal to two percent of the proceeds from such sales. Employees who sell their common stock upon retirement from CH2M HILL will have the option to sell the common stock they own on the internal market and pay a commission on the sale or to sell to CH2M HILL without paying a commission. In the case of the latter, the employee will sell their common stock to CH2M HILL at the price in effect on the date of their termination in exchange for a four-year note at a market interest rate determined bi-annually. No commission is paid by buyers on the internal market.

      Stock Price Determined by Board of Directors. The Board of Directors will determine the price, which is intended to be the fair market value, of the shares of common stock to be used for buys and sells on each trade date pursuant to the valuation methodology described below. The price per share of common stock generally is set as follows:

Share Price = [(7.8 × M × P) + (SE)] / CS

      In order to determine the fair market value of the stock in the absence of a public trading market, the Board of Directors felt it appropriate to develop a formula to use as a tool to determine a price that would be a valid approximation of the fair market value. In determining the fair market value stock price, the Board believes that the use of a going concern component (i.e., net income, which we call profit after tax, as adjusted by the market factor) and a book value component (i.e., total shareholders’ equity) is important. The Board of Directors believes that the process CH2M HILL has developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

      Market Factor (“M”). “M” is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors will take into account factors the directors consider to be relevant in determining the fair market value of the common stock, including:

•	the market for publicly traded equity securities of companies comparable to CH2M HILL

•	the merger and acquisition market for companies comparable to CH2M HILL

•	the prospects for CH2M HILL’s future performance

•	general economic conditions

•	general capital market conditions

•	other factors the Board of Directors deems appropriate.

      As part of the total mix of information that the Board considers in determining the “M” factor, the Board also may take into account company appraisal information prepared by The Environmental Financial Consulting Group, Inc. (“EFCG”), an independent appraiser engaged by the trustees of CH2M HILL’s benefit plans. In setting the stock price, the Board compares the sum total of the going concern and book value components used in the valuation methodology to the company enterprise appraisal provided by EFCG. If, after such comparison, the Board concludes that its initial determination of the “M” factor should be re-examined, the Board may review, and if appropriate adjust, the “M” factor. Since the inception of the program in January 2000 the sum total of the going concern and book value components used by the Board in setting the price for CH2M HILL stock has always been within the company appraisal range developed by EFCG.

      The existence of an over-subscribed or under-subscribed market on any given trade date will not affect the stock price on that trade date. However, the Board of Directors, when determining the stock price for a future trade date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior trade dates.

      The Board has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than 1.0 would increase the price per share and a market factor less than 1.0 would decrease the price per share.

      In its discretion, the Board of Directors may change, from time to time, the market factor used in the valuation process. The Board of Directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values for companies comparable to CH2M HILL, if the Board of Directors felt that the market change were applicable to CH2M HILL’s common stock as well. The Board of Directors will not make any other changes in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, the Board of Directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects the fair market value of CH2M HILL on a per share basis.

      Since the inception of the program on January 1, 2000, the “M” factor has not deviated from 1.0. In deciding that the “M” factor should remain unchanged during the last 18 months, the Board has considered CH2M HILL’s performance (which has been very favorable as evidenced by 90% increase in profit after tax during this period), the performance of the engineering and construction industry as a whole and CH2M HILL’s perception of its future prospects. CH2M HILL’s Board believes that its industry, on the average, has out-performed the market over the last 18 months. We believe that one reason for the favorable performance of this industry segment is that the revenues and earnings of the engineering and construction industry have faired better in the recent economic slowdown than those of many other industries, especially industries connected with technology and the Internet. There can be no assurance that this industry or CH2M HILL will continue to have such favorable results in the future.

      Profit After Tax (“P”). “P” is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date. Nonrecurring or unusual transactions could be excluded from the “P” calculation at the discretion of the Board of Directors. Nonrecurring or unusual transactions are unforeseen developments that the market would not generally take into account in valuing an equity security. A change in accounting rules, for example, could increase or decrease net income without changing the fair market value of the common stock. Similarly, such a change could fail to have an immediate impact on the value of the common stock, but still have an impact on the value of the common stock over time. As a result, the Board of Directors feels that in order to determine the fair market value of the common stock, it needs the ability to review unusual events that affect net income.

      Total Shareholder’s Equity (“SE”). “SE” is total shareholders’ equity, which includes intangible items, as set forth on CH2M HILL’s most recently available quarterly or annual financial statements. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

      Common Stock Outstanding (“CS”). “CS” is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceding the trade date, calculated on a fully diluted basis. By “fully diluted” we mean that the calculations are made as if all outstanding options to purchase common stock had been exercised and other “dilutive” securities were converted into shares of common stock. In addition, an estimate of the number of shares that CH2M HILL reasonably anticipates will be issued in the next twelve months under CH2M HILL’s stock based compensation programs and employee benefit plans is included in this calculation.

      The “CS” calculation is done on a fully-diluted basis since CH2M HILL believes that taking into account the issuance of all securities which will affect the per share value is a better representation of the share value over time. CH2M HILL has more than a 30-year history in making annual grants of stock based compensation. Therefore, CH2M HILL believes that it has sufficient information to reasonably estimate the number of such “to be issued” shares and accrue for them during the year. This approach avoids an artificial variance in share value during the first calendar quarter of each year when the bulk of shares of common stock are issued by CH2M HILL pursuant to the employee benefit plans and stock based compensation programs.

      The following table shows a comparison of the “CS” value actually used by the Board of Directors to calculate stock prices on the dates indicated versus the year to date weighted average number of shares of common stock as reflected in the dilutive earnings-per-share calculation in our financial statements.

		YTD Weighted Average Number
		of Shares as reflected in
	CS (in	Diluted EPS calculation (in
Effective Date	thousands)	thousands)

February 18, 2000	32,066	29,737

May 11, 2000	32,625	30,200

August 4, 2000	32,968	30,023

November 10, 2000	32,974	30,022

February 16, 2001	33,354	30,033

May 10, 2001	33,666	30,601

      Constant 7.8. In the course of developing this valuation methodology, it became apparent to the Board that a multiple would be required in order for the stock price derived by this methodology to approximate CH2M HILL’s historical, pre-internal market stock price. Another objective of the Board when developing the valuation methodology was to establish the fair market value of CH2M HILL common stock using a market factor of 1.0. CH2M HILL believes that it was important to begin the internal market program with an “M” factor equal to 1.0 in order to make it easier for shareholders to understand future changes, if any, to the market factor.

      Therefore, the constant 7.8 was introduced into the formula. The constant 7.8 is the multiple that the Board determined is necessary (i) for the new stock price to approximate CH2M HILL’s historical stock price derived using the pre-internal market formula as well as (ii) to allow the use of the market factor of 1.0 at the beginning of the internal market program.

      Under the new valuation methodology, and as demonstrated by the following calculation, the price per share of common stock would have been $4.30 per share based on a market factor of 1.0 as of January 1, 1999. At that time, cumulative profit after tax (P) was $5,812,000, total shareholders’ equity was $75,132,000 and the weighted average number of shares of common stock outstanding during the immediately preceding four fiscal quarters was 28,025,490.

[(7.8 x 1.0 x $5,812,000) + ($75,132,000)

_________________________________________________________________ = $4.30

28,025,490

Under the old valuation formula, the price for the common stock for 1999 was $4.31, as determined by our Board of Directors based on 1998 year-end financial results.

      The stock price is reviewed by the Board of Directors up to four times each year. This review is made in conjunction with Board of Directors meetings, currently scheduled for February, May, August and November. The Board of Directors believes that the process described above will result in a stock price that will reasonably reflect the fair market value of CH2M HILL on a per share basis.

Quarterly Trade Timeline

		Trade Date Set			Confirmations
Fiscal Quarter	Board of	and Buy/ Sell	Buy/Sell Orders		and Checks
Ends	Directors Meets	Orders Solicited	Due to Broker	TRADE DATE	Mailed
/	/	/	/	/	/

Approximately 75 Days Before Trade Date	Approximately 30 Days Before Trade Date	Approximately 30 Days Before Trade Date	Approximately 5 Days Before Trade Date	Buy/ Sell Orders Effective	Within Three Business Days After Trade Date

      We intend to announce the new stock price and the trade date approximately 30 days prior to each trade date. The information will be delivered to all employees, consultants and eligible participants in the internal market through internal communications, including bulletins, electronic mail or mailed reports. Trade dates are expected to occur approximately 75 days after the end of each fiscal quarter.

      We will also distribute the most current prospectus for common stock and our audited annual financial statements to all shareholders, as well as other employees and consultants, and to participants in the internal market through the employee benefit plans. Such information will be distributed at the same time as our annual reports, proxy information and solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

Price of Common Stock

      Because the common stock has not been publicly traded, there has not been any historical price determined solely by market forces. Prior to 2000, the Board of Directors periodically (usually once per year) determined the price of the common stock for purposes of awards of common stock made pursuant to the annual incentive bonus to selected employees under the company’s “key employee policy,” which was terminated and replaced with the internal market. In 1999, the price of the common stock was $4.31 per share. Because of the shift from the old to the new stock price valuation methodology, the pre-2000 common stock prices are not directly comparable to the stock prices established in connection with the internal market program since the determination of the price includes market analyses that are applied by the Board of Directors at the time of making its determination. We do not know what the historical prices for the common stock would have been under the new valuation methodology.

      Starting in 2000 with the introduction of the internal market and its quarterly trades, the Board of Directors now reviews the common stock price quarterly using the valuation methodology described in the “Internal Market Information” section to set the price for the common stock. The prices of CH2M HILL common stock, along with the various factors and values used by the Board of Directors to determine such stock prices on each date, are as follows:

		P	SE	CS	Price Per	Percentage
Effective Date	M	(in thousands)	(in thousands)	(in thousands)	Share	Price Increase

February 18, 2000	1.0	$13,626	$97,092	32,066	$6.34	—
May 11, 2000	1.0	16,932	98,233	32,625	7.06	11.4%
August 4, 2000	1.0	18,286	109,290	32,968	7.64	8.2%
November 10, 2000	1.0	20,113	120,090	32,974	8.40	9.9%
February 16, 2001	1.0	24,532	133,992	33,354	9.75	16.1%
May 10, 2001	1.0	25,442	141,692	33,666	10.10	3.6%

      Since the inception of the internal market program on January 1, 2000, CH2M HILL has enjoyed very favorable financial performance. During that time, CH2M HILL has reported significant revenue growth — a 44.1% increase in 2000 as compared to 1999 and a 32.1% increase in the first quarter of 2001 compared to the same period of 2000. CH2M HILL has also experienced positive growth in other key financial metrics during 2000. Net income, which CH2M HILL calls profit after tax, was up 80%, and net worth, which CH2M HILL calls total shareholders’ equity, was up 38%, all as compared to 1999. In the first quarter of 2001, net income was up $0.9 million, or 18% compared to the same period of 2000 and net worth as of March 31, 2001 compared to December 31, 2000 was up $7.7 million or 6%. See “SELECTED FINANCIAL DATA” on page 13 of this prospectus. This strong financial performance has been the basis for CH2M HILL’s appreciating stock price over the last 18 months. However, past performance is not indicative of future results and there can be no assurance that CH2M HILL’s strong financial performance will continue or that its stock price will continue to increase.

USE OF PROCEEDS

      The shares of common stock which may be offered by CH2M HILL are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit CH2M HILL to offer shares of common stock on the internal market, at CH2M HILL’s discretion, because there are more buy orders than sell orders on a trade date. We do not intend or expect this offering to raise significant capital. Any net proceeds received by CH2M HILL from the sale of the common stock offered, after paying expenses of the offering, will be added to our general funds and used for working capital and general corporate purposes. It is anticipated that the majority of the sales of common stock on the internal market will be made by shareholders and the employee benefit plans. All shareholders selling common stock through the internal market, other than CH2M HILL and the trustees of the 401(k) Plan, will pay a commission equal to 2 percent of the proceeds of the sale. The commission will be used by the broker to defray the costs of establishing and maintaining the internal market.

DIVIDEND POLICY

      We do not currently anticipate paying any cash dividends on the common stock and intend to retain any future earnings to finance the growth and development of our business.

SELECTED FINANCIAL DATA

      The following data has been derived from the Consolidated Financial Statements of CH2M HILL, which have been reported on by Arthur Andersen LLP, independent public accountants, for each of the last five years. During the periods presented, CH2M HILL paid no cash dividends on its common stock. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related notes thereto, included elsewhere in this prospectus.

	Three Months Ended
	March 31,
			Years Ended December 31,

	2001	2000	2000	1999	1998	1997	1996

(dollars in thousands except per share data)	(unaudited)	(unaudited)

Statement of Operations Data:

Revenues	$491,726	$372,221	$1,706,738	$1,184,528	$935,030	$917,578	$937,198

Operating income	10,048	10,140	47,138	25,987	14,802	13,946	13,444

Net income	6,096	5,185	24,531	13,626	5,812	4,716	4,709
Net income per common share

Basic	0.21	0.18	0.83	0.46	0.21	0.17	0.17

Diluted	0.20	0.17	0.82	0.46	0.21	0.17	0.17

Balance Sheet Data:

Total assets	503,911	326,167	515,415	360,229	298,325	311,117	309,364

Long-term debt including current maturities	13,637	36,197	14,467	21,296	27,388	34,414	39,987

Total shareholders’ equity	141,692	79,195	133,992	97,092	75,132	62,303	58,130

BUSINESS

Overview

      CH2M HILL is an engineering and project delivery firm founded in 1946. We provide engineering, consulting, design, construction, procurement, operations and maintenance, and program and project management services to clients in the private and public sector in the United States and abroad.

      We are an employee-owned Oregon corporation with approximately 11,000 employees working in 87 offices throughout the United States and 32 offices abroad.

Business Strategy

      Our business strategy is to grow domestically and internationally through increasing market share in each of our operating segments. The key elements of this strategy are:

•	Increasing the number and the dollar value of our contracts

•	Expanding and diversifying our client base by attracting new private and public sector clients and developing a diversified mix of projects

•	Increasing the number of large, longer-term projects with the potential for higher profit margins

•	Allowing ownership in our common stock across a greater proportion of our workforce

Operating Segments

      We provide services to our clients through three operating segments:

•	Environmental, Energy and Infrastructure

•	Water

•	Industrial

Environmental, Energy and Infrastructure

      Our Environmental, Energy and Infrastructure (“EE&I”) operating segment consists of two businesses: Environmental, Nuclear, Energy & Systems (“ENE&S”) and Transportation. These two businesses are described below.

      EE&I’s business strategy is to grow by increasing market share in each of its two businesses, expanding its client base and obtaining large, longer-term projects with the potential for higher profit margins. While maintaining its focus on its traditional services, EE&I is expanding its expertise into related industries such as telecommunications, and into related business concepts such as “sustainable development.” Sustainable development is a design approach used, for example, in power plant design. Sustainable development addresses environmental issues throughout the life of a project, from design and construction to decommissioning. Sustainable development seeks to minimize total environmental impact of a project.

      ENE&S. ENE&S provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients.

      1.  Environmental. Our Environmental group provides environmental consulting for remedial construction projects, ecological and natural resource damage assessments, strategic environmental management and permitting services, environmental liability management services, site investigations, remedial design, implementation and construction services, treatment systems for hazardous, toxic and radioactive waste contaminated properties, and sustainable development planning, design and construction services. Representative Environmental projects include:

•	Environmental consulting, engineering and remedial activities for the U.S. Air Force Center for Environmental Excellence

•	Remediation of contaminated sites on Naval and Marine Corps installations in 26 domestic states and several foreign countries

•	Program management and remedial design of a refinery for a large oil company

•	Environmental impact studies for a number of proposed industrial projects and municipal programs on behalf of the Beijing city government in China

      2.  Nuclear. Our Nuclear group provides program management, integration, engineering, construction and operations and maintenance services for the U.S. Department of Energy and commercial nuclear power plants. We manage decommissioning and closure of weapons production facilities and design nuclear waste treatment and handling facilities in the United States, Western, Central and Eastern Europe and the former Soviet Union. Representative Nuclear projects include:

•	Management and integration of decontamination, decommissioning, and closure of the nuclear weapons production facility at Rocky Flats in Golden, Colorado, on behalf of the U.S. Department of Energy

•	Engineering, design and technical services to support decontamination, decommissioning and remedial activities at the U.S. Department of Energy’s Hanford River Protection project in Richland, Washington

•	Decontamination and decommission planning and engineering for a university research center in Atlanta, Georgia

      3.  Energy. Our Energy group provides full lifecycle energy services for power projects around the world. The Energy group’s services range from design to decommissioning, including consulting, engineering, design, construction, operations and maintenance services. Representative Energy projects include:

•	Expert consulting on utility deregulation

•	Consulting and design for photovoltaic manufacturing process

•	The design and construction of energy efficiency upgrades

•	Development of generation services in renewable energy

•	Carbon and other greenhouse gasses management projects

      4.  Systems. For the communications industry, our Systems group provides program management, planning, design, and construction management of local and regional fiber optic and hybrid fiber/ coaxial systems for voice, video and data communications. In other markets, our Systems group develops and implements environmental management information systems, total energy management and information technology systems and industrial process design/ build. It provides military base operation services for government agencies, and other outsourcing services for industrial and government clients. Representative Systems projects include:

•	Program management, design and construction management of voice, video and data networks for a large telecommunications company in Europe

•	Design, construction and installation of an industrial process system for metal plating facility

•	Program management for the upgrade of a hybrid fiber/coaxial network for voice, video and high-speed data services in several U.S. cities

      Transportation. Transportation provides planning, siting, permitting, design, program and construction management, intermodal transportation planning and consulting services for aviation, ports, highways, bridges and transit systems. Representative Transportation projects include:

•	Master planning and program management for a large international airport in the northwest region of the U.S., including terminal, financial and airport environmental planning

•	Developing lighting control systems for another large international airport in the U.S., including touch-screen controls, runway incursion protection and automatic safety measures

•	Designing and providing project management and engineering services for the expansion of a container shipping terminal in the Eastern U.S., including berths, wharf and cranes

•	Seismic retrofit design of seven bridges along an interstate highway in California

•	Design of the Eastern Transportation Corridor for the Orange County, California transportation authority including 27 miles of highway and 58 bridges

•	Designing parking structure and bridge for major U.S. airport

Water

      Our Water operating segment consists of two businesses: Water & Wastewater and Operations & Maintenance. The business strategy of the Water operating segment is to grow through increasing market share in each of its businesses, both domestically and internationally, to diversify its client base, and to pursue larger projects. We seek to attract new clients by leveraging our reputation for providing quality services, and by taking advantage of the current trends for outsourcing operations and maintenance activities to specialized service providers.

      Water & Wastewater. Our Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. Representative Water & Wastewater projects include:

•	Design and construction of a wastewater treatment plant in the Republic of Singapore

•	Design and construction of a water treatment plant expansion in Tampa, Florida

•	Design, construction and commissioning of a wastewater treatment facility in Manakau, New Zealand

•	Program management for design and construction of a deep tunnel sewage project in the Republic of Singapore

•	Design, construction and commissioning of a water treatment plant in Halifax, Nova Scotia

      Operations & Maintenance. Our Operations & Maintenance business provides water, wastewater and public works operations and maintenance services to water and wastewater facility operators, including startup and performance testing, consulting, facility operations, on-going maintenance and management. The facility management services include water and wastewater treatment, collection, and distribution, equipment and process maintenance, and site grounds maintenance. Representative Operations & Maintenance projects include:

•	Operations and maintenance of a water reclamation center in Fairfield, California

•	Operations of the wastewater facilities in Hoboken, New Jersey

•	Operations of the wastewater plant for a large brewery in Jacarei, Brazil

Industrial

      Our Industrial operating segment provides design, construction, specialized precision manufacturing support and facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

      The business strategy of the Industrial operating segment is to diversify its client base beyond the microelectronics industry, capitalizing on a strong professional reputation in project delivery of complex manufacturing facilities and leadership in the area of single-source design, engineering and construction of industrial manufacturing facilities.

      The Industrial operating segment built its reputation primarily in the microelectronics industry, where it offers a single source for a broad range of integrated design and construction services. The Industrial segment’s clients typically require design and installation services for complex systems that comprise many of their facilities, including clean rooms, ultrapure water and wastewater treatment systems, chemical and gas systems, and production tools. Representative Industrial projects include:

•	Design and construction services for the development of multiple U.S. and foreign production facilities for a major microelectronics manufacturer

•	Design and construction services for a soy sauce production facility in California for a Japanese food processing manufacturer

•	Complete engineering and construction services for an ultrapure water system for a multi-national pharmaceutical manufacturer

•	Continuous facility engineering, maintenance and operations support services for several microelectronics manufacturers under multi-year contracts

Clients

      Our clients include:

•	Corporations in the energy, transportation, chemical, steel, aluminum, mining, forest products, electronics, food, pharmaceuticals and manufacturing industries in the United States and more than 20 foreign countries

•	The U.S. Agency for International Development, U.S. Department of Defense, U.S. Department of Energy and U.S. Environmental Protection Agency

•	A variety of state and local government agencies in the United States and abroad

Kaiser-Hill

      In 1995, through Kaiser-Hill Company, LLC (“Kaiser-Hill”), we won the U.S. Department of Energy’s Performance Based Integrating Management Contract for the Rocky Flats Closure Project in Golden, Colorado. Kaiser-Hill is a joint venture with Kaiser Group International, Inc. CH2M HILL holds a 50 percent interest in the joint venture. Rocky Flats is a former U.S. Department of Energy nuclear weapons production facility. Under the contract, Kaiser-Hill oversees plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security, and construction activities of subcontractor companies.

      Under the initial performance-based contract signed by Kaiser-Hill, a concept that was developed in the U.S. Department of Energy’s 1994 Contract Reform Initiative, 85 percent of Kaiser-Hill’s fees are based on performance, while only 15 percent are fixed. Kaiser-Hill’s contract commits it to dealing with urgent risks first. Achievement of measurable results in the following “urgent risk” areas determines Kaiser-Hill’s incentive fee: stabilize plutonium and plutonium residues for specific time frames; consolidate plutonium in a single building; and clean up and remove all high-risk “hot spot” contamination.

      Effective February 1, 2000, the U.S. Department of Energy extended Kaiser-Hill’s Rocky Flats contract. Although the new contract is a closure contract and does not have a defined term, we anticipate that closure of the site would be in 2006. Under the new contract, Kaiser-Hill is compensated through a base fee affected, up or down, by its performance against the agreed site target closure costs and schedule. Outside a negotiated range, for every dollar that the U.S. Department of Energy saves with earlier clean-up, Kaiser-Hill receives a 30 cent increase in fee. At the same time, for every dollar the clean-up is over budget, the fee is reduced by 30 cents up to an agreed minimum. The ultimate fee will also be impacted by the project schedule and safety of our performance to achieve the site closure.

Backlog

      At December 31, 2000, our backlog was approximately $4,560 million, compared to a backlog of approximately $2,292 million at December 31, 1999. We define backlog as contracted task orders less previously recognized revenue on such task orders. U.S. government agencies operate under annual fiscal appropriations by Congress and fund various federal contracts only on an incremental basis. The same is true of many state, local and foreign contracts. Our ability to earn revenues from our backlog depends on the availability of funding for various U.S., state, local and foreign government agencies.

Government Contracting

      Overall, we received 31 percent of our revenues in 2000 from U.S. federal government contracts. Contracts with the federal government and its prime contractors usually contain standard provisions for termination at the convenience of the government or such prime contractors. Upon such a termination, we are generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination. Our federal contracts do not provide for renegotiation of profits. Terminations of federal contracts may occur, and such terminations could adversely affect our business and prospects.

      Federal contract payments we receive in excess of allowable direct and indirect costs are subject to adjustment and repayment after audit by government auditors. The U.S. government has completed audits on our incurred contract costs through December 31, 1997, and audits are continuing for subsequent periods.

      As a U.S. government contractor, we are subject to federal regulations under which our right to receive future awards of new federal contracts may be unilaterally suspended or barred if CH2M HILL is convicted of a crime or indicted based on allegations of a violation of specific federal statutes. Suspensions, or debarment actions even if temporary, can result in the loss of valuable contract awards for which we would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company engaged in the improper activity, government agencies have authority to impose debarment and suspension on affiliated entities that were not involved in the improper activity.

      Many similar regulations are also applicable to our contracts with state, local and foreign governments.

Our Environmental Activities and Potential Liabilities

      A substantial portion of our business has been generated either directly or indirectly as a result of federal, state, local and foreign laws and programs related to protection of the environment. Our environmental activities are conducted in the context of a rapidly developing and changing statutory and regulatory framework. Such activities are subject to regulation by a number of federal agencies, including the U.S. Environmental Protection Agency (“EPA”), the U.S. Nuclear Regulatory Commission and the U.S. Occupational Safety and Health Administration, as well as similar state, local and foreign regulatory agencies.

      Several federal statutes govern our environmental activities. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) established the “superfund” program to clean up hazardous waste sites, and provides for penalties and punitive damages for noncompliance with EPA orders. CERCLA may impose strict liability (joint and several as well as individual) on hazardous substance waste owners, operators, disposal arrangers, transporters and disposal facility owners and operators (collectively, “Potentially Responsible Parties” or “PRPs”). Liabilities under CERCLA may include payment of the costs of removal or remedial action, for other necessary response costs, for damages for injury, destruction or loss of natural resources, and for the cost of health effects studies.

      Although the liabilities imposed by environmental legislation are generally intended to remedy and prohibit pollution by industrial companies, we could face liability under environmental laws in some circumstances. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Should we be held responsible under CERCLA for damages caused while performing services or otherwise, CH2M HILL could be forced to bear such liability by itself, if contribution or indemnification is not available from other parties. The Resources Conservation and Recovery Act (“RCRA”) governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or similar EPA-approved state programs, govern waste-handling activities involving wastes classified as “hazardous.” Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation.

      In addition to civil and criminal liabilities under environmental laws, we could face liabilities to clients and other private parties for property damage, personal injury and other claims. Such claims could arise in a number of ways, including:

•	An accidental release of pollutants during our performance of services

•	The inability of one of our remedial plans to contain or correct an ongoing seepage or release of pollutants

•	The inadvertent exacerbation by us of an existing contamination problem

•	Reliance by others on reports or recommendations we prepare that turn out to be incorrect

      In the environmental field, personal injury claims may arise in connection with our work while it is being done or long after completion of the project. In addition, claimants may assert that we should be strictly liable for performing environmental remediation services — that is, liable for damages even though our services may have been performed using reasonable care — on the grounds that such services involve “abnormally dangerous activities.”

Our Contractual Obligations and Potential Liabilities

      We operate under a number of different types of contracts with our private and public sector clients, including cost reimbursement contracts, time-and-materials contracts, and fixed price contracts. Fixed price contracts accounted for approximately 27 percent of our revenues in 2000. Under fixed price contracts, we are paid a predetermined amount for all services provided within agreed scope of work as determined at the project’s inception. Under time-and-materials contracts, we are paid at specified fixed hourly rate for direct labor hours worked. Under cost reimbursement contracts, our costs are reimbursed, often with a negotiated cost ceiling and also with an incentive fee to provide inducement for effective project management. We assume the greatest financial risk on fixed price contracts because we assume the risk of performing those contracts at the stipulated prices regardless of actual costs incurred. We also incur some financial risks under time-and-materials contracts because we contract to complete the work at negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or reduced anticipated profits.

      When we perform services for our clients, we can become liable for breach of contract, personal injury, property damage, and negligence. Such claims could include improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties. Because our projects are typically large enough to affect the lives of many people, the damages available to a client or third parties are potentially large and could include punitive and consequential damages. For example, our transportation projects and manufacturing facility projects involve services and products that affect not only our client, but also the many end users of those services and products. In addition, our clients often require us to be responsible for liabilities through contractual indemnities. Such provisions typically require us to assume liabilities for damage or personal injury to the client, third parties and their property, and also for fines and penalties.

      We seek to protect CH2M HILL from potential liabilities by obtaining indemnification where possible from our private sector clients. Under most of our private sector contracts, we have been successful in obtaining such indemnification, but such indemnification generally is not available if we fail to satisfy specified standards of care in performing our services or if the indemnifying party has insufficient assets to cover the liability.

      We also try to obtain similar indemnities from our public sector clients. For example, some of our clients, including some U.S. government agencies, are Potentially Responsible Parties under CERCLA. Under our contracts with these clients, we usually try to seek reimbursement from the client for liability imposed on us in connection with our work at these clients’ CERCLA sites. CERCLA provides, under certain circumstances, that we are protected from liability (under federal law) arising from such contamination, except for liabilities to our employees or in the case of our negligence or willful misconduct. In addition, under certain circumstances, CERCLA authorizes EPA to indemnify contractors against liability for simple negligence in connection with CERCLA cleanups where adequate insurance is not generally available. Under current EPA policy, however, the agency offers such indemnification only where the absence of such indemnification results in an insufficient number of qualified bids. Congress is currently considering legislation that would broaden CERCLA’s liability protections and indemnification provisions for CERCLA contractors, but the prospects for the enactment of such legislation in the short term are uncertain. Finally, in connection with services at the Rocky Flats closure project and the Hanford River Protection project, CH2M HILL is indemnified by its U.S. government client under the Price-Anderson Act against liability claims arising out of contractual activities involving a nuclear incident.

International Operations Pose Risks and Complexities

      We routinely conduct operations outside of the United States. Overall, we derived approximately $261 million or 15 percent of our service revenues in 2000 from such operations. International operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Our international clients include both private sector firms and foreign government agencies in more than 30 countries, with significant projects in Ireland, Singapore, Spain and United Kingdom.

Our Industry Is Highly Competitive

      The market for the design, consulting, engineering and construction services that we offer is highly competitive. We compete with many firms, including large multinational firms having substantially greater financial, management, and marketing resources. Some of the competitors are small firms with lower cost structures enabling them to offer lower prices for particular services. We also compete with government agencies, including our own clients, that can utilize their internal resources to perform services that we might otherwise perform.

      Most contracts between public sector clients and our EE&I and Industrial operating segments are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost. For the Water operating segment, most contracts are awarded through qualification selection processes that vary among projects.

      In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects.

Conflicts of Interest May Limit Opportunities

      Many of our clients and potential clients are concerned about actual or possible conflicts of interest in retaining professional services consultants. Governmental agencies and some private sector clients have contracting policies that may, from time to time, prevent us from seeking or performing contracts for other clients if there is a conflict of interest. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest, and we are likely to continue encountering such conflicts of interest in the future.

Our Properties are Leased

      Our corporate headquarters, a 131,000 square foot facility, is located at 6060 South Willow Drive, Greenwood Village, Colorado 80111. We lease all of our significant facilities, including our corporate headquarters and 87 domestic and 32 foreign office locations, under many separate leases. We believe that comparable facilities are available for lease and therefore that the loss of any such leases would not have a material adverse impact on our operations.

We Are Not Involved in any Material Lawsuits

      CH2M HILL is party to various legal actions arising in the normal course of its business, some of which involve claims of substantial sums. Damages assessed in connection with and the cost of defending any such actions could be substantial. CH2M HILL’s management believes that the levels of insurance coverage are generally adequate to cover CH2M HILL’s liabilities, if any, with regard to such claims. CH2M HILL generally accrues amounts for retentions and deductibles based on advice from legal counsel when it is probable that a loss will be incurred and can be estimated. Gain contingencies or recoveries are rare and are usually recorded when the cash is collected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis explains our general financial condition, changes in financial condition and results of operations for CH2M HILL as a whole and each of our operating segments including:

•	Factors affecting our business

•	Our revenues and profits

•	Where our revenues and profits came from

•	Why those revenues and profits were different from period to period

•	Where our cash came from and how it was used

•	How these factors affect our overall financial condition

      The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. As you read this section, you should also refer to our consolidated financial statements and the accompanying notes. These consolidated financial statements provide additional information regarding our financial activities and condition. This analysis may be important to you in making decisions about your investments in CH2M HILL.

Introduction

      The engineering and construction industry continues to undergo substantial change as public and private clients privatize and outsource many of the services that were formerly provided internally. Numerous mergers and acquisitions in the industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, designs, construction, operations, maintenance, and in some instances, facility ownership. Included in the current trend is the movement towards longer-term contracts for the expanded array of services, e.g., 5 to 20 year contracts for facility operations. These larger, longer contracts require us to have substantially greater financial capital to remain competitive. We believe we provide our clients with innovative project delivery using cost-effective approaches and advanced technologies. We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, add value to the projects undertaken for clients, or enhance capital strength. We believe that we are well positioned geographically, technically and financially to compete worldwide in the markets we have elected to pursue and clients we serve.

Overall

      Net income for the three-month period ended March 31, 2001 was $6.1 million compared with $5.2 million in the same period of 2000. Our diluted earnings per share for the first quarter in 2001 was $0.20, compared with $0.17 in 2000. Revenues and pre-tax profit for the three-month period ended March 31, 2001 and 2000 by operating segment were as follows:

	Three Month Period Ended March 31,

	2001			2000

			Pre-Tax			Pre-Tax
(in millions)	Revenues		Profit	Revenues		Profit

EE&I	$266.1	54%	$7.1	$203.3	55%	$7.0

Water	140.9	29%	3.7	116.5	31%	5.2

Industrial	84.7	17%	3.2	52.4	14%	0.7

Corporate	—	—	(3.0)	—	—	(2.5)

Total	$491.7	100%	$11.0	$372.2	100%	$10.4

Results of Operations for the Three Month Period Ended March 31, 2001 Compared to the Same Period of 2000

      Revenues for the three-month period ended March 31, 2001 were $491.7 million compared to $372.2 million for the same period in 2000. The increase of $119.5 million or 32.1% is comprised of improvements in all of the operating segments. The Environmental, Energy & Infrastructure (“EE&I”) segment reported increased revenues of $62.8 million or 30.9%, the Water segment reported increased revenues of $24.4 million or 20.9%, and the Industrial segment reported increased revenues of $32.3 million or 61.6%.

      Pre-tax profit for the three-month period ended March 31, 2001 was $11.0 million compared to $10.4 million in the same period of 2000. The increase of $0.6 million was comprised of increases in the EE&I segment of $0.1 million, and the Industrial segment of $2.5 million, offset by a decrease in the Water segment of $1.5 million. Corporate expenses increased by $0.5 million.

Environmental, Energy and Infrastructure

      Revenues in the EE&I segment for the three-month period ended March 31, 2001 were $266.1 million compared to $203.3 million for the same period in 2000. This increase of $62.8 million or 30.9% was due to improvements in all businesses within this segment. The increase in revenues of $41.7 million in the nuclear and energy sectors was attributable to the U. S. Department of Energy’s Hanford River Protection project in Richland, Washington and to the upsurge in the energy business stemming from the energy crisis on the west coast of the United States. Revenues for the first quarter of 2001 from the Hanford River Protection project were higher than the first quarter of 2000 due to the expansion of work scope during the first quarter of 2001 that is not expected to recur. The increase in revenues in the energy sector is a direct result of significant demand for power plant permitting by independent power producers and utilities, as they push for quick implementation of power generation projects.

      The remaining increase in revenues of $21.1 million was generated by the environmental, telecommunications, and transportation businesses. The telecommunications business continues to experience growth internationally as clients build or upgrade new infrastructure to keep pace with advances in technology. The transportation business continues to reflect revenue growth from market-driven demand and added delivery capacity. The market demand is primarily the result of the Transportation Equity Act for the 21st Century (TEA-21) which was adopted by Congress in 1998. TEA-21 provides federal funding to the various states for transportation infrastructure improvement projects for highways, highway safety, and transit through 2003.

      Pre-tax profit for the EE&I segment was $7.1 million for the three-month period ended March 31, 2001 compared to $7.0 million in the same period of 2000. Pre-tax profit as a percentage of revenue for the first quarter of 2001 was 2.7% compared to 3.4% for 2000. During the first quarter of 2001 compared to the same period of 2000, the nuclear business reflected a decrease in profit from the Kaiser-Hill Company, LLC (“Kaiser-Hill”) joint venture, as the first quarter of 2000 included performance fees earned under the previous contract which was completed in February 2000. This decrease was offset by a settlement reached with the client on a large, energy efficiency modification project for which an adjustment to the carrying value of the receivable had been recorded in the first quarter of 2000.

Water

      The Water segment reported revenues of $140.9 million for the three-month period ended March 31, 2001 compared to revenues of $116.5 million in the same period of 2000. This increase of $24.4 million or 20.9% was attributable to growth in the water and wastewater business as well as the operations and maintenance business. Of the $24.4 million increase, $11.2 million was achieved from design build projects as we continue to grow this area of our operations in order to meet market demands. Market conditions domestically and abroad continue to improve as utilities invest in water related facilities, driven by strong population and economic growth in certain regions, capacity shortfalls, and regulatory requirements. Additionally, revenues from operations and maintenance services increased by $6.9 million primarily due to new contracts, scope increases and shorter term consulting services on existing contracts.

      The Water segment reported $3.7 million of pre-tax profit for the three-month period ended March 31, 2001 compared to $5.2 million of pre-tax profit for the same period of 2000. Pre-tax profit as a percentage of revenues was 2.7% for the first quarter of 2001 compared to 4.5% in 2000. The Water segment experienced a decline in pre-tax profit due to higher business development costs, higher start-up costs on newly acquired operations and maintenance projects, as well as a charge in the first quarter of 2001 on a global water project where we are experiencing project delivery issues.

Industrial

      The Industrial segment reported revenues of $84.7 million for the three-month period ended March 31, 2001, of which $55.0 million was generated from the microelectronics industry. The revenues for the same period of 2000 were $52.4 million, of which $32.6 million was generated from the microelectronics industry. This increase of $32.3 million was comprised of $22.4 million from the microelectronics industry and $9.9 million from other industries, including food, pharmaceuticals, and facility services. The mix of revenues between construction costs versus services for engineering and construction management also changed significantly in 2001 compared to 2000. The construction cost component of revenues increased from $22.7 million in 2000 to $27.9 million in 2001, an increase of $5.2 million due to an increase in construction projects in 2001 over the same period in 2000. As a percentage of total revenues, however, these construction costs decreased from 43.3% in 2000 to 32.9% in 2001 due to the larger increase in revenues from services, which increased from $29.7 million in 2000, to $56.8 million in 2001. The significant increase in services revenue was generated primarily from the microelectronics industry. The microelectronics industry began an economic recovery beginning in second quarter of 2000 that has helped the Industrial segment realize a significant increase in revenues through the first quarter of 2001, however, the industry is currently showing signs of weakness because of soft demand for its products.

      The Industrial segment reported $3.2 million of pre-tax profit for the quarter ended March 31, 2001 compared to $0.7 million for the same period in 2000. Profit, as a percentage of revenues for 2001 was 3.8% compared to 1.3% for the same period in 2000. The most significant factor causing this profit increase was the 91.2% increase in volume of services sold during 2001. Direct project costs, as a percentage of revenues, decreased 4.5% in 2001 versus 2000. This decrease is due to a reduction in construction related costs as a percentage of total direct costs. This reduction resulted in higher project margins due to the change in mix of revenues, where the construction revenue component decreased considerably over the service revenue component during 2001. Indirect labor costs, which are made up of salaries and benefits of administrative personnel, plus salaries and benefits of technical personnel for hours not working on billable client services, decreased, as a percent of the services portion of gross revenues, to 21.0% in 2001 compared to 23.9% in 2000. This decrease is due to the significant increase in the number and size of projects performed for the microelectronics industry. Other overhead, general and administrative costs decreased, as a percentage of the services portion of revenues, to 18.0% in 2001 compared to 14.0% in 2000, also due to the increase in revenue volume in 2001.

	2000			1999			1998

			Pre-tax			Pre-tax			Pre-tax
(in millions)	Revenues		Profit	Revenues		Profit	Revenues		Profit

EE&I	$886.4	52%	$27.5	$497.5	42%	$17.4	$386.1	41%	$9.3

Water	503.5	30%	19.3	438.0	37%	16.3	362.8	39%	7.2

Industrial	316.8	18%	10.1	249.0	21%	—	186.1	20%	3.6

Corporate	—	—	(7.9)	—	—	(6.9)	—	—	(5.7)

Total	$1,706.7	100%	$49.0	$1,184.5	100%	$26.8	$935.0	100%	$14.4

Results of Operations for the Year Ended December 31, 2000 Compared to 1999

      Revenues for the year ended December 31, 2000 were $1,706.7 million compared to $1,184.5 million for the same period in 1999. The increase of $522.2 million or 44.1% is comprised of growth in all of the operating segments. The EE&I segment reported increased revenues of $388.9 million, which includes revenues generated by CH2M HILL Hanford Group, Inc. of $319.0 million (formerly known as Lockheed Martin Hanford Corporation (“Hanford”) which was acquired by CH2M HILL in December 1999). On a comparable basis, EE&I reported increased revenues of $69.9 million or 14.1% from internal growth. For the same period, the Water segment reported increased revenues of $65.5 million or 15.0%, and the Industrial segment reported an increase of $67.8 million or 27.2%.

      Pre-tax profit for the year ended December 31, 2000 was $49.0 million compared to $26.8 million in the same period of 1999. The increase of $22.2 million was comprised of increases in the EE&I segment of $10.1 million, the Water segment of $3.0 million, and the Industrial segment of $10.1 million. Corporate expenses increased by $1.0 million.

Environmental, Energy and Infrastructure

      Revenues in the EE&I segment for the year ended December 31, 2000 were $886.4 million compared to $497.5 million for the same period in 1999. This increase of $388.9 million was primarily attributable to $319.0 million of revenues from CH2M HILL Hanford Group, Inc., which aligns with the nuclear business. This entity provides engineering, design and technical services to support decontamination, decommissioning and remedial activities at the U.S. Department of Energy’s Hanford River Protection project in Richland, Washington. Other nuclear business revenue increased $16.7 million due to expansion of the business base and an increase in the performance-based fee from the Kaiser-Hill joint venture. Revenues from our environmental business increased $43.4 million in the federal and industrial sectors primarily in the southeast and southwest regions of the United States. This growth continues to be attributable to the strong domestic economy and our ability to leverage off of our existing projects. The transportation business has increased revenues by $9.5 million for the same period. This strong performance results from extraordinarily strong markets fueled by national legislation from TEA-21 and AIR-21, matching state funding now beginning to take effect, and the rising demand for design-build projects in the transportation sector. Our telecommunications business also reported increased revenues of $18.1 million and continues to grow. This growth is expected to continue as we provide network architecture and operating system design for clients who are building or upgrading infrastructure to keep pace with advances in technology in the United States and abroad.

      Pre-tax profit for the EE&I segment was $27.5 million for the year ended December 31, 2000 compared to $17.4 million in the same period of 1999. Profit as a percent of revenue in 2000 was 3.1% compared to 3.5% in 1999. While most of the pre-tax profit improvement of $10.1 million was due primarily to volume growth in the environmental business, transportation also experienced improvements in pre-tax profit of $4.9 million due to incentive fees on two large programs and volume increases in the base business. The Kaiser-Hill joint venture achieved improved pre-tax profit of $3.3 million. This improvement was primarily related to performance fees earned under the old contract, which expired on January 31, 2000, for achieving significant contract milestones such as the demolition of a significant building at the Rocky Flats site.

Water

      The Water segment reported revenues of $503.5 million for the year ended December 31, 2000 compared to revenues of $438.0 million in the same period of 1999. The increase of $65.5 million or 15.0% was attributable to significant growth in the water and wastewater business as well as the operations and maintenance business. Revenues from traditional engineering consulting services were $39.9 million higher than the same period of 1999, propelled by prior business development investment in the U.S. and Canada as well as the strong domestic economy. Of the $39.9 million growth, $19.0 million was achieved from design/ build projects as we continue to grow this area of our operations in order to meet market demands. Additionally, revenues from operations and maintenance services increased by $7.6 million primarily due to new contracts, scope increases and shorter term consulting services on existing contracts. These new contracts are for durations of up to 20 years and contribute over $279.0 million in backlog.

      The Water segment reported $19.3 million of pre-tax profit for the year ended December 31, 2000 compared to $16.3 million of pre-tax profit for the same period of 1999. Profit as a percent of revenue for 2000 was 3.8% compared to 3.7% for 1999. The increase of $3.0 million in profit is attributable to the strong revenue growth within all of our Water businesses discussed earlier.

Industrial

      The Industrial segment reported revenues of $316.8 million for the year ended December 31, 2000, of which $194.8 million was generated from the microelectronics industry. The revenues for 1999 were $249.0 million, of which $164.4 million was generated from the microelectronics industry. The increase of $67.8 million was comprised of a $30.4 million increase in revenues from the microelectronics industry and an increase in revenues of $37.4 million from other industries, including food, biopharmaceutical, fine chemical and facility services. The mix of the revenues between construction costs versus services for engineering and construction management also changed significantly from 2000 as compared to 1999. The construction cost component of revenues decreased from $153.4 million, which was 61.6% of 1999 revenues, to $142.5 million, which was 45.0% of 2000 revenues. The construction revenue decrease was due to two significant construction projects that were started in 1999 but were near completion prior to second quarter of 2000. This decrease in construction revenues of $10.9 million was offset by an increase of $78.7 million in revenues from services, which increased from $95.6 million in 1999, to $174.3 million in 2000. The services revenue increase was due to a significant increase in the microelectronics industry.

      The Industrial segment reported $10.1 million of pre-tax profit for the year ended December 31, 2000 compared to virtually no pre-tax profit for the year ended December 31, 1999. Profit as a percent of revenues for 2000 was 3.2%. The most significant factor causing this increase in profit was the 82.0% increase in volume of services sold during 2000 as compared to 1999 and an increase in project margins. Direct project costs, as a percentage of revenues, decreased 9% in 2000 as compared to 1999. This decrease is due to a reduction in construction related costs directly associated with the decrease in construction revenues. This resulted in higher project margins due to the change in mix of revenues, where the construction revenue component decreased considerably over the service revenue component during 2000. Indirect labor costs, which are made up of salaries and benefits of all administrative personnel, plus salaries and benefits of technical personnel for hours not working on billable client services, decreased, as a percent of the services portion of gross revenues, 21% from 2000 as compared to 1999. This decrease is due to the significant increase in the number and size of projects performed for the microelectronics industry. Other overhead, general and administrative costs decreased, as a percentage of the services portion of revenues, by 9% in 2000 as compared to 1999.

1999 Results of Operations Compared to 1998

      Revenues for the year ended December 31, 1999 were $1,184.5 million compared to $935.0 million for the same period in 1998. The increase of $249.5 million or 26.7% is comprised of growth in the EE&I segment of $111.4 million, the Water segment of $75.2 million, and the Industrial segment of $62.9 million.

      Pre-tax profit for the year ended December 31, 1999 was $26.8 million compared to $14.4 million in the same period of 1998. The increase of $12.4 million was comprised of increases in the EE&I segment of $8.1 million and the Water segment of $9.1 million, offset by a decline in the Industrial segment of $3.6 million. Corporate expenses increased by $1.2 million.

Environmental, Energy and Infrastructure

      Revenues in the EE&I segment for the year ended December 31, 1999 were $497.5 million compared to $386.1 million for the same period in 1998. This increase of $111.4 million was primarily attributable to growth of $26.2 million in the telecommunications markets, $30.3 million in the construction services market, and $22.0 million in the transportation markets. The growth in the telecommunications markets has occurred domestically and internationally. Clients are building new infrastructure or upgrading existing infrastructure to keep pace with the advancements in information technology. The growth in revenues from construction services is indicative of our commitment to diversify our business. Construction services revenues generated in the year ended December 31, 1999 were primarily from remedial action contracts with the U.S. Navy. The increase in the transportation markets is primarily the result of the TEA-21 which was adopted by Congress in 1998. TEA-21 provides federal funding to the various states for transportation infrastructure improvement projects for highways, highway safety, and transit for the six-year period from 1998 to 2003.

      Pre-tax profit for the EE&I segment was $17.4 million for the year ended December 31, 1999 compared to $9.3 million in the same period of 1998. Profit as a percent of revenue in 1999 was 3.5% compared to 2.4% in 1998. The increase in pre-tax profit of $8.1 million was primarily generated by increased project margins of $6.4 million from the telecommunications markets offset by an increase in indirect costs of $2.8 million. The remaining increase of $4.5 million was achieved in the construction services and transportation markets due to the increase in volume of contracts.

Water

      The Water segment reported revenues of $438.0 million for the year ended December 31, 1999 compared to revenues of $362.8 million in the same period of 1998. The increase of $75.2 million was attributable to significant growth in several market areas. In general, $37.7 million of the increase in the Water segment revenue resulted from prior traditional engineering consulting development efforts, as well as new business obtained from our existing clients due to the strong domestic economy. Revenues from design/build projects increased by $24.8 million, as a result of our ongoing efforts to provide a full array of services to our customers. Revenues from operations and maintenance services increased by $12.7 million due to the addition of new infrastructure support contracts, primarily with municipalities.

      The Water segment reported $16.3 million of pre-tax profit for the year ended December 31, 1999 compared to $7.2 million of pre-tax profit for the same period of 1998. Profit as a percent of revenue for 1999 was 3.7% compared to 2.0% for 1998. The increase of $9.1 million in profit is attributable to the strong revenue growth within all of our Water businesses discussed earlier. In addition, spending increased due to continued investment in design/build infrastructure and development, and focused investment in strategic business development opportunities throughout the world.

Industrial

      The Industrial segment reported revenues of $249.0 million for the year ended December 31, 1999, of which $164.4 million was generated from the microelectronics industry. The revenues for 1998 were $186.1 million, of which $129.0 million was generated from the microelectronics industry. The increase of $62.9 million was comprised of $35.4 million increase in revenues from the microelectronics industry and an increase in revenues of $27.5 million from other industries, including food, biopharmaceutical, fine chemical and facility services.

      The mix of the revenues between construction costs versus services for engineering and construction management also changed significantly from 1999 versus 1998. The construction cost component of revenues increased from $46.8 million, which was 25.1% of 1998 revenues, to $153.4 million, which was 61.6% of 1999 revenues. The construction revenue increase was due to two large construction projects that were started in first quarter 1999. This increase in construction revenues of $106.6 million offset the decrease in service revenues, which declined from $139.3 million in 1998, to $95.6 million in 1999. This service revenue decrease of $43.7 million was due to the significant decline in non-construction related services provided to microelectronics businesses.

      The Industrial segment reported no pre-tax profit for the year ended December 31, 1999 versus $3.6 million for 1998. Profit as a percent of revenues for 1998 was 1.9%. The most significant factor causing this profit decline was the decrease in volume of services sold during 1999 and decline in project margins. These were results of the significant decline in services provided to the microelectronics industry and an increase in low-margin construction projects.

Joint Ventures

      We routinely enter into joint venture arrangements in order to service the needs of our clients. Such arrangements are customary in the engineering and construction industry and generally are established to manage a specific project. Our largest joint venture is Kaiser-Hill, in which we own a 50% interest. This joint venture is attributable to our EE&I operating segment. The earnings from this joint venture are reported as equity in earnings of investees accounted for under the equity method, along with other joint ventures that are individually insignificant.

      For the three-month period ended March 31, 2001, we reported equity in earnings of investees accounted for under the equity method of $4.3 million compared to $5.7 million in the same period of 2000. The earnings from the Kaiser-Hill joint venture for the three-month period ended March 31, 2001 were $3.9 million compared to $4.8 million for the same period in 2000. This decline in earnings is primarily attributable to performance fees earned under the previous contract, which expired on January 31, 2000, for achieving significant contract milestones such as the demolition of a significant building at the Rocky Flats site.

      For the years ended December 31, 2000, 1999, and 1998, we reported equity in earnings of investees accounted for under the equity method of $13.4 million, $12.4 million, and $8.4 million, respectively. The earnings from the Kaiser-Hill joint venture for the same periods were $10.2 million, $6.4 million and $7.8 million, respectively. The increase in earnings from the Kaiser-Hill joint venture in 2000 were primarily related to performance fees earned under the old contract, which expired on January 31, 2000, for achieving significant contract milestones such as the demolition of a significant building at the Rocky Flats site. The year-to-date results also include fees under the new contract, which was effective February 1, 2000. Under the Performance Based Management Contract, as discussed below, fees are earned based upon specific negotiated performance incentives which are heavily weighted to the U.S. Government’s fiscal year end of September 30. Due to the timing of specific work scopes and the completion of these activities, earnings may not be comparable from period to period.

      Although Kaiser-Hill achieved the negotiated performance measures for 1999 in the performance based contract, the revenues from the contract for 1999 were expected to be lower than in 1998 due to the fee structure in this contract. This was due to the types of tasks required to be performed in 1999 to decommission the site and the corresponding fee levels negotiated based on the difficulty and risks of those tasks. No one specific task was material to the fee structure in this contract year over year. The original contract was set to expire on June 30, 2000. This contract was a Performance Based Management Contract, which means that the fees on the contract were dependent on Kaiser-Hill’s performance measured against safety, budget, and schedule.

      Effective February 1, 2000, the U.S. Department of Energy extended Kaiser-Hill’s Rocky Flats contract. Although the new contract is a closure contract and does not have a defined term, we anticipate that closure of the site will be in 2006. Under the new contract, Kaiser-Hill is compensated through a base fee affected, up or down, by its performance against the agreed site target closure costs. Outside of a negotiated range, for every dollar that the U.S. Department of Energy saves with earlier clean-up, Kaiser-Hill receives a 30 cent increase in fee. At the same time, for every dollar the clean-up is over budget, the fee is reduced by 30 cents up to an agreed minimum. The ultimate fee will also be impacted by the schedule to achieve site closure and the safety of our performance. Until the results of the performance measures become more estimable, earnings are expected to be comparable from quarter to quarter.

Corporate Expenses

      Corporate expenses for the three-month period ended March 31, 2001 were $3.0 million compared to $2.5 million for the same period of 2000. The increase quarter over quarter primarily relates to the maintenance of our internal market and increase in general infrastructure to support the growth in our operations.

      Corporate expenses for the year ended December 31, 2000 were $7.9 million compared to $6.9 million in 1999 and $5.7 million in 1998. During 2000, we incurred expenses to buy out a supplemental retirement plan associated with the old key employee program and to accrete the value of certain equity instruments related to our compensation plans to the current stock price. The increase of $1.2 million in 1999 is primarily related to the registration of our stock with the Securities and Exchange Commission. Corporate expenses represent centralized management costs that are not allocable to individual operating segments and primarily include expenses associated with administrative compliance functions such as legal, treasury, accounting, tax, and general business development efforts.

Income Taxes

      The income tax provision for the three-month period ended March 31, 2001 was $4.9 million, or an effective tax rate of 44.8%, compared to $5.2 million, or an effective tax rate of 49.9%, for the same period of 2000. The decrease in the effective tax rate is due primarily to certain tax credits that are being recognized currently to the extent such benefits are more likely than not to be realized.

      The income tax provision for the year ended December 31, 2000 was $24.4 million compared to $13.1 million in 1999 and $8.6 million in 1998. For 2000, the effective tax rate was 49.9% compared to 49.1% in 1999 and 59.6% in 1998. The fluctuations in the effective tax rates are primarily due to the fluctuations of non-deductible foreign net operating losses as we have been able to improve the financial performance of our international operations. Our effective tax rate continues to be higher than the U.S. statutory income tax rate of 35.0% due to the effect of state income taxes, disallowed portions of meals and entertainment expenses and non-deductible foreign net operating losses. Our income tax provisions for the last three years were as follows:

Year	Income Tax Provision	Effective Tax Rate

	(in millions)
2000	$24.4	49.9%
1999	$13.1	49.1%
1998	$ 8.6	59.6%

Liquidity and Capital Resources

Cash Flows from Operating Activities

      For the three-month period ended March 31, 2001, operations used $19.0 million of cash due primarily to changes in working capital. Accounts receivable increased $13.4 million due to growth in operations in the EE&I and the water operating segments while accounts payable decreased $18.4 million due primarily to the slowdown of operations in the industrial segment. These working capital changes were offset by earnings and deferred income taxes for the period.

      During the comparable period of 2000, operations provided $18.7 million of cash due primarily to growth in our operations. Working capital changes included a decrease of $10.2 million in accounts payable as we no longer incurred pass-through costs for two significant construction projects. A comparable decrease in accounts receivable due to the completion of these projects is offset by an increase in accounts receivable and billings in excess of revenues as a result of improved operations, providing a net increase in cash of $5.2 million. The remaining net increase in working capital is due primarily to the increase in employee related and other accrued liabilities due to the improvement in operations and due to the accrual of payroll and related benefit expenses.

      For the year ended December 31, 2000, operations provided $115.1 million of cash compared to $29.6 million in 1999. In 1998, operations used $4.4 million of cash. During 2000 and 1999, our receivables, payables, billings in excess of revenues and other current liabilities increased due to growth and due to the pass-through of revenues and expenses related to new, large construction projects. During 1999, other current liabilities decreased primarily due to the payment of accrued incentive compensation and the settlement of accrued liabilities.

Cash Flows from Investing Activities

      During the first quarter of 2001, we signed a new five-year contract with the U.S. Department of Energy that extends our current contract at the Hanford River Protection project in Richland, Washington through September 2006, for which we paid Lockheed Martin $5.0 million. We are now committed to specific milestones for the duration of the contract. Fees are earned based on specific negotiated performance incentives.

      We also invested $3.5 million in a new entity that was established by a client for the purpose of acquiring, holding, managing and selling investments in telecommunications properties. Subsequent to March 31, 2001, we invested an additional $6.5 million for a total investment of $10.0 million and a 24.5% equity interest. This is a strategic investment to develop our telecommunications business, which we will account for using the equity method.

      Our business does not require significant capital expenditures. The capital expenditures are generally for purchases of office equipment and leasehold improvements. We spent $7.9 million in 2000, $4.4 million in 1999, and $4.7 million in 1998 on such expenditures. We have now established a formal operating lease program under which most of our computing and related equipment is procured on an ongoing basis. The increase in capital expenditures from 1999 to 2000 reflects leasehold improvements for large regional office moves for which the leases had expired.

      In 1999, we made three acquisitions, one of which was significant. We purchased the CH2M HILL common stock of Hanford for $19.4 million. Hanford is an environmental management contractor that provides tank waste remediation services to the U.S. Department of Energy. The original acquisition and the contract extension results in a total contract-in-place intangible asset of $24.4 million that is being amortized over the life of the contract of seven years.

Cash Flows from Financing Activities

      For the first quarter of 2001, we used $5.2 million of cash in financing activities, of which $4.4 million was used to purchase stock presented on the internal market. This compares to $11.4 million of cash used in financing activities for the same period of 2000, of which $9.5 million was used to purchase stock presented on the internal market. These transactions were funded by cash flows from operations. During the first quarter of 2001, we had no borrowings, and for the same period in 2000, our net borrowings were negligible. As of March 31, 2001, there were no amounts outstanding.

      During 2000, we borrowed an average of less than $0.1 million. During 1999, we borrowed an average of $0.6 million. The weighted average interest rate on these borrowings was 8.5% and 5.9% during 2000 and 1999, respectively. At December 31, 2000 and 1999, no amounts were outstanding. In June 1999, we entered into a new credit facility for a $100.0 million revolving line of credit maturing June 2003, which may be extended for an additional one-year period, and the maximum amount of credit available may be increased by $25.0 million, under certain conditions. The facility may be used for general corporate purposes and permitted acquisitions. At the option of CH2M HILL, the facility bears interest at a rate equal to either the London Inter-Bank Offering Rate for interest periods of 1, 2, 3 or 6 months, plus applicable margins ranging from 1.0% to 2.0%, the lender’s prime rate, or the sum of 0.5% plus the federal fund rate, if greater than the lender’s prime rate. Borrowings under the credit agreement are available on a revolving basis through the final maturity date. The credit facility is guaranteed by each direct and indirect wholly-owned subsidiary of CH2M HILL whose gross revenues account for greater than 5% of the consolidated annual revenues of CH2M HILL. The credit agreement contains usual and customary representations and warranties, and affirmative and negative covenants and financial covenants for credit facilities of like size, type and purpose. CH2M HILL is in compliance with such covenants.

      At December 31, 1999, under our unsecured loan agreement, we had an outstanding term loan for $2.0 million, which was paid in full during 2000. We also had $14.1 million and $18.8 million at December 31, 2000 and 1999, respectively, of notes payable to over 300 former shareholders in varying amounts over the next ten years. Generally, no new shareholder notes will be issued since shareholders may sell their CH2M HILL stock through the Internal Market.

      CH2M HILL believes its current sources of funds will be sufficient to satisfy its current operations and anticipated growth through 2001.

Derivatives and Financial Instruments

      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes fair value accounting and reporting standards for derivative instruments and hedging activities. CH2M HILL adopted SFAS No. 133 on January 1, 2001 and the adoption did not have an impact on the financial position or results of operations. SFAS No. 133 requires all derivative instruments to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

      CH2M HILL utilizes certain derivative financial instruments to manage its market risk associated with fluctuations in interest rates or foreign currencies. CH2M HILL intends to designate the contracts as hedges and record derivative assets and liabilities on its balance sheet based on the fair value of the contracts. Such amounts are expected to be substantially offset by an amount that will be recorded in “Accumulated other comprehensive income” on CH2M HILL’s consolidated balance sheet. The fair values of derivative instruments will fluctuate over time due to changes in the underlying contract prices.

Quantitative and Qualitative Disclosures About Market Risk

      CH2M HILL is exposed to market risk from changes in interest rates and foreign exchange rates. This risk is monitored and managed to limit the effect of interest rate and foreign exchange rate fluctuations on earnings and cash flows. CH2M HILL’s interest rate exposure is generally limited to its unsecured revolving credit agreement and to its notes payable to former shareholders. The unsecured revolving credit agreement and the notes payable to former shareholders are described more fully in Note 4 and Note 5, respectively, to the consolidated financial statements. Historically, we have used short-term variable rate borrowings under the revolving credit agreement on a limited basis. At March 31, 2001, there were no borrowings against the credit facility which has a maturity date of June 17, 2003. The interest rate on the notes payable to former shareholders is variable and fluctuates annually based on the U.S. Federal Reserve Discount rate. These notes have varying maturities through 2009. Additionally, in December 2000, we entered into an interest rate collar in order to hedge our inherent interest rate risk. The interest rate collar was settled in March 2001 for a nominal amount. CH2M HILL may use interest rate swap agreements or similar financial instruments for purposes other than trading. CH2M HILL has assessed the market risk exposure on these financial instruments and determined that any significant changes to the fair value of these instruments would not have a material impact on the financial position of CH2M HILL.

      CH2M HILL is exposed to foreign exchange risks in the normal course of its international business operations. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are generally considered long-term. Accordingly, we do not hedge these net investments. CH2M HILL may engage in forward foreign exchange contracts to reduce its economic exposure to changes in exchange rates on a limited basis because the associated risk is not considered significant. Generally, any forward contracts are entered into to hedge specific commitments and anticipated transactions but not for speculative or trading purposes. We do not currently have any derivative financial instruments outstanding.

EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES

      In addition to the internal market, CH2M HILL maintains a number of plans that provide benefits to employees of CH2M HILL and employees of our affiliates. Under some of these plans, employees and eligible consultants of CH2M HILL and employees and consultants of most of our affiliates may acquire common stock or beneficial interests in common stock held in trusts. Employees and eligible consultants may also purchase stock directly through the internal market. The material provisions of the plans are summarized below in general terms. We encourage you to read the plan documents, which will be made available to you on request and which have been filed as exhibits with the Securities and Exchange Commission.

	Plans at a Glance	How Plan Works	CH2M HILL Contribution

Stock Purchase And Deferred Compensation	Stock Purchase Plan	Payroll withholding (1%-10% of compensation) to purchase common stock with after-tax dollars	In 2001, 10% of purchase price; thereafter, as determined by the Board of Directors
	Direct Stock Purchase	Purchase up to 5,000 shares on any trade date without CH2M HILL approval	None
		Request approval from Ownership and Incentive Compensation Committee to purchase over 5,000 shares	None
	Pre-Tax and After-Tax Deferred Compensation Plans	Deferral of compensation to be paid at a later date in shares of common stock	For payroll deductions into the pre-tax deferred compensation plan in 2001, 10% of purchase price; thereafter as determined by the Board of Directors
	Deferred Compensation Plan	Deferral of stock compensation to be paid at a later date in shares of common stock	None

Retirement Plans	401(k) Plan	Invest pre-tax for retirement via payroll withholding	Matching Contributions determined by each member employer limited to a percentage of compensation or a specified dollar amount
Defined contribution determined by each member employer, subject to Board approval and limitations set forth in the plan

Stock Incentives	Stock Bonus	Grant of shares directly or through deferred compensation, with or without vesting restrictions	Full value of shares awarded by CH2M HILL
	Stock Options	Right to purchase shares within 5 years at the stock price on the grant date, subject to 3-year vesting	Appreciation on option shares over the option period

Internal Market	Market for CH2M HILL common stock
Internal market trades for common stock are operated four times a year through a broker not affiliated with CH2M HILL

Eligible participants can buy or sell common stock each trade date at a fair market value price determined by the Board of Directors
CH2M HILL incurs the cost of operating the internal market in excess of the 2% commission paid by sellers

Retirement and Tax-Deferred Savings Plan

      The Retirement and Tax-Deferred Savings Plan, a 401(k) plan, is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This means that contributions to the 401(k) plan receive favorable federal income tax treatment.

Employees Eligible to Participate in the 401(k) Plan

      All of our employees are eligible to participate in the 401(k) plan, except:

•	Leased employees

•	Temporary employees

•	Employees of affiliates that have not adopted the 401(k) plan

      As of January 1, 2001, none of CH2M HILL’s foreign affiliates have adopted the 401(k) plan. Most domestic affiliates of CH2M HILL have adopted the 401(k) plan but some of those domestic affiliates have not adopted the provisions of the 401(k) plan relating to defined contributions or matching contributions. CH2M HILL and its affiliates that have adopted the 401(k) plan are referred to in this description as “member employers.”

Timing of Participation in the 401(k) Plan

      Each eligible employee can participate in the 401(k) plan with respect to employee contributions and matching contributions, if applicable, beginning on:

•	The first date of hire, or

•	The first day of the first full pay period that begins on or after the employee’s date of hire

      Each eligible employee begins to participate in the 401(k) plan with respect to defined contributions (if applicable), as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

Contributions to the 401(k) Plan

      Employee Contributions. The 401(k) plan allows a participant to elect to defer a portion of the participant’s compensation for a calendar year, subject to limits, and to have that deferred amount contributed to the participant’s employee contribution account in the 401(k) plan.

      Matching Contributions. Each member employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee’s contributions for the calendar quarter up to 4 percent of the employee’s base compensation, or limited to a specified dollar amount per employee. Matching contributions to the 401(k) plan are generally made in cash.

      Defined Contributions. Each member employer may, but is not required to, make defined contributions to the 401(k) plan on behalf of that member employer’s employees. The amount of each member employer’s annual defined contribution, if any, is determined by the Board of Directors of CH2M HILL.

      Each member employer’s defined contributions to the 401(k) plan are allocated to the defined contribution accounts of eligible employees of that member employer. A participant in the 401(k) plan is eligible to receive a defined contribution for a calendar year if any of the following apply:

•	The participant completed 1,000 hours of service during the calendar year and was employed by the member employer at the end of the calendar year

•	The participant retired during the calendar year at or after age 65, or age 55 if the participant has at least five years of service

•	The participant died during the calendar year

•	The participant became permanently disabled during the calendar year

      Each eligible participant receives a proportionate share of the member employer’s defined contribution for the calendar year. Each eligible participant’s proportionate share is determined by dividing that participant’s eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants. Eligible compensation is an employee’s basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 2001 is limited to $170,000 under Section 401(a)(17) of the Internal Revenue Code.

      Rollover Contributions. Participants or potential participants may transfer a rollover contribution from another qualified retirement plan to the 401(k) plan.

      Contribution Limitations. The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the 401(k) plan for the benefit of a participant, (including employee contributions, but excluding rollover contributions), plus forfeitures, may not exceed the lesser of $30,000 or 25 percent of the participant’s compensation for the calendar year. The $30,000 limit will be adjusted for cost of living in accordance with rules of the Secretary of the Treasury.

Investment of Contributions to the 401(k) Plan

      Defined contributions to the 401(k) plan are normally invested entirely in CH2M HILL common stock.

      Employee contributions, rollover contributions, and matching contributions to the 401(k) plan are invested in various investment alternatives selected by the trustees, as directed by the participants.

      As of January 1, 2001, the investment alternatives offered by the trustees are as follows:

Fidelity Retirement Government Money Market Portfolio

CH2M HILL Fixed Income Fund

Fidelity Balanced Fund

Fidelity Equity-Income Fund

Spartan U.S. Equity Index Fund

Fidelity Magellan Fund

Fidelity Growth Company Fund

PIMCO Mid Cap Growth Fund

Janus Worldwide Fund

Company Stock Fund (invested in common stock of CH2M HILL)

      The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years, except for the Company Stock Fund, which was formed in 2000. The summary is based on an initial investment of $100 in each investment fund as of December 31, 1997. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

Fidelity Retirement Government Money Market Portfolio

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$105.30	5.3%

December 31, 1999	$110.47	4.9%

December 31, 2000	$117.24	6.1%

CH2M HILL Fixed Income Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$106.12	6.1%

December 31, 1999	$113.26	6.7%

December 31, 2000	$120.12	6.1%

Fidelity Balanced Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$120.22	20.2%

December 31, 1999	$130.86	8.9%

December 31, 2000	$137.83	5.3%

Fidelity Equity-Income Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$112.53	12.5%

December 31, 1999	$120.58	7.2%

December 31, 2000	$130.87	8.5%

Spartan U.S. Equity Index Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$128.48	28.5%

December 31, 1999	$155.02	20.7%

December 31, 2000	$140.80	(9.2)%

Fidelity Magellan Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$133.63	33.6%

December 31, 1999	$165.76	24.0%

December 31, 2000	$150.35	(9.3)%

Fidelity Growth Company Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$127.23	27.2%

December 31, 1999	$228.34	79.5%

December 31, 2000	$213.92	(6.3)%

PIMCO Mid Cap Growth Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$107.81	7.8%

December 31, 1999	$121.48	12.7%

December 31, 2000	$155.71	28.2%

Janus Worldwide Fund

		Percent
		Change
Valuation as of	Unit Value	for Year

December 31, 1997	$100.00	—

December 31, 1998	$125.87	25.9%

December 31, 1999	$206.88	64.4%

December 31, 2000	$171.98	(16.9)%

CH2M HILL Common Stock Fund

	Price	Percent
Effective Date	per Share	Change

February 18, 2000	$6.34	—

May 11, 2000	7.06	11.4%

August 4, 2000	7.64	8.2%

November 10, 2000	8.40	9.9%

February 16, 2001	9.75	16.1%

May 10, 2001	10.10	3.6%

For a brief description of CH2M HILL’s financial performance, please see “INTERNAL MARKET INFORMATION — Price of Common Stock” on page 11.

      Except for investments in the Company Stock Fund, participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

      Amounts invested in the Company Stock Fund, other than defined contributions, which are always invested in common stock, may be transferred into other investment alternatives only as of a trade date. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a trade date, the trustees will direct the sale in the internal market of an appropriate number of shares of common stock held in the Company Stock Fund on that trade date. If only a portion of the common stock offered for sale by the 401(k) plan in the internal market is sold, only that portion of the participant’s investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant’s investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant’s ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire Prospectus, particularly the sections entitled “Risk Factors” and “Internal Market Information.”

      Amounts invested in investment alternatives other than the Company Stock Fund may not ordinarily be transferred into the Company Stock Fund. However, the trustees may from time to time permit the transfer of amounts held in other investment alternatives into the Company Stock Fund, subject to any restrictions and conditions that the trustees deem to be appropriate.

      It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock, except for cash reserves for distributions and expenses.

Vesting in Accounts in the 401(k) Plan

      Each participant in the 401(k) plan is, at all times, 100 percent vested in amounts allocated to the participant’s rollover contribution account and employee contribution account.

      Amounts allocated to a participant’s defined contribution account and matching contribution account are subject to the following vesting schedule depending on whether the participant is employed by Operations Management International, Inc. (“OMI”):

Completed Years	Amount Vested	Amount Vested
of Service	(OMI Employees)	(Non-OMI Employees)

1	20%	0%
2	40%	20%
3	60%	40%
4	80%	60%
5	100%	80%
6	100%	100%

      A participant’s defined contribution account and matching contribution account become fully vested if the participant is still employed by CH2M HILL or an affiliate and any of the following occurs:

•	The participant reaches age 65, or age 55 if the participant has at least five years of service

•	The participant becomes permanently disabled

•	The participant dies

Loans from the 401(k) Plan

      Loans from the 401(k) plan are available to any participant who is an active employee of CH2M HILL or an affiliate. The total amount of a loan to a participant from the 401(k) plan may not exceed $50,000. This $50,000 limit is reduced by the participant’s highest outstanding loan balance during the twelve months before the date on which a loan is obtained. The total amount of a loan to a participant in the 401(k) plan is further limited to 50 percent of the participant’s vested interest in the participant’s employee contribution, matching contribution and rollover contribution accounts in the 401(k) plan. The loan may not exceed the portion of the combined amount in these accounts invested in investment alternatives other than the Company Stock Fund. The minimum loan amount is $1,000. A participant may only have one loan outstanding at any time.

      A loan must be repaid within five years, unless the loan is used to acquire the principal residence of the participant, in which case the term of the loan may be up to 25 years. Loan payments must be repaid through payroll deductions. Loans are secured by up to 50 percent of the participant’s vested account balance in the 401(k) plan. Loans bear interest at the interest rates in effect at the CH2M HILL Federal Credit Union at the time the loan is granted.

Distributions and Withdrawals from the 401(k) Plan

      If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant’s account in the 401(k) plan does not exceed $5,000, the vested portion of the participant’s account in the 401(k) plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

      If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant’s account in the 401(k) plan is greater than $5,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant’s account will remain invested in accordance with the 401(k) plan until the participant requests distribution. In any case, distribution from the 401(k) plan must begin when the participant reaches age 70  1/2.

      A participant who has reached age 59  1/2 may request a distribution of the participant’s employee contribution account or the participant’s rollover account even if the participant has not terminated employment with CH2M HILL and its affiliates.

      When a participant requests a distribution from the 401(k) plan, the distribution will be made in cash in a lump sum as soon as reasonably practicable. If the participant’s account in the 401(k) plan includes common stock, the portion of the participant’s account invested in common stock will be distributed in cash as soon as reasonably practicable after the common stock is sold on the internal market or to CH2M HILL. CH2M HILL intends to purchase from the 401(k) plan on each trade date sufficient common stock to permit distributions to all participants whose requests for distributions are pending. On some trade dates, however, CH2M HILL may not purchase from the 401(k) plan sufficient common stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of a participant’s account invested in common stock may be delayed until a subsequent trade date.

      If a participant dies while employed by CH2M HILL or an affiliate, distribution of the participant’s account in the 401(k) plan will be made to the participant’s spouse or, if the participant’s spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant’s account in the 401(k) plan for up to five years from the date of death. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

      The 401(k) plan permits a participant to obtain a hardship withdrawal from the participant’s employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant’s other resources. The amount of a hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

Administration

      The 401(k) plan is administered by the trustees. The trustees have the power to supervise the 401(k) plan operations, including the power and authority to do all of the following:

•	Allocate fiduciary responsibilities among the fiduciaries of the 401(k) plan

•	Designate agents to carry out responsibilities relating to the 401(k) plan

•	Employ legal, actuarial, accounting, and other assistance as the trustees may deem appropriate in carrying out the terms of the 401(k) plan

•	Establish rules and regulations for the administration of the 401(k) plan

•	Administer, interpret, construe and apply the plan and determine questions relating to eligibility, the amount of any participant’s service and the amount of benefits to which any participant or beneficiary is entitled

•	Determine the manner in which the 401(k) plan’s assets are disbursed

Pass-Through Voting and Tendering of Common Stock

      Each participant in the 401(k) plan has the right to instruct the trustees on a confidential basis how to vote the participant’s interest in common stock held in the 401(k) plan. The trustees will vote all allocated shares held in the 401(k) plan as to which no voting instructions are received, together with all unallocated shares held in the 401(k) plan, in the same proportion as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

      In the event of a tender or exchange offer for the common stock, each participant in the 401(k) plan has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant’s proportionate interest in common stock held in the 401(k) plan. The trustees will not tender or exchange any allocated shares unless instructions are received from participants. Shares held in the 401(k) plan which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees in the same proportion as the allocated shares held in the 401(k) plan are tendered or exchanged.

      The trustees’ duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). These fiduciary provisions of ERISA may require, in limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees’ best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the 401(k) Plan

      The current trustees of the 401(k) plan are Robert C. Allen, Samuel H. Iapalucci, Stan Vinson, Sharon Schlechter, and Cliff G. Thompson, all of whom are officers of the Company or its affiliates.

      Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the 401(k) plan, the trustees’ rights include, but are not limited to, the right to:

•	Invest and reinvest the funds held in the 401(k) plan’s trust in any investment of any kind

•	Retain or sell the securities and other property held in the 401(k) plan’s trust

•	Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the 401(k) plan’s trust

–	In the case of the common stock, such rights are subject to the participants’ pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer

•	Exercise all the rights of the holder of any security held in the 401(k) plan’s trust, including the right to vote such securities

–	In the case of the common stock, such rights are subject to the participants’ pass-through voting rights

•	Vote proxies and exercise any other similar rights of ownership

•	Lend to participants in the 401(k) plan such amounts as may be permitted under the 401(k) plan

      The trustees receive no compensation from the 401(k) plan for their service as trustees of the 401(k) plan. Expenses incurred in the establishment, administration and operation of the 401(k) plan are paid by the 401(k) plan unless CH2M HILL elects to pay such expenses.

Administrative Services

      CH2M HILL has entered into an agreement with Fidelity Institutional Retirement Services Company to provide recordkeeping and other administrative services to the 401(k) plan. Fidelity’s fees for these services are paid by the 401(k) plan.

Account Statements

      Each participant is furnished with a quarterly statement of the participant’s account in the 401(k) plan.

Amendment and Termination

      CH2M HILL has reserved the right to amend the 401(k) plan at any time, for any reason and without prior notice, except that no such amendment may have the effect of:

•	Generally causing any assets of the 401(k) plan’s trust to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the 401(k) plan, except as permitted by applicable law

•	Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant’s employment with us terminated immediately prior to the amendment

•	Increasing the liabilities or responsibilities of the trustees without their written consent

      CH2M HILL has also retained the right to terminate the 401(k) plan at any time and for any reason. In addition, CH2M HILL may discontinue contributions to the 401(k) plan, but any such discontinuation does not automatically terminate the 401(k) plan as to funds and assets then held by the trustees.

ERISA

      The 401(k) plan is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the 401(k) plan is an individual account plan under ERISA, it is not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the 401(k) plan’s benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

      The following paragraphs summarize the material federal income tax consequences of participating in the 401(k) plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the 401(k) plan. This summary does not address state or local tax issues, which may be significant. Each participant in the 401(k) plan should consider obtaining professional tax advice with respect to the 401(k) plan’s tax impact on that participant.

      The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code. Qualification under Section 401(a) of the Internal Revenue Code generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from, the 401(k) plan.

      Contributions to the 401(k) Plan. A participant will not be subject to federal income tax on CH2M HILL contributions to the 401(k) plan at the time those contributions are made.

      A participant in the 401(k) plan who makes employee contributions will exclude the amount of those employee contributions from the participant’s gross income.

      Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the 401(k) plan. Employee contributions to the 401(k) plan will be subject to federal employment taxes.

      The 401(k) plan will not be subject to federal income tax on contributions made to the 401(k) plan by CH2M HILL.

      Subject to limits contained in the 401(k) plan, CH2M HILL will be able to deduct the amounts that it contributes to the 401(k) plan, including amounts contributed to the 401(k) plan as employee contributions. The amount of CH2M HILL’s deduction will generally be equal to the amount of the contributions.

      Income and Appreciation of the 401(k) Plan. Participants will not be subject to federal income tax on income or appreciation in their accounts in the 401(k) plan until distributions are made or deemed to be made to the participant.

      The 401(k) plan will not be subject to federal income tax on its income or appreciation, except to the extent that the 401(k) plan realizes unrelated business taxable income.

      Distributions from the 401(k) Plan. Distributions from the 401(k) plan will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

      In general, a distribution from the 401(k) plan will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying “rollover” to an individual retirement account or to another qualified plan.

      An early distribution from the 401(k) plan will result in an additional 10 percent tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 59  1/2 unless:

•	The participant is permanently disabled

•	The distribution is made after termination of employment due to the death of the participant

•	The distribution is made after termination of employment to a participant who terminated employment during or after the calendar year the participant attained the age of 55

      Exceptions from the 10 percent additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

      A participant, or the participant’s spouse in the event of the participant’s death, who receives a distribution from the 401(k) plan, other than mandatory distributions after age 70  1/2, and wishes to defer immediate tax on the distribution, may transfer or “rollover” all or part of the distribution to an individual retirement account. The participant may rollover the distribution to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the 401(k) plan to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

      A participant or a participant’s spouse who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20 percent of the distribution, even if the participant or spouse later makes a rollover.

      A participant or the participant’s spouse who makes a valid rollover to an individual retirement account or to another qualified plan will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.

      Loans from the 401(k) Plan. A loan from the 401(k) plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) plan will generally not be deductible.

1999 Stock Option Plan

      The Board adopted the 1999 Stock Option Plan on November 6, 1998. The stock option plan is not subject to ERISA. The shareholders of CH2M HILL approved the stock option plan on December 18, 1998. The stock option plan was effective as of January 1, 1999.

What is an Option?

A stock option is a contract between CH2M HILL and you, which allows you to buy common stock at a price set when you receive the option, even if the value of the stock has changed by the time you exercise the option. When you exercise stock options, you are simply buying shares of common stock.

Shares issued when an option is exercised will be subject to transfer restrictions contained in CH2M HILL’s Restated Bylaws as are other shares of common stock.

Administration of the Stock Option Plan

      The stock option plan is administered by the Ownership and Incentive Compensation Committee (“O&IC Committee”). The O&IC Committee is appointed by the Board of Directors. The O&IC Committee consists of two or more members of the Board of Directors and other individuals appointed by the Board of Directors.

      The following individuals are the current members of the O&IC Committee: Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, Steven D. Guttenplan, Philip G. Hall, Michael D. Kennedy, Susan D. King, Ralph R. Peterson, Jill T. Sideman, Kathy G. Lombardo and Michael Stanley.

      The O&IC Committee decides which of our eligible participants, who are employees, directors and consultants of CH2M HILL will be granted options to buy common stock under the stock option plan. The O&IC Committee also determines all of the terms and conditions of each stock option granted under the stock option plan, such as:

•	The manner in which the stock option may be exercised

•	Whether there are conditions that must be met before the stock option may be exercised

•	The exercise price that must be paid in order to buy common stock upon exercise of each stock option

•	When the stock option becomes vested and may be exercised

•	Whether or under what circumstances the optionee will receive interests in the pre-tax or after-tax deferred compensation trusts in lieu of common stock upon exercise of the stock option

      We intend to grant stock options at the fair market value of the common stock on the day that a stock option is granted, which is the price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90 percent of the fair market value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both “incentive” and “nonqualified” stock options, the O&IC Committee does not intend to issue incentive stock options, and no incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

      The O&IC Committee is not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different participants or at different times may contain different terms and conditions, including different exercise prices.

Limits on Stock Options Granted Under the Stock Option Plan

      Under the stock option plan, the O&IC Committee may grant stock options for up to 8,000,000 shares of common stock, subject to adjustments. As of June 30, 2001, 4,261,949 stock options had been issued under the stock option plan.

Stock Options May Be Restricted

      The O&IC Committee may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, the O&IC Committee may provide in the grant of a stock option that the stock option cannot be exercised unless the optionee agrees to sell the common stock acquired as a result of the exercise in the internal market or agrees to transfer the common stock acquired to a deferred compensation trust.

What is Vesting?

A participant who receives options usually has to “earn” them over time by staying with CH2M HILL.

We expect that most options will be vested (“earned”) over three years:

•	25% vested one year from the date of grant

•	25% more vested two years from the date of grant

•	The remaining 50% vested three years from the date of grant

      You may not exercise an option until it is vested.

Exercise of Stock Options

      If the O&IC Committee grants a stock option to a participant, the participant may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

      The participant may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing written notice of exercise to CH2M HILL, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee’s exercise of the stock option as described below. The procedures may also include other requirements imposed by the O&IC Committee from time to time.

Payment for Common Stock Bought Pursuant to the Exercise of a Stock Option Granted Under the Stock Option Plan

      Payment for shares of common stock bought pursuant to the exercise of a stock option may be made in cash or a personal check payable to CH2M HILL.

      Unless the O&IC Committee provides otherwise, payment for stock option exercises may also be made by surrendering to CH2M HILL shares of common stock already owned by the participant and held for more than six months. The O&IC Committee may also permit payment to be made by transferring interests in the pre-tax or after-tax deferred compensation trust representing shares of common stock held for more than six months. If the participant uses shares of common stock (or interests in a deferred compensation trust) that the participant already owns as payment for the exercise of a stock option, then the number of shares given to the participant upon exercise will be the difference between the number of shares bought through the stock option exercise and the number of shares already owned by the participant.

Examples of Option Exercises

Assumptions:

•	Participant was granted 100 options at an exercise price of $10 per share
•	Participant exercises 100 options with an exercise price of $10 per share when the price per share of common stock is $20 per share
•	Participant already owns 200 shares of common stock
•	Combined federal, state and FICA tax rate is 42%

Stock for Stock Transaction:			Cash Transaction:

1.	Number of Options to be Exercised	100	1.	Number of Options to be Exercised	100
2.	Option Exercise Price	$10	2.	Option Exercise Price	$10
3.	Cost to Participant (1 × 2)	$1,000	3.	Cost to Participant (1 × 2)	$1,000
4.	Current Stock Price	$20	4.	Current Stock Price	$20
5.	Number of Shares to be		5.	Value of Options Exercised (1 × 4)	$2,000
	Exchanged (3/4)	50	6.	Gain (5 - 3)	$1,000
6.	Newly Acquired Shares (1 - 5)	50	7.	Applicable Tax (6 × 42%)	$420
7.	Value of Options Exercised (1 × 4)	$2,000	8.	Total Amount Owed by Participant
8.	Gain (7 - 3)	$1,000		to CH2M Hill (3 + 7)	$1,420
9.	Applicable Tax (6 × 42%)	$420	9.	Cash to be Paid by Participant as
10.	Stock Sold to Pay Taxes (9/4)	21		Payment for Option Exercise	$1,420
11.	Total Additional Shares to be Received by Employee (6 - 10)	29

The shares exchanged in a stock-for-stock transaction are treated as a “Like Kind” exchange which does not trigger the recognition of capital gains. The shares exchanged carry their original tax basis and acquisition date. Newly acquired shares have a basis equal to the fair market value at the time of exercise. The shares sold to pay taxes represent new shares acquired through the exercise of the option and would therefore not trigger any capital gains.

      Payment may also be made in a combination of cash, a personal check, and shares of common stock, unless the O&IC Committee provides that payment by shares of common stock will not be allowed. If shares of common stock owned by the participant are used to pay all or part of the purchase price, the value assigned to each share will be equal to the price of the common stock on the date of exercise of the stock option.

Expiration of Stock Options Granted Under the Stock Option Plan

      A stock option granted to a participant may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The O&IC Committee generally intends to grant stock options that expire five years after the date on which the stock options are granted.

      Regardless of the date stated in the stock option agreement, a stock option granted under the stock option plan and not previously exercised will terminate when the participant terminates employment with us voluntarily, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

      The O&IC Committee generally intends to permit the exercise of a stock option granted under the stock option plan within ninety days after termination of employment with us due to retirement. If a participant terminates employment with us due to disability or death, the O&IC Committee generally intends to permit the stock option to be exercised within one year after the date on which the participant’s employment terminates due to the disability or death.

      A participant may work for an affiliate of CH2M HILL that becomes ineligible to participate in the stock option plan. For example, an affiliate may become ineligible to participate because CH2M HILL’s interest in the affiliate is sold. In that case, stock options held by the participant will become immediately exercisable, but the participant will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the stock option plan. Therefore, the participant will be able to exercise the stock options only if and to the extent that the stock option agreement permits the participant to exercise the stock options on termination of employment.

Amendment and Termination of the Stock Option Plan

      The Board of Directors may amend or terminate the stock option plan at any time. Any amendment or termination of the stock option plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the participant agrees to such change. The following changes may not be made by the Board without shareholder approval:

•	Increasing the number of shares of common stock available under the stock option plan

•	Reducing the minimum price at which stock options may be granted under the stock option plan

•	Changing the class of participants who may be granted stock options under the stock option plan

      The stock option plan will terminate on December 31, 2008. No stock options will be granted under the stock option plan after that date. Any stock option agreement already in place on December 31, 2008, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

Corporate Reorganization, Sale of Assets, or Change in Control

      If CH2M HILL experiences a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the O&IC Committee will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in the common stock.

      If a change in control of CH2M HILL occurs, then all outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. For purposes of this provision, a change in control of CH2M HILL occurs when one person or a group of persons, other than an employee benefit plan, acting jointly, acquires at least 25 percent of the common stock. A change in control can also occur when CH2M HILL agrees to a merger in which CH2M HILL is not the surviving company, or when CH2M HILL disposes of a majority of its assets.

      For example, if CH2M HILL experiences a merger, liquidation, reorganization, or similar transaction in which CH2M HILL is not the surviving corporation, the O&IC Committee will either:

•	Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or

•	Require that outstanding stock options be exercised within a specific period of time before the effective date of the transaction or be forfeited.

      In connection with the transaction, if there is not a change in control of CH2M HILL, the O&IC Committee may, but is not required to, provide that any outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

Federal, State, and Local Income Tax Withholding

      The federal income tax consequences of the grant and exercise of stock options under the stock option plan are described below. Sometimes the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to a participant. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the stock option plan.

Are Options Taxable?

No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the common stock price in effect at that time is taxed as ordinary income.

Federal Income Tax Consequences of Stock Options Granted Under the Stock Option Plan

      This summary of the material federal income tax consequences of the grant and exercise of stock options under the stock option plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

      This summary does not address the tax consequences for incentive stock options because the O&IC Committee does not intend to grant incentive stock options.

      Each holder of stock options granted under the stock option plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

      Exercise of Nonqualified Stock Options With Cash. Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. CH2M HILL generally will be entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

      If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller’s hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

      When an individual exercises a stock option into interests in a deferred compensation trust, the individual does not recognize any gain or loss as a result of the exercise of the stock option. However, when the interests in a deferred compensation trust which were obtained through the exercise of stock options are surrendered and the underlying shares of stock are sold resulting in a cash payment to the individual that event will be taxed as ordinary income in an amount equal to the fair market value of the stock less the exercise price previously paid by the individual.

      Exercise of Nonqualified Stock Options With Shares of Common Stock. If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

•	No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options

•	Any additional shares received will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise

      Exercise of Nonqualified Stock Options With Interests in a Deferred Compensation Trust. If payment of the exercise price under a stock option is made by surrendering previously owned interests in a deferred compensation trust, the following rules apply:

•	No gain or loss will be recognized as a result of the exercise of nonqualified stock options into interests in a deferred compensation trust

•	If interests in a pre-tax deferred compensation trust are surrendered by the individual to pay the exercise price such interests will be taxed as ordinary income

•	If interests in an after-tax deferred compensation trust are surrendered by the individual to pay the exercise price, gain on such interests will be taxed as ordinary income

•	When the interests in a deferred compensation trust which were obtained through the exercise of stock options are sold resulting in a cash payment to the individual, that event will be taxed as ordinary income in an amount equal to the fair market value of the stock delivered to the individual less the exercise price previously paid by the individual through the surrender of previously owned interests in the deferred compensation trust.

Payroll Deduction Stock Purchase Plan

      CH2M HILL has established the stock purchase plan for the benefit of our employees and employees of certain of our affiliates. The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The stock purchase plan is not subject to ERISA.

Administration of the Stock Purchase Plan

      The stock purchase plan is administered by the O&IC Committee, which is the same committee that administers the stock option plan, described above.

      The O&IC Committee decides which affiliates of CH2M HILL will be eligible to participate in the stock purchase plan. The O&IC Committee also decides whether employees must meet eligibility requirements in order to participate in the stock purchase plan.

      The O&IC Committee may adopt rules for the administration of the stock purchase plan. The O&IC Committee interprets the stock purchase plan. The O&IC Committee’s decisions on any questions that arise under the stock purchase plan are binding on all persons, including CH2M HILL and any employee who participates in the stock purchase plan.

Employees Eligible to Participate in the Stock Purchase Plan

      Generally, all employees of CH2M HILL and any participating affiliate may participate in the stock purchase plan. The O&IC Committee decides which affiliates of CH2M HILL may participate in the stock purchase plan.

      The O&IC Committee intends to exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the stock purchase plan.

      Any employee who owns five percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan.

      An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee’s stock purchase account will be distributed to the employee.

Participating in the Stock Purchase Plan

      In order to participate in the stock purchase plan, an employee must deliver a written payroll deduction authorization form to the plan administrator of the stock purchase plan. The payroll deduction authorization form will tell the eligible employee’s employer to withhold a specific percentage of the eligible employee’s pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least 1 percent of the employee’s pay, but no more than 10 percent of the employee’s pay, in a whole number percentage. The employee may change the specified percentage at any time. However, an employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year.

Purchases of Common Stock Under the Stock Purchase Plan

      CH2M HILL uses the amount in the employee’s stock purchase account to buy common stock for the employee on each trade date.

      Each year, the Board of Directors will decide what percentage of the purchase price of common stock CH2M HILL will contribute toward the purchase of common stock under the stock purchase plan during that year. CH2M HILL’s percentage may be as low as 0 percent or as high as 15 percent. As of January 1, 2001, CH2M HILL’s percentage will be 10 percent. We will not actually contribute any amount to the employee’s payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee’s stock purchase account and use the combined amount to purchase common stock on each trade date. We will either buy the common stock on each trade date in the internal market, if available, or we will issue new shares of common stock to make common stock available for stock purchase plan buys.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

      CH2M HILL has reserved 3,000,000 shares of common stock to be sold under the stock purchase plan. This is in addition to any shares of common stock bought in the internal market under the stock purchase plan. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the O&IC Committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that CH2M HILL may experience.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

      All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in CH2M HILL’s Restated Bylaws.

      An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under CH2M HILL’s Restated Bylaws.

Amendment and Termination of the Stock Purchase Plan

      The Board of Directors of CH2M HILL may amend or terminate the stock purchase plan at any time. However, the Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless the shareholders of CH2M HILL also approve that change.

      Unless previously terminated by CH2M HILL, the stock purchase plan will terminate on December 31, 2008.

Federal, State, and Local Income Tax Withholding

      The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee’s employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, paid by the employer to the employee or by having CH2M HILL withhold the required amount from any amount that CH2M HILL may owe the employee upon a repurchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

      The following paragraphs summarize the material federal income tax consequences of participation in the stock purchase plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the stock purchase plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the stock purchase plan.

      Federal Income Tax Consequences for the Participant. With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. This means that, with respect to purchases of common stock under the stock purchase plan by employees of those affiliates:

•	The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.

•	The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan.

•	The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant’s account under the stock purchase plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of:

(i)	the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or

(ii)	the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares.

If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

•	If the participant disposes of shares of common stock bought under the stock purchase plan before the two year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is at a loss.

•	If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

      In the cases discussed above, other than in the case of the participant’s death, the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

      With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

      Tax Consequences for CH2M HILL. CH2M HILL will not be entitled to a deduction at any time with respect to shares sold under the portion of the stock purchase plan that is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, CH2M HILL is allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

Pre-Tax and After-Tax Deferred Compensation Plans

      CH2M HILL has adopted the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plans and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plans, referred to in this description as the “deferred compensation plans.” In connection with the deferred compensation plans, CH2M HILL has established the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Trust and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Trust, referred to in this description as the deferred compensation trusts. These deferred compensation plans are not subject to ERISA.

      The deferred compensation plans separately handle pre-tax contributions in the pre-tax plans and after-tax contributions in the after-tax plans. In effect, the pre-tax plans will hold contributions made through deferred compensation and deferred bonus payments. CH2M HILL administers deferred compensation by participants in the pre-tax plans under the same terms and conditions as the stock purchase plan. In contrast, the after-tax plans holds contributions made directly by employees eligible to participate. All of the terms of the pre-tax plans and the after-tax plans are generally the same, however the tax treatment of distributions from the pre-tax plans and the after-tax plans are different.

      Employees who are eligible to participate in the deferred compensation plans may elect to invest by making after-tax contributions to the after-tax deferred compensation plans. An employee who is eligible to participate in the pre-tax deferred compensation plans may elect to defer a portion of his or her compensation by entering into a deferred compensation agreement and by filing an annual election to defer compensation in accordance with that agreement. In addition, CH2M HILL or its affiliates may provide that bonuses to employees who are eligible to participate in the pre-tax deferred compensation plans will be deferred in accordance with the provisions of the plan.

Administration of the Deferred Compensation Plans

      CH2M HILL appointed a committee to administer the deferred compensation plans. The committee is comprised of representatives from the affiliates of CH2M HILL whose employees are eligible to participate in the deferred compensation plans.

The Deferred Compensation Trusts

      The deferred compensation trusts are irrevocable trusts established by CH2M HILL. Copies of the agreements establishing the deferred compensation trusts are included as exhibits to CH2M HILL’s filings with the Securities and Exchange Commission.

Contributions to the Deferred Compensation Trusts

      Under the agreement between CH2M HILL and the Trustee, the Trustee receives and holds common stock contributed to the deferred compensation trusts by CH2M HILL. When an eligible employee elects under the pre-tax deferred compensation plans to defer compensation, we use the compensation that would have been paid to the employee to purchase common stock, and contribute that common stock to the pre-tax deferred compensation trust. We may also contribute common stock to the pre-tax deferred compensation trust as bonuses on behalf of eligible employees.

      When an eligible employee elects to make voluntary contributions to the after-tax deferred compensation plans, we use the cash contribution to purchase common stock and contribute the common stock to the after-tax deferred compensation trust.

      Each contribution to the deferred compensation trusts is allocated to an account in the name of the employee on behalf of whom the contribution is made. However, the employee does not have a direct ownership interest in the shares of common stock held in the deferred compensation trusts.

Nature of the Deferred Compensation Trusts

      All assets of the deferred compensation trusts are held by the Trustee for the benefit of the participants in the deferred compensation plans and for the benefit of the general creditors of CH2M HILL in the event CH2M HILL becomes insolvent. CH2M HILL is considered to be insolvent if it is unable to pay its debts as they become due or if it is the subject of a bankruptcy proceeding. If CH2M HILL becomes insolvent, the assets of the deferred compensation trusts will be available to pay the debts of CH2M HILL. In that case, a participant in the deferred compensation plans will not have any priority rights with respect to the assets of the deferred compensation trusts or with respect to any other assets of CH2M HILL. Rather, in the event of insolvency, a participant in the deferred compensation plans will have only a claim against CH2M HILL for the amount of compensation previously deferred and the amount of any after-tax contribution made by the participant. This claim will be treated like any other claim of a general unsecured creditor of CH2M HILL. The assets of the deferred compensation trusts are not guaranteed or insured by any party, including CH2M HILL.

Voting of Common Stock Held in the Deferred Compensation Trusts

      Shares of common stock held in the deferred compensation trusts are voted by the Trustee, not by the participants in the deferred compensation plans. The Trustee votes the shares of common stock held in the deferred compensation trusts in accordance with instructions given to the Trustee by the committee that administers the plans.

Dividends on Common Stock Held in the Deferred Compensation Trusts

      Cash dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be returned to CH2M HILL and will not be held in the deferred compensation trusts or made available to participants in the deferred compensation plans. Other dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be credited to the account in the deferred compensation trusts in which the shares of common stock are held.

Distributions from the Deferred Compensation Trusts

      The common stock held in the deferred compensation trusts in the name of a participant in the deferred compensation plans will be distributed to the participant when a distribution event under the deferred compensation plans occurs. The following events are distribution events under each deferred compensation plan:

•	The termination of the participant’s affiliation with us, as defined in the Restated Bylaws.

•	The death of the participant. In this case, the distribution will be made to the beneficiary of the participant, as designated on a form signed by the participant and filed with the deferred compensation committee before the death of the participant. If the participant does not file a signed designation of beneficiary with the deferred compensation committee before the participant’s death, the distribution will be made to the participant’s estate.

•	A change in the participant’s employment status that makes the participant ineligible to participate in the deferred compensation plans.

•	A request by the participant to exercise the participant’s interest in the deferred compensation trusts. In this case a distribution will be made only if:

(i) the committee that administers the plans approves the participant’s request, and

(ii)	the common stock held in the deferred compensation trusts for the benefit of the participant can be sold in the internal market on the next trade date.

•	The termination of the deferred compensation plans. Deferred compensation plans are adopted annually and attached as exhibits to CH2M HILL’s filings with the Security and Exchange Commission. Each plan has a life of seven years. CH2M HILL, in its discretion, may terminate the deferred compensation plans before that date.

•	The date specified by the participant at the date of election to participate in the deferred compensation plans.

      Distributions from the deferred compensation trusts will be made in the form of common stock. Shares of common stock distributed to a participant from the deferred compensation trusts will be subject to the restrictions on ownership of common stock set forth in our Restated Bylaws.

Removal or Resignation of Trustee

      CH2M HILL may remove the Trustee of the deferred compensation trusts at any time and for any reason, upon thirty days’ notice to the Trustee. The Trustee may resign at any time and for any reason, upon thirty days’ notice to CH2M HILL. If the Trustee is removed or resigns, CH2M HILL will appoint a new Trustee.

Amendment of the Deferred Compensation Trusts

      CH2M HILL and the Trustee may amend either deferred compensation trust at any time by executing a written amendment to the corresponding deferred compensation trust agreement.

Federal Income Tax Consequences

      We have designed the deferred compensation trusts to be grantor trusts under the federal income tax laws. This means that CH2M HILL’s contribution of common stock to the pre-tax deferred compensation trust should not cause a participant in the pre-tax deferred compensation plan to recognize income at the time of the contribution. Instead, the participant will recognize compensation income when an amount is distributed or made available to the participant from the pre-tax deferred compensation trust. The assets of both deferred compensation trusts will be treated as assets of CH2M HILL for federal income tax purposes.

      In contrast, participants in the after-tax deferred compensation trust will recognize compensation equal to the difference between the amount they contributed and the value of cash or other property when it is distributed or made available from the after-tax deferred compensation trust.

      This treatment of participants in the deferred compensation plans for federal income tax purposes is based on private letter rulings issued by the Internal Revenue Service. The deferred compensation plans and the deferred compensation trusts are not identical to the arrangements involved in those private letter rulings, however, and a private letter ruling is binding on the Internal Revenue Service only with respect to the specific taxpayer to whom the private letter ruling is issued. We do not plan to seek a private letter ruling on the federal income tax consequences of participation in the deferred compensation plans. Therefore, while we believe that the federal income tax consequences of participation in the deferred compensation plans should be as described above, there is no definite assurance that this will in fact be the case. If the federal income tax consequences of participation in the deferred compensation plans are ultimately determined to be different from those described above, participants in the deferred compensation plans may be liable for additional income taxes, interest, and penalties for tax years during which they participate in the deferred compensation plans.

      This description summarizes the material federal income tax consequences of participation in the deferred compensation plans, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the deferred compensation plans. Each participant in the deferred compensation plans should consider discussing the federal, state, and local tax consequences of participation in the deferred compensation plans with that participant’s tax advisors.

Deferred Compensation Plan

      CH2M HILL has adopted the CH2M HILL Companies, Ltd. Deferred Compensation Plan for a select group of management and highly compensated participants effective January 1, 2001. This plan is referred to in this discussion as the “DCP”.

      Participants that are eligible to participate in the DCP may defer compensation, in cash or common stock, into the DCP on a pre-tax basis. There are several hypothetical investment options associated with the DCP that each eligible participant may choose to invest the cash portion of the deferred compensation. Each hypothetical investment option is based on an investment fund that a participant can select in a manner similar to the 401(k) plan. All deferrals of common stock must remain invested in common stock. Participants in the DCP can receive distributions from the DCP upon the occurrence of certain events described below.

Administration of the Plan

      The Compensation and Work Force Committee of the Board administers this DCP. The committee has the authority and responsibility to interpret and construe the DCP.

      CH2M HILL is paying all of the DCP’s administrative costs. Any investment management fees or expenses associated with the actual investment funds are netted out of the return to produce the return for the hypothetical investments.

Deferral of Income into the Plan

      Participants can elect to defer portions of their base pay and incentive pay as follows:

•	Up to 50 percent of their monthly base pay

•	Up to 50 percent of the cash portion of their incentive pay

•	Up to 100 percent of the stock portion of their incentive pay, if they are eligible to directly own shares of common stock

      The amount of base pay a participant elects to defer will be withheld in substantially equal installments from each regularly scheduled payment of base pay. The amount of incentive pay a participant elects to defer will be withheld from the paycheck when the amount would otherwise have been paid.

      A participant must make a deferral election prior to the beginning of any given calendar year and is not permitted to modify or discontinue deferral elections for that year; however, deferral elections will cease in the event of the participant’s death, termination of employment, retirement, or termination of the DCP. In very limited circumstances set forth in the DCP (e.g., serious financial hardship or disability), the committee may, in its sole discretion, suspend deferrals the participant would otherwise be required to make pursuant to the participant’s current election form.

      A participant will have the option, within deadlines set by the committee, to set new or renew the amount of base pay and incentive pay a participant wishes to defer by completing a new election form prior to the beginning of the new year. If the participant does not make a new deferral election before the deadline set by the committee, the deferral will be zero for that plan year.

Hypothetical Investments

      Selection of Hypothetical Investments. For the purpose of determining the rate of return which shall be credited to a participant’s account, the participant will have the right to direct the investment of cash balances among certain hypothetical investments. The ten currently available hypothetical investments are the same funds as those available to participants in the 401(k) plan. A participant must allocate deferrals among the available hypothetical investments. The allocations must be in whole percentage point increments, and the total must equal 100 percent. If a participant does not allocate the deferrals, those deferrals will be allocated to the lowest risk investment available under the DCP. The participant will have no actual ownership in any investment funds as a result of participation in the DCP.

      Return on Hypothetical Investments. The value and return on these hypothetical investments will fluctuate with the performance of the actual investment funds upon which these hypothetical investments are based, less all applicable investment management fees and expenses. The “purchase price” and “redemption price” of shares of these hypothetical investments will be a function of the value of the price of the actual investment fund at the time of “purchase” or “sale.” Based upon the performance of the hypothetical investments selected, a participant’s account will be credited with deemed earnings or debited with deemed losses on a daily basis. Except as outlined below, a participant can change the “mix” of hypothetical investments on a daily basis as well. If and when benefits are being paid out in installments, the participant will continue to have the opportunity to transfer amounts among the available hypothetical investments.

      Hypothetical CH2M HILL Companies, Ltd. Common Stock Fund Special Rules. The only amounts a participant may invest in this hypothetical common stock fund are the initial cash deferrals of incentive pay. Participants are not allowed to transfer amounts previously invested in another fund to the hypothetical common stock fund. Transfers out of the hypothetical common stock fund can only be made quarterly and must coincide with the internal market trade date. Deferrals of the stock portion of incentive pay will remain invested in common stock and may not be exchanged out into other hypothetical investments.

      Vesting. Participants will always be 100 percent vested in deferrals of base pay and incentive pay, as well as any earnings or losses specifically attributable to those deferrals, based on the investments chosen.

Nature of Plan Benefits

      Although benefits under the DCP, except common stock deferred as part of the incentive pay, are not funded, CH2M HILL has a contractual commitment to the participants to pay DCP benefits. In order to fulfill that commitment, CH2M HILL will be placing certain assets in a certain type of irrevocable trust which provide participants with an extra level of security, since CH2M HILL cannot use trust assets for purposes other than the DCP. Nevertheless, any assets CH2M HILL may set aside to pay DCP benefits, including assets held in this trust, will remain the general assets of CH2M HILL and will be subject to the claims of CH2M HILL’s creditors in the unlikely event of its insolvency. If CH2M HILL should have financial difficulties that prevent it from paying its debts as they become due, a participant’s right to DCP benefits would be treated in the same manner as the claims of other unsecured general creditors.

Distribution of DCP Benefits

      The balance in a participant’s account will be paid to the participant in the form and at the time elected on the benefit distribution form. DCP benefits can be received on:

•	The first day of the month following the participant’s retirement (generally retirement from all employment or a significant reduction in hours following the attainment of age 55) as determined at the discretion of the committee

•	The first day of the month following the date the participant terminates employment

•	A date the participant specifies on the benefit distribution form, which must be at least 3 years following the first year in which participation in the DCP commenced

A participant can choose to receive DCP benefits in:

•	A single lump sum payment

•	Installment payments over a period of 5, 10, or 15 years

•	A combination of a lump sum payment and installment payments

      However, regardless of the participant’s election, payment will be in a lump sum following termination of employment, unless the committee has determined that the participant has retired. CH2M HILL can direct that a participant begin receiving payments at an earlier date if the participant becomes disabled or terminates employment before the date the participant elected to begin receiving payments. In any event, if the participant’s account balance is less than $10,000 on the date benefits commence, the participant will receive the balance in a lump sum payment, regardless of any distribution election made.

      At the time a participant first elects to participate in the DCP, the participant must complete a benefit distribution form. A participant may be able to change the benefit distribution date and/or form of payment by submitting a request to the committee at least 13 months prior to date benefits would otherwise commence. All changes are subject to approval by the committee, in its sole discretion.

      At distribution, a participant will receive benefits in the form of cash unless the participant is eligible to receive common stock. Only qualified participants who are employed by CH2M HILL at the time of distribution are eligible to receive common stock. At retirement, participants who have invested in the hypothetical common stock fund must divest of amounts held in that fund as of the trade date following retirement, unless the participant is eligible for and participates in the CH2M HILL Companies, Ltd. alumni program.

      Serious Financial Hardship Withdrawals. If a participant experiences an unforeseen emergency causing a serious financial hardship due to events beyond the participant’s control that would result in severe financial hardship to that participant if a withdrawal were not permitted, the participant may petition the committee and request to suspend any deferrals that would otherwise be required to be made pursuant to the current Election Form. The participant may also petition the committee to receive a portion of the account balance to the extent that the withdrawal would relieve the financial emergency. If the committee determines, in its sole discretion, that a serious financial hardship has occurred, the participant may withdraw an amount necessary to satisfy the emergency. The amount withdrawn cannot exceed the account balance.

Amendment or Termination

      CH2M HILL reserves the right to amend or terminate the DCP. If the DCP is amended, the value of a participant’s account at the time of the amendment will not be adversely affected. All rights and obligations shall continue until the balance in all participants’ accounts have been paid to all participants under the DCP. If CH2M HILL terminates the DCP following a Change of Control (as that term is defined in the plan document), each participant’s account under the DCP shall become immediately due and payable.

Federal Income Tax Consequences

      The income a participant defers will not be subject to federal income tax at the time of deferral. Deferrals of base pay and incentive pay are considered to be “wages” for FICA tax purposes at the time services are performed. In other words, the time at which FICA is assessed is unaffected by a participant’s decision to defer such amounts into the plan. Earnings credited to amounts a participant has deferred, however, will not be subject to FICA taxation.

      Income taxes will be paid in the year a participant or a participant’s beneficiary receives a payment from the Plan. The deferred amounts and earnings accrued on such amounts are taxed as current income at the time such amounts are actually distributed to the participant.

      This description summarizes the material federal income tax consequences of participation in the Plan, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the Plan. Each participant should consider discussing the federal, state and local tax consequences of participation in the deferred compensation plans with the participant’s tax advisor.

MANAGEMENT

Directors and Executive Officers

      The current directors and executive officers of CH2M HILL are:

Name	Age	Position

Joseph A. Ahearn	64	Vice Chairman of the Board of Directors and Senior Vice President

Kenneth F. Durant	63	Director and Senior Vice President

Donald S. Evans	51	Director and Senior Vice President

James J. Ferris	57	Senior Vice President

Jerry D. Geist	67	Director

Steven D. Guttenplan	52	Director

Philip G. Hall	59	Director and Senior Vice President

Samuel H. Iapalucci	48	Executive Vice President, Chief Financial Officer and Secretary

Michael D. Kennedy	51	Senior Vice President

Susan D. King	45	Director

Ralph R. Peterson	56	Chairman of the Board of Directors, President and Chief Executive Officer

E. Kent Robinson	61	Senior Vice President

Jill T. Sideman	61	Director

Barry L. Williams	56	Director

      Joseph A. Ahearn was elected as a Director in May 2000. He served as a Director of CH2M HILL for one previous term from May 1996 to April. He has served as Senior Vice President of CH2M HILL since 1995, and as Vice Chairman of the Board of Directors since February 2001. Mr. Ahearn has served as President of the Transportation business of CH2M HILL, Inc. since 1996 and as the Eastern Regional Manager of CH2M HILL, Inc. from 1994 until 1996.

      Kenneth F. Durant was elected as a Director in May 2001. He served as a Director of CH2M HILL for one previous term from May 1994 to April 2000. He has served as a Senior Vice President since 1997. Mr. Durant has served as the President of CH2M HILL Industrial Design and Construction, Inc., a subsidiary of CH2M HILL, since its formation in 1985.

      Donald S. Evans was elected as a Director in May 2001. He served as a Director of CH2M HILL for two previous terms from 1990 to April 1996 and from May 1997 to April 2000. He has served as a Senior Vice President since 1997. Mr. Evans has served as the President of the Water business since 1995 and the Operations and Maintenance business since 1985.

      James J. Ferris has served as a Director of CH2M HILL from May 1998 to April 2001, and as a Senior Vice President since 1995. Dr. Ferris has served as President of the Energy, Environment and Systems business since 1995 and President of CH2M HILL Constructors, Inc. since 1994. Dr. Ferris also serves as a director of Kaiser-Hill, LLC.

      Jerry D. Geist has served as a Director of CH2M HILL since 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and Chief Executive Officer of Howard International Utilities from 1990 through 2000. Mr. Geist is also Chairman and CEO of Energy & Technology Company, Ltd. and he serves on the Board of Directors of the Davis Family of Mutual Funds.

      Steven D. Guttenplan has served as a Director of CH2M HILL since May 2001. Mr. Guttenplan has been an employee of CH2M HILL since 1978 and has served in numerous capacities, including as a Regional Manager of the North Atlantic Region, the Rocky Mountain Region and currently in the Northeast Region for CH2M HILL, Inc.

      Phillip G. Hall has served as Chairman of the Board of Directors of CH2M HILL from May 1992 until April 2000 and as a director for several terms from May 1980 to April 1986 and from May 1987 to present. Mr. Hall has served as Senior Vice President of CH2M HILL since 1995, and as its Southwest Regional Manager since 1997.

      Samuel H. Iapalucci has served as Executive Vice President of CH2M HILL since February 2001, and as Chief Financial Officer and Secretary of CH2M HILL since 1994. Mr. Iapalucci served as Senior Vice President of CH2M HILL from 1994 until February 2001.

      Michael D. Kennedy has served as a Director of CH2M HILL from May 1998 to April 2001, and as a Senior Vice President since 1995. Mr. Kennedy served as the Northwest Regional Manager of CH2M HILL, Inc. from 1993 to 1998. Mr. Kennedy served as the Portland Regional Manager of CH2M HILL, Inc. from 1987 until 1992 and the Western Regional Business Development Director from 1992 until 1993.

      Susan D. King has served as a Director of CH2M HILL since 1997. Ms. King has served as the Chief Financial Officer of CH2M HILL Industrial Design and Construction, Inc. since 1993, and as its Secretary and Treasurer since 1995.

      Ralph R. Peterson has served as Director and Chairman since May 2000 and for three previous terms from May 1981 to April 1984 and from May 1986 to April 1991. He has served as President and Chief Executive Officer of CH2M HILL since 1991. Mr. Peterson also serves as a Director of Kaiser-Hill, LLC and of Standard Insurance Company.

      E.  Kent Robinson has served as a Senior Vice President of CH2M HILL since February 2000 and as a Senior Vice President of CH2M HILL, Inc. since 1995.

      Jill T. Sideman has served as a Director since May 1999 and has served as a Vice President and Client Service Manager of CH2M HILL, Inc. since 1993.

      Barry L. Williams has served as a Director of CH2M HILL since 1995. He has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987 and President and CEO of American Management Association since 2000. Mr. Williams has served as Senior Mediator for JAMS/ Endispute since 1993 and a visiting lecturer for the Hass Graduate School of Business, University of California since 1993. Mr. Williams has acted as a general partner of WDG, a California limited partnership, since 1987 and a general partner of Oakland Coliseum Joint Venture since 1998. He also serves on the board of directors of PG&E, Corp., Northwestern Mutual Life Insurance Company, Newhall Land & Farming Company, Simpson Manufacturing Company, USA Group, Inc., R.H. Donnelley & Co. and several not-for-profit organizations.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding annual incentive compensation for the chief executive officer and the other four most highly compensated executive officers of CH2M HILL.

Summary Compensation Table(1)

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	All Other
Name and principal position	Year	Salary(2)	Bonus(2)	Options	Compensation(3)

Ralph R. Peterson	2000	$509,819	$480,000	10,500	$113,276
President &	1999	471,435	290,000	28,350	9,381
Chief Executive Officer	1998	471,138	344,802	—	9,352

Donald S. Evans	2000	456,116	260,000	9,000	58,571
Senior Vice President	1999	305,219	185,000	24,750	6,998
	1998	305,654	148,860	—	6,874

Samuel H. Iapalucci	2000	334,179	270,000	9,000	56,716
Executive Vice President,	1999	299,645	165,000	24,750	7,013
CFO, Secretary	1998	308,389	190,404	—	7,147

Kenneth F. Durant	2000	310,000	280,000	—	4,792
Senior Vice President	1999	273,000	—	—	14,970
	1998	273,000	281,465	—	8,316

James J. Ferris	2000	309,640	270,000	9,000	65,553
Senior Vice President	1999	302,519	185,000	24,750	7,893
	1998	278,191	165,400	—	9,764

(1)	Certain columns have been omitted because they are not applicable to CH2M HILL.

(2)	Amounts shown include compensation earned by executive officers, whether paid during or after such year, or deferred at the election of those officers.

(3)	Amounts shown for 2000 include:

	Retirement and Tax-	Group Term Life and Split-	Executive Deferred
	Deferred Savings Plan	dollar Life Insurance Premiums	Compensation Plan

Ralph R. Peterson	$8,246	$5,353	$99,674

Donald S. Evans	8,289	2,948	47,334

Samuel H. Iapalucci	8,246	2,386	46,081

Kenneth F. Durant	4,000	792	—

James J. Ferris	8,289	3,095	54,169

      CH2M HILL has not entered into employment agreements with its executive officers, who serve at the pleasure of our Board of Directors. Therefore, since compensation for executive officers is comprised of salary, bonus and other incentive compensation, some of which are based on year-end performance results, CH2M HILL does not know the aggregate amount of compensation that will be paid to its executive officers in the current fiscal year.

Option Grants in the Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
		Percent of Total			Stock Price
	Number of	Options			Appreciation for
	Securities	Granted to	Exercise or		Option Term
	Underlying Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/sh)	Date	5%	10%

Ralph R. Peterson	10,500	*	$6.34	02/18/2005	$18,392	$40,642

Donald S. Evans	9,000	*	6.34	02/18/2005	15,765	34,836

Samuel H. Iapalucci	9,000	*	6.34	02/18/2005	15,765	34,836

Kenneth F. Durant	—	*	—	—	—	—

James J. Ferris	9,000	*	6.34	02/18/2005	15,765	34,836

*	Less than 1%

Fiscal Year-End Option Values

      No options were exercised by the Chief Executive Officer and the other four most highly compensated executive officers of CH2M HILL during the fiscal year ended December 31, 2000.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the Money Options
	Options at FY-End(#)		at FY-End($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ralph R. Peterson	7,088	31,762	$28,990	$108,592

Donald S. Evans	6,188	27,562	25,309	94,459

Samuel H. Iapalucci	6,188	27,562	25,309	94,459

Kenneth F. Durant	—	—	—	—

James J. Ferris	6,188	27,562	25,309	94,459

2000 Long-Term Incentives

      The following table sets forth information regarding long-term incentive plan opportunities that were granted to the chief executive officer and the other four most highly compensated executive officers of CH2M HILL. This long-term incentive plan was established effective January 1, 1999 and consists of a new 3-year program each year. The 2000 program will be paid out on or after the 3-year award period ending December 31, 2002. There are no payouts in years 2000 and 2001. The payment of the awards will be 60 percent in common stock, valued at the date of payment, and 40 percent cash. The criteria for payout is based on specific long-term goals of earnings growth and strategic imperatives for CH2M HILL as well as individual goals.

Long-Term Incentive Awards in 2000(1)(2)

		Estimated Future Payouts Under
		Non-Stock Price-Based Plans
	Period Until
Name	Payout	Threshold	Target	Maximum

Ralph R. Peterson	3 years	$0	$585,600	$1,171,200

Donald S. Evans	3 years	0	186,000	372,000

Samuel H. Iapalucci	3 years	0	189,000	378,000

Kenneth F. Durant	3 years	0	186,000	372,000

James J. Ferris	3 years	0	186,000	372,000

(1)	Certain columns have been omitted because they are not applicable.

(2)	The target amounts for the first two years of the long-term incentive plan are adjusted to reflect 1.5 times what the target will be when it begins the payouts in year three and thereafter. For example, beginning in year three the target and maximum amounts for the Chief Executive Officer and the other four most highly compensated executive officers, based on 2000 salaries, are estimated to be the following beginning in 2001:

Name	Threshold	Target	Maximum

Ralph R. Peterson	$0	$390,400	$780,800

Donald S. Evans	0	124,000	248,000

Samuel H. Iapalucci	0	126,000	252,000

Kenneth F. Durant	0	124,000	248,000

James J. Ferris	0	124,000	248,000

Deferred Compensation Plans

      Messrs. Peterson, Evans, Iapalucci, Durant and Ferris are participants in the Deferred Compensation Plan (“DCP”). The plan provides for participants to defer up to 50 percent of base pay, up to 50 percent of cash incentive pay and, if eligible, 100 percent of stock incentive pay. Participants are vested 100 percent at all times.

      Messrs. Peterson, Evans, Iapalucci, Durant and Ferris are participants in the Executive Deferred Compensation Plan (“EDCP”). CH2M HILL will contribute 4.75 percent times base pay in excess of the IRS limitation on compensation for qualified plans, which is currently $170,000. Participants may defer up to an additional 4.75 percent of base pay in excess of the IRS limitation and CH2M HILL will match the contribution. Certain participants may also defer up to 100 percent of compensation in lieu of paid time off. They may also receive additional discretionary CH2M HILL contributions keyed to base pay. Participants are 100 percent vested at all times on deferrals and earnings on deferrals. CH2M HILL contributions vest over a six-year period. Both the DCP and the EDCP utilize the same rabbi trust arrangement. Participants can choose to start distributions upon (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through an annual distribution over 5, 10 or 15 years.

      Messrs. Peterson, Evans, Iapalucci, Durant and Ferris are participants in the Deferred Compensation Retirement Plan (“DCRP”). This plan provides for CH2M HILL to pay the “Account Value” to a participant, if the participant retires from CH2M HILL on or after age 65. The Account Value is equal to (a) the present value of the “Calculated Benefit” at age 65 minus (b) the cash surrender value of the split dollar life insurance policies used to fund this plan (after return of premiums paid by CH2M HILL).

      “Calculated Benefit” means:

(i)	50 percent of the participant’s projected base pay at age 65 (assuming a 5 percent increase in base pay each year) payable each year from the first of the month following the date the participant retires until the first of the month following the date the participant dies, minus

(ii) benefits provided (or deemed provided) by CH2M HILL to the participant.

      Participants are vested 100 percent of Account Values on reaching age 65. The benefits of the DCRP are funded by the offsetting benefit plans and the cash surrender value of the split dollar policies. To the extent that the offsetting benefit plans and the split dollar policies do not cover the cost of the benefit, the Account Values will be paid from CH2M HILL general assets.

      The plan is funded by corporate owned life insurance (COLI) inside a rabbi trust. Participants in each of the DCP, the EDCP and the DCRP can choose to start distribution from each plan upon: (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through annual installments over 5, 10, or 15 years.

Retirement Plans

      Mr. Peterson is a participant in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to 1 percent of 1987-1991 average base compensation (up to $150,000) multiplied by years of credited service prior to 1992 plus 1 percent of each year’s base compensation (up to $150,000) for each year of credited service from January 1, 1992 through December 31, 1993. Plan benefits were frozen as of December 31, 1993.

The estimated annual benefits payable at the earliest age when a participant may retire with an unreduced benefit (age 65) is $37,849 to Mr. Peterson.

      Mr. Evans is a participant in the CH2M HILL Pension Plan with respect to credited service prior to May 1, 1986 and he is a participant in the OMI Retirement Plan with respect to credited service from May 1, 1986 through December 31, 1995. The normal retirement benefits under the OMI Retirement Plan are equal to 1.5 percent of average compensation (up to the IRS limit) for the first 20 years of credited service plus 0.5 percent of average compensation (up to the IRS limit) for years of service in excess of 20. Mr. Evans’ benefit under the OMI plan was frozen as of December 31, 1995 upon his transfer from employment covered by the plan. The estimated annual benefits payable to Mr. Evans at the earliest age when a participant may retire with an unreduced benefit (age 65) are $12,771 from the CH2M HILL Pension Plan and $23,521 from the OMI Retirement Plan, or a total of $36,292.

      Mr. Durant is a participant in the CH2M HILL Pension Plan with respect to credited benefit service prior to February 25, 1985, and he is a participant in the CH2M HILL Industrial Design and Construction, Inc. Pension Plan with respect to credited benefit service from February 25, 1985 through January 31, 1994. The benefits under the CH2M HILL Industrial Design Corporation Pension Plan are equal to 1.3 percent of each year’s base compensation (up to the applicable IRS compensation limit for each year) for each year of credited benefit service from February 25, 1985 through January 31, 1994. Benefits under the CH2M HILL Industrial Design Corporation Pension Plan were frozen as of January 31, 1994. The estimated annual benefits payable to Mr. Durant at the earliest age when a participant may retire with an unreduced benefit (age 65) are $15,718 from the CH2M HILL Pension Plan and $13,101 from the CH2M HILL Industrial Design Corporation Pension Plan, or a total of $28,819.

      Messrs. Iapalucci and Ferris are not participants in a CH2M HILL Pension Plan.

Change of Control Agreements

      The Board of Directors authorized CH2M HILL to enter into Change of Control Agreements with Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, James J. Ferris, Philip G. Hall, Samuel H. Iapalucci, Susan D. King, Ralph R. Peterson, Steven D. Guttenplan and Jill T. Sideman (each hereafter a “COC Executive”). The provisions of these agreements will become effective if and when there is a Change of Control (as that term is defined below) of CH2M HILL and, with respect to most benefits, only if the COC Executive is terminated within twenty-four months of such Change of Control. The Agreements automatically renew for successive one-year terms on March 31 of each year unless CH2M HILL gives notice to the COC Executives that it does not intend to extend the Agreement or intends to change its terms (such notice cannot be given during the pendency of a potential Change of Control). If a Change of Control occurs, the expiration date of the Agreements will automatically extend for twenty-four months beyond the month in which the Change of Control occurs. All of the aforementioned Change of Control Agreements were automatically renewed for an additional one year period on March 31, 2001.

      Under the Change of Control Agreements, CH2M HILL will provide each COC Executive with the following benefits at the time the Change of Control event occurs:

•	Immediate vesting in all retirement plans and of all outstanding options;

•	Pro-rata payout of amounts payable under the Short Term Incentive Plan for the year of termination; and

•	Pro-rata payout of amounts payable under the Long-Term Incentive Plan.

      CH2M HILL will provide each COC Executive with the following additional benefits in the event of termination of their employment (actual or constructive and other than for cause) by CH2M HILL or its successor in interest within twenty-four months of a Change of Control:

•	For the CEO and direct reports, lump-sum payments in the amount equal to 2.99 times the sum of (a) annual base salary in effect at the time the Change of Control occurs and (b) target annual incentive bonus payable under the Short Term Incentive Plan;

•	For the other Executives, lump-sum payments in the amount equal to 1.5 times the sum of (a) annual base salary in effect at the time the Change of Control occurs and (b) target annual incentive bonus payable under the Short Term Incentive Plan;

•	Continuation of health benefits for 36 months for CEO and direct reports and continuation for 18 months for other COC Executives.

For purposes of the Change of Control Agreements, a “Change of Control” is defined generally to include:

•	Acquisition of 25 percent (or more) of the voting securities of CH2M HILL;

•	A significant merger or consolidation where CH2M HILL shareholders hold less than 75 percent of all shares outstanding of the surviving company;

•	A change in the majority of the Board of Directors, not otherwise recommended by the Board of Directors, during the course of one fiscal year; and

•	Liquidation or dissolution of CH2M HILL, or direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL.

Board of Directors

      The Bylaws provide that the Board of Directors shall consist of at least nine and no more than thirteen directors and shall be subject to change pursuant to resolutions of the Board of Directors. The current number of directors is ten. The Articles of Incorporation provide that the directors shall be elected to three-year staggered terms by dividing the directors into three classes as equal in number as possible. At each annual meeting the same number of directors shall be elected for a three-year term as the number whose term expires. Each director shall serve until his respective successor is elected and qualified. A decrease in the number of directors shall not shorten the term of any incumbent director.

Compensation of Directors

      Non-employee directors of CH2M HILL receive an annual retainer fee of $21,000 and an additional $4,000 for each committee on which they serve as the chairman. CH2M HILL also pays non-employee directors a meeting fee of $1,000 for attendance at each Board of Directors meeting and $1,000 per day for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. In 2000, each non-employee director received a $12,600 discretionary cash bonus and 2,000 stock options.

Directors and Officers Liability Insurance

      CH2M HILL pays the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL’s subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Compensation Committee Interlocks and Insider Participation

      The members of CH2M HILL’s Compensation and Work Force Committee of the Board of Directors are Joseph A. Ahearn, Ralph F. Cox, Kenneth F. Durant, Donald S. Evans, James F. Ferris, Jerry D. Geist, Philip G. Hall, Ralph R. Peterson (non-voting member), and Barry L. Williams. All members of the Compensation and Work Force Committee except Ralph F. Cox, Jerry D. Geist and Barry L. Williams are officers of CH2M HILL.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS AND MANAGEMENT

      The following tables set forth information regarding the ownership of all classes of CH2M HILL’s securities as of June 30, 2001, by (a) any person or group known to have ownership of more than five percent of the common stock and (b) beneficial ownership by directors and executive officers individually and as a group.

Security Ownership of Certain Shareholders

      The following table presents information as of June 30, 2001, concerning the only known shareholder who owns five percent or more of CH2M HILL’s common stock.

		Number of	Percent of
Name and Address of Shareholder	Title of Class	Shares Held	Class

Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan	Common	12,589,817 (1)	41.8%
6060 S. Willow Dr Greenwood Village, CO 80111

(1)	Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted in the same proportions.

Security Ownership of Directors and Executive Officers

      The following table sets forth information as of June 30, 2001 as to the beneficial ownership of CH2M HILL’s equity securities by each director, executive officer and by all directors and executive officers as a group. Shares issuable upon exercise of stock options are deemed to be outstanding for the purpose of computing percent of ownership of persons beneficially owning such securities, but are not deemed to be outstanding for the purpose of computing the percent of ownership of any other person. None of the individuals listed below owns more than one percent, except for Kenneth F. Durant who beneficially owns approximately 1.1 percent and Ralph R. Peterson who beneficially owns approximately 1.3 percent, of the outstanding shares of CH2M HILL. As a group, all directors and executive officers directly own approximately 6.5 percent of the outstanding shares of CH2M HILL.

				Total Number
				of Shares
	Common Stock		Common Stock	Beneficially
Name of Beneficial Owner	Held Directly	Stock Options(1)	Held Indirectly(2)	Owned

Joseph A. Ahearn	61,074	14,625	13,064	88,763

Kenneth F. Durant	243,372	—	81,192	324,564

Donald S. Evans	199,820	14,625	11,919	226,364

James J. Ferris	84,556	14,625	14,978	114,159

Jerry D. Geist	—	1,000	—	1,000

Steven D. Guttenplan	71,831	7,315	18,634	97,780

Philip G. Hall	200,629	10,015	37,277	247,921

Samuel H. Iapalucci	81,717	14,625	14,890	111,232

Michael D. Kennedy	77,157	14,625	27,151	118,933

Susan D. King	65,449	5,875	11,239	82,563

Ralph R. Peterson	284,453	16,800	79,689	380,942

E. Kent Robinson	104,529	8,440	23,437	136,406

Jill T. Sideman	27,937	1,400	7,054	36,391

Barry L. Williams	—	1,000	—	1,000

All directors or executive officers as a group (14 people)	1,502,524	124,970	340,524	1,968,018

(1)	Includes stock options which will be exercisable as of August 31, 2001.

(2)	Includes common stock held through the Retirement and Tax-Deferred Savings Plan, and the deferred compensation plan trusts.

POLICY RELATING TO AFFILIATED TRANSACTIONS

      CH2M HILL has adopted the following policy relating to affiliated transactions:

      CH2M HILL will make or enter into all future material affiliated transactions and loans, if any, on terms that are no less favorable to CH2M HILL than those that can be obtained from unaffiliated third parties. A majority of CH2M HILL’s independent directors who do not have an interest in the transactions and who have had access, at CH2M HILL’s expense, to legal counsel will approve all future material affiliated transactions, loans and forgiveness of loans, if any.

SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

      The current shareholders may sell up to an aggregate of 17,528,583 shares of common stock. We do not know, however, whether they intend to sell any of their common stock, but they may sell some, none or all of their shares.

      Based on its stock transfer records, CH2M HILL will provide specific information upon request, regarding the selling shareholders who are not individually named at a particular point in time, in connection with a legal proceeding filed under the federal securities laws.

      The following table sets forth, as of June 30, 2001, the number of shares of common stock directly owned by the current CH2M HILL shareholders, with all directors and executive officers and all shareholders who own 0.5% or more of common stock individually identified. The table does not reflect the sale of any shares of common stock being offered by CH2M HILL. All of the shares are owned of record.

		Percent	Number
	Number of	of	of Shares
Name of Beneficial Owner	Shares Owned	Ownership	Registered(1)

Joseph A. Ahearn	61,074	*	61,074

Kenneth F. Durant	243,372	*	243,372

Donald S. Evans	199,820	*	199,820

James J. Ferris	84,556	*	84,556

Jerry D. Geist	—	—	—

Steven D. Guttenplan	71,831		71,831

Philip G. Hall	200,629	*	200,629

Samuel H. Iapalucci	81,717	*	81,717

Michael D. Kennedy	77,157	*	77,157

Susan D. King	65,449	*	65,449

Ralph R. Peterson	284,453	*	284,453

E. Kent Robinson	104,529	*	104,529

Jill T. Sideman	27,937	*	27,937

Barry L. Williams	—	—	—

All directors and executive officers as a group (14 people)	1,502,524	5.0	1,502,524

E. Wayne Hanson	231,003	*	231,003

Cliff G. Thompson	218,170	*	218,170

Richard S. Reid	215,503	*	215,503

Robert L. Chapman	211,679	*	211,679

David R. Evans	181,432	*	181,432

John W. Lee, Jr.	163,030	*	163,030

Jay A. Mackie	153,286	*	153,286

All shareholders (other than directors and executive officers) who own 0.5% or more of common stock as a group (7 people)	1,374,103	4.6	1,374,103

All other current shareholders	14,651,956	48.6	14,651,956

*	Less than one percent.

(1)	The shares of common stock registered by the current shareholders represent the maximum number of shares that they may sell. Based on the currently available information, these shareholders intend to sell significantly less than this maximum number of shares in the near future.

DESCRIPTION OF CAPITAL STOCK

General

      The following is a summary of the material provisions of CH2M HILL’s Restated Articles of Incorporation and Restated Bylaws regarding CH2M HILL’s capital stock. You may find more detailed information by reading the Restated Articles of Incorporation and the Restated Bylaws, copies of which are filed as exhibits to the registration statement filed with the Securities and Exchange Commission.

      CH2M HILL is authorized to issue 150,000,000 shares of capital stock, of which 100,000,000 shares are common stock, par value $.01 per share, and 50,000,000 shares are Class A preferred stock, par value $.02 per share. As of March 31, 2001, 30,803,710 shares of common stock were outstanding and held of record by 3,736 shareholders and the employee benefit plan trusts.

Common Stock

      General. Holders of common stock are entitled to one vote per share on all matters submitted to the shareholders of CH2M HILL. Each share of common stock is equal in respect of voting rights, liquidation rights and rights to dividends and to distributions. Shareholders of CH2M HILL do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of CH2M HILL, or any securities convertible into or exchangeable for such shares.

      Restrictions on Common Stock. All the shares of common stock presently outstanding are, and all shares of common stock offered hereby will be, subject to restrictions set forth in the Restated Bylaws:

1. Right of Repurchase upon Termination of Employment or Affiliation. All shares of common stock are subject to CH2M HILL’s right of repurchase upon the termination of the shareholder’s employment or affiliation with CH2M HILL. Such right of repurchase will also be applicable to all shares of common stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of CH2M HILL’s employee benefit plans or pursuant to any option or other contractual right to acquire shares of common stock which was outstanding at the date of such termination of employment or affiliation. Such right of repurchase will not be applicable to shares of common stock held by an employee benefit plan or any other retirement or pension plan adopted by CH2M HILL or any of its subsidiaries which pursuant to applicable law or by its terms does not provide for CH2M HILL’s right to repurchase shares issued thereunder upon termination of employment or affiliation.

CH2M HILL’s right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of employment or affiliation. If CH2M HILL repurchases the shares, the price will be the price per share:

•	in effect on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of common stock which were outstanding at that date; or

•	in effect on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of CH2M HILL’s employee benefit plans.

CH2M HILL will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash or promissory notes.

CH2M HILL and any holder of shares may agree to extend the time period of CH2M HILL’s right to repurchase such holder’s shares or to alter the payment terms.

2. Right of First Refusal. If a holder of common stock desires to sell any of his or her shares to a third party other than in the internal market, such holder must first give notice to the Secretary of CH2M HILL including:

•	A signed statement indicating that such holder desires to sell his or her shares of common stock and that he or she has received a bona fide offer to purchase such shares

•	A statement signed by the intended purchaser containing:

(i) the intended purchaser’s full name, address and taxpayer identification number

(ii) the number of shares to be purchased

(iii) the price per share to be paid

(iv) the other terms under which the purchase is intended to be made

(v) a representation that the offer, under the terms specified, is bona fide; and

•	If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier’s check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash

CH2M HILL then has the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event CH2M HILL does not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to CH2M HILL.

If circumstances occur which would permit CH2M HILL to exercise its right of repurchase upon termination of employment or affiliation and its right of first refusal, then CH2M HILL may, in its sole discretion, elect which of these rights it will exercise.

3. Other Transfers. Except for sales in the internal market or pursuant to the repurchase right or right of first refusal procedure described above, no holder of common stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of common stock without the prior written approval of CH2M HILL. Any attempt to do so without such prior approval will be null and void. If any transfer of CH2M HILL’s shares is not a sale by an employee, director or consultant, or is by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant, CH2M HILL may condition its approval of such transfer upon the transferee’s agreement to hold such shares subject to CH2M HILL’s right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

4. Ownership Limit. The Restated Bylaws provide that no person may own more than 350,000 shares of common stock, excluding such person’s beneficial interest in common stock held indirectly by an employee benefit trust.

Class A Preferred Stock

      CH2M HILL has no Class A preferred stock outstanding.

Limitation of Liability and Indemnification

      Under the Oregon Business Corporation Act (the “Act”), a corporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. CH2M HILL’s Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including;

•	any breach of a director’s duty of loyalty to the corporation or its shareholders

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law

•	any unlawful distributions to shareholders; or

•	any transaction from which the director received an improper or illegal personal benefit.

      The Restated Bylaws allow CH2M HILL to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL’s request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if:

•	the person acted in good faith;

•	the person reasonably believed the conduct was in the corporation’s best interests, or at least was not opposed to its best interests; and

•	in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.

      In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

Commission Position on Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of CH2M HILL pursuant to provisions described above, or otherwise, CH2M HILL has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, CH2M HILL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Provisions — Legislation

      The Act provides that corporate directors, when evaluating a proposed tender or exchange offer, merger, acquisition, or similar proposal, “may, in determining what they believe to be in the best interests of the corporation, give due consideration to the social, legal, and economic effects on employees, clients, and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation and other relevant factors.” Consequently, when evaluating a proposal for the merger, consolidation, or sale of CH2M HILL, the Board of Directors may consider the interests of groups or constituents other than CH2M HILL’s shareholders. Such consideration may cause the Board of Directors to reject an acquisition proposal for reasons other than the price being offered.

      CH2M HILL is also subject to the Oregon Business Combination Act (the “OBCA”). The OBCA generally provides that if a person (an “Interested Shareholder”) acquires voting stock of an Oregon corporation in a transaction resulting in such person owning 15 percent or more of the total voting stock of such corporation, then the corporation and the Interested Shareholder may not engage in business combination transactions for three years following the date of such acquisition. “Business combination transactions” include:

•	a merger or plan of share exchange

•	any sale, lease, mortgage, or other disposition of corporate assets where the assets have an aggregate market value of 10 percent or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	certain transactions that result in the issuance of capital stock of, or loans by, the corporation to the Interested Shareholder.

      These restrictions do not apply if:

•	the Interested Shareholder, as a result of the acquisition, owns at least 85 percent of the outstanding voting stock of the corporation, excluding shares owned by directors who are also officers, and certain employee benefit plans

•	prior to the completion of the acquisition the Board of Directors approves either the business combination transaction or the acquisition

•	after the completion of the acquisition the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the Interested Shareholder, approve the business combination transaction

      A corporation may provide in its Articles of Incorporation or bylaws that the OBCA does not apply to its shares. CH2M HILL has not adopted such a provision and does not presently plan to do so.

      In addition, the Oregon Control Share Act (the “OCSA”) also applies to CH2M HILL. The OCSA provides that a person or persons who acquire no less than 20 percent of the voting shares of a corporation in a “control share acquisition,” lose the right to vote the shares unless such voting rights are restored through a majority vote of the remaining shareholders. A person (the “Acquiring Person”) who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20 percent, 33 percent, or 50 percent of the total voting power of the corporation (a “Control Share Acquisition”) cannot vote such shares (“Control Shares”) unless voting rights are accorded to the Control Shares by the holders of a majority of the outstanding voting shares, excluding such Control Shares and shares held by insiders. The vote is required at the time an Acquiring Person’s holdings exceed 20 percent of the total voting power of a company, and again at the time the Acquiring Person’s holdings exceed 33 percent and 50 percent, respectively. “Acquiring Person” is broadly defined to include persons acting as a group. The Acquiring Person may, but is not required to, submit to CH2M HILL an “Acquiring Person Statement” setting forth information about the Acquiring Person and its plans with respect to CH2M HILL. The Acquiring Person Statement may also request that CH2M HILL call a special meeting of shareholders to determine whether the Control Shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person’s Control Shares are accorded voting rights and represent a majority of all voting power, shareholders who vote against restoring such voting rights are entitled to the appraised “fair value” of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the Control Shares.

      The OCSA and the OBCA effectively encourage any potential acquirer to negotiate with CH2M HILL’s Board of Directors, and discourage potential acquirers unwilling to comply with their provisions. A corporation may provide in its Articles of Incorporation or bylaws that these laws shall not apply to its shares. CH2M HILL has not adopted such provisions and does not currently intend to do so. These laws may make CH2M HILL less attractive for takeover, and shareholders, therefore, may not benefit from a rise in the price of the common stock that could result from a takeover.

Anti-Takeover Provisions — Restated Articles of Incorporation and Restated Bylaws

      In addition to the laws discussed above, CH2M HILL’s Restated Articles of Incorporation and Restated Bylaws contain provisions that could make the acquisition of CH2M HILL through a tender offer, proxy contest, or merger difficult for a potential suitor opposed by the Board of Directors. These provisions are:

•	The restriction on the sale of common stock outside of the internal market

•	CH2M HILL’s right to repurchase shares of common stock upon the holder’s termination of employment with CH2M HILL

•	CH2M HILL’s right of first refusal on shares of common stock, except for shares sold in the internal market

•	CH2M HILL’s right to refuse to allow the transfer of shares of common stock to proposed transferees, except for shares sold in the internal market or pursuant to the right of first refusal

•	The Restated Bylaws’ prohibition on any shareholder owning more than 350,000 shares of the common stock

•	The existence of staggered terms for directors of CH2M HILL and a restriction that directors can be removed only by the affirmative vote of two thirds of the outstanding shares of common stock

VALIDITY OF COMMON STOCK

      The validity of the common stock offered hereby will be passed upon for CH2M HILL by Holme Roberts & Owen LLP.

EXPERTS

      The financial statements and schedules included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

AVAILABLE INFORMATION

      CH2M HILL has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to CH2M HILL and the common stock offered hereby, reference is made to the registration statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      CH2M HILL is subject to the requirements of the Exchange Act and in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed with the Commission, may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

CH2M HILL COMPANIES, LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants — Arthur Andersen LLP	F-2

Independent Auditor’s Report — KPMG LLP	F-3

Consolidated Financial Statements:

Unaudited Consolidated Balance Sheet at March 31, 2001, and Audited Consolidated Balance Sheets at December 31, 2000 and 1999	F-4

Unaudited Consolidated Statements of Income for the Three-Month Periods Ended March 31, 2001 and 2000, and Audited Consolidated Statements of Income for the Years Ended December 31, 2000, 1999 and 1998
F-5

Audited Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2000, 1999 and 1998	F-6

Unaudited Consolidated Statements of Cash Flows for the Three-Month Periods Ended March 31, 2001 and 2000, and Audited Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998
F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CH2M HILL Companies, Ltd.:

      We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. (an Oregon corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of CH2M HILL’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CH2M HILL Industrial Design Corporation (currently known as CH2M HILL Industrial Design and Construction, Inc.) for the years ended December 31, 1999 and 1998, which statements reflect total assets and total revenues of 21 percent and 21 percent in 1999, and 8 percent and 20 percent in 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for this entity, is based solely on the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado

February 16, 2001

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

CH2M HILL INDUSTRIAL DESIGN CORPORATION:

      We have audited the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN CORPORATION AND SUBSIDIARIES (currently known as CH2M Hill Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL INDUSTRIAL DESIGN CORPORATION AND SUBSIDIARIES (currently known as CH2M Hill Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Portland, Oregon

January 21, 2000

CH2M HILL COMPANIES, LTD.

Consolidated Balance Sheets

(Dollars in thousands)

	March 31,	December 31,	December 31,
	2001	2000	1999

	(unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$63,161	$97,074	$12,557
Receivables, net —

Client accounts	213,859	218,419	164,914

Unbilled revenue	117,334	99,840	96,610

Other	5,286	6,969	5,604

Prepaid expenses and other	8,408	8,305	7,912

Total current assets	408,048	430,607	287,597
Property, plant and equipment, at cost

Land	219	219	219

Building and land improvements	2,813	2,813	2,813

Furniture, fixtures and equipment	33,704	34,957	30,198

Leasehold improvements	8,560	8,798	7,920

	45,296	46,787	41,150

Less: Accumulated depreciation and amortization	(27,565)	(29,144)	(26,876)

Net property, plant and equipment	17,731	17,643	14,274

Intangible assets, net	21,545	17,293	18,697

Other assets, net	47,731	41,016	37,701

Deferred income taxes	8,856	8,856	1,960

Total assets	$503,911	$515,415	$360,229

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$4,028	$3,910	$6,375

Accounts payable	66,187	84,629	56,370

Billings in excess of revenues	79,814	76,143	49,143

Accrued incentive compensation	8,236	25,261	11,490

Employee related liabilities	83,230	58,874	43,100

Current taxes payable	16,165	28,180	329

Other accrued liabilities	39,069	41,300	19,760

Current deferred income taxes	14,448	11,975	26,907

Total current liabilities	311,177	330,272	213,474

Other long-term liabilities	41,433	40,594	34,742

Long-term debt	9,609	10,557	14,921

Total liabilities	362,219	381,423	263,137

Commitments and contingencies (Notes 4, 6 and 14)

Temporary shareholders’ equity:

Preferred stock, Class A $.02 par value, 50,000,000 shares authorized; 12,095,220 issued and outstanding at December 31, 1999; redeemable for $52,130	—	—	242

Common stock, $.01 par value, 100,000,000 shares authorized; 17,234,170 issued and outstanding at December 31, 1999; redeemable for $74,279	—	—	172

Additional paid-in-capital	—	—	29,234

Retained earnings	—	—	69,774

Accumulated other comprehensive loss	—	—	(2,330)

Total temporary shareholders’ equity	—	—	97,092

Permanent shareholders’ equity:
Preferred stock, Class A $.02 par value, 50,000,000 shares authorized; No amounts issued and outstanding at December 31, 2000

Common stock, $.01 par value, 100,000,000 shares authorized; 30,803,710 and 29,198,698 issued and outstanding at March 31, 2001 and December 31, 2000, respectively	308	291	—

Additional paid-in-capital	44,795	41,728	—

Retained earnings	100,400	94,305	—

Accumulated other comprehensive loss	(3,811)	(2,332)	—

Total permanent shareholders’ equity	141,692	133,992	—

Total liabilities and shareholders’ equity	$503,911	$515,415	$360,229

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD.

Consolidated Statements of Income

(Dollars in thousands except per share)

	Three-Month Period Ended		For the Years Ended
	March 31,		December 31,

	2001	2000	2000	1999	1998

	(unaudited)	(unaudited)

Gross revenue	$487,401	$366,515	$1,693,346	$1,172,153	$926,630

Equity in earnings of joint ventures and affiliated companies	4,325	5,706	13,392	12,375	8,400

Total revenues	491,726	372,221	1,706,738	1,184,528	935,030

Operating expenses:

Direct cost of services and overhead	(375,343)	(279,227)	(1,302,159)	(845,050)	(629,468)

General and administrative	(106,335)	(82,854)	(357,441)	(313,491)	(290,760)

Operating income	10,048	10,140	47,138	25,987	14,802

Other income (expense):

Interest income	1,151	448	2,762	1,977	1,735

Interest expense	(157)	(217)	(935)	(1,194)	(2,154)

Income before provision for income taxes	11,042	10,371	48,965	26,770	14,383

Provision for income taxes	(4,946)	(5,186)	(24,434)	(13,144)	(8,571)

Net income	$6,096	$5,185	$24,531	$13,626	$5,812

Net income per common share:

Basic	$0.21	$0.18	$0.83	$0.46	$0.21

Diluted	$0.20	$0.17	$0.82	$0.46	$0.21

Weighted average number of common shares:

Basic	29,694,878	29,604,280	29,448,939	29,451,100	28,330,940

Diluted	30,601,118	30,200,172	30,033,449	29,737,145	28,330,940

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD.

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands)

					Total Class A
	Class A				Preferred				Accumulated
	Preferred Stock		Common Stock		and	Additional			Other	Total
					Common	Paid-in	Comprehensive	Retained	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Capital	Income	Earnings	Loss	Equity

Balances, December 31, 1997	9,911,710	$198	17,347,000	$174	27,258,710	$15,022		$50,336	$(3,427)	$62,303

Shares issued in connection with stock based compensation and employee benefit plans	1,203,830	24	1,341,720	13	2,545,550	11,693	—	—	—	11,730

Shares purchased and retired	(46,960)	(1)	(1,731,360)	(17)	(1,778,320)	(6,432)	—	—	—	(6,450)

Comprehensive income:

Net income	—	—	—	—	—	—	$5,812	5,812	—	5,812

Other comprehensive loss:

Foreign currency translation adjustments	—	—	—	—	—	—	1,737	—	1,737	1,737

Comprehensive income	—	—	—	—	—	—	7,549	—	—	—

Balances, December 31, 1998	11,068,580	221	16,957,360	170	28,025,940	20,283		56,148	(1,690)	75,132

Shares issued in connection with stock based compensation and employee benefit plans	1,310,930	26	1,322,480	13	2,633,410	14,181	—	—	—	14,220

Shares purchased and retired	(284,290)	(5)	(1,045,670)	(11)	(1,329,960)	(5,230)	—	—	—	(5,246)

Comprehensive income:

Net income	—	—	—	—	—	—	13,626	13,626	—	13,626

Other comprehensive income:

Foreign currency translation adjustments	—	—	—	—	—	—	(640)	—	(640)	(640)

Comprehensive income	—	—	—	—	—	—	12,986	—	—	—

Balances, December 31, 1999	12,095,220	242	17,234,170	172	29,329,390	29,234		69,774	(2,330)	97,092

Shares issued in connection with stock based compensation and employee benefit plans	—	—	1,839,613	18	1,839,613	26,020	—	—	—	26,038

Shares purchased and retired	—	—	(1,970,305)	(20)	(1,970,305)	(13,647)	—	—	—	(13,667)

Conversion of preferred stock into common stock	(12,095,220)	(242)	12,095,220	121	—	121	—	—	—	—

Comprehensive income:

Net income	—	—	—	—	—	—	24,531	24,531	—	24,531

Other comprehensive income:

Foreign currency translation adjustments	—	—	—	—	—	—	(2)	—	(2)	(2)

Comprehensive income	—	—	—	—	—	—	$24,529	—	—	—

Balances, December 31, 2000	—	$—	29,198,698	$291	29,198,698	$41,728		$94,305	$(2,332)	$133,992

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three-Month Period Ended		For the Years Ended
	March 31,		December 31,

	2001	2000	2000	1999	1998

	(unaudited)	(unaudited)

Cash flows from operating activities:

Net income			$24,531	$13,626	$5,812
Adjustments to reconcile net income to net cash provided by (used in) operating activities —

Depreciation and amortization			9,705	6,343	8,558

Stock based compensation for employees and employee benefit plans			25,258	14,164	10,725

Allowance for doubtful accounts			2,157	2,907	3,189

Deferred income taxes and other			(15,877)	12,096	2,983

Loss (gain) on sale of assets			47	(5)	1,727
Change in —

Receivables			(60,260)	(38,518)	(5,301)

Prepaid expenses and other			(5,547)	(10,410)	(9,327)

Accounts payable			28,259	25,206	(5,373)

Billings in excess of revenues			27,000	18,671	(13,226)

Other current liabilities			79,820	(14,475)	(4,143)

Net cash provided by (used in) operating activities	$(18,960)	$18,688	115,093	29,605	(4,376)

Cash flows from investing activities:

Proceeds from the sale of assets	—	—	—	248	372

Capital expenditures	(1,715)	(2,151)	(7,920)	(4,401)	(4,723)

Acquisitions	(8,500)	—	(2,250)	(18,406)	—

Net cash used in investing activities	(10,215)	(2,151)	(10,170)	(22,559)	(4,351)

Cash flows from financing activities:

Borrowing on long-term debt	—	—	98	331	111

Borrowing on line of credit	—	4,900	4,900	32,000	—

Payments on line of credit	—	(4,900)	(4,900)	(32,000)	—

Principal payments on notes payable to former shareholders	(801)	(888)	(4,600)	(5,039)	(4,966)

Principal payments on long-term debt	(28)	(929)	(2,251)	(4,595)	(5,274)

Purchases and retirements of stock	(4,367)	(9,545)	(13,653)	(1,979)	(2,342)

Net cash used in financing activities	(5,196)	(11,362)	(20,406)	(11,282)	(12,471)

Cash effect of cumulative translation adjustment	458	204	—	198	(534)

Increase (decrease) in cash and cash equivalents	(33,913)	5,379	84,517	(4,038)	(21,732)

Cash and cash equivalents, beginning of period	97,074	12,557	12,557	16,595	38,327

Cash and cash equivalents, end of period	$63,161	$17,936	$97,074	$12,557	$16,595

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share information)

(1)  Summary of business and significant accounting policies

      CH2M HILL Companies, Ltd. is an employee-owned Oregon Corporation. CH2M HILL Companies Ltd. and its wholly owned subsidiaries are a multinational infrastructure and environmental services firm. CH2M HILL’s predominant line of business is providing engineering and construction management services related to water, environmental, transportation, infrastructure and management services. CH2M HILL also provides facility design and construction management services to the electronics, food processing and biopharmaceutical related industries and provides utility system operations and maintenance services primarily for water and wastewater treatment facilities.

      CH2M HILL provides the above services for clients in private industry, federal government agencies, as well as state, municipal and local government entities. A substantial portion of professional fees arises from projects that are funded directly or indirectly by governmental entities.

Unaudited Interim Financial Statements

      The consolidated interim financial statements included with the annual financial statements herein have been prepared in accordance with the interim reporting rules and regulations of the Securities and Exchange Commission, and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ from those estimates.

      In the opinion of CH2M HILL’s management, the accompanying unaudited consolidated condensed financial statements of the interim period contain all adjustments necessary to present fairly the financial position of CH2M HILL as of March 31, 2001 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

Shareholders’ Equity

      On November 6, 1998, the Board of Directors approved a new ownership program for CH2M HILL and certain resolutions that were subsequently ratified by a vote of the shareholders on December 18, 1998. Such resolutions were effective January 1, 2000 and included, but were not limited to, adopting amendments to the Restated Bylaws and Articles of Incorporation which provide for the:

•	authorization to convert all outstanding Class A preferred stock into shares of common stock on a one-for-one basis,

•	increase in the authorized shares of common stock to 100,000,000 , par value $.01 per share, and Class A preferred stock to 50,000,000, par value $.02 per share,

•	authorization of a ten-for-one stock split on CH2M HILL’s common stock and Class A preferred stock,

•	imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal, and ownership limits.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a result of the above changes, the temporary shareholders’ equity is now classified as permanent shareholders’ equity. Common and preferred stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the stock split.

      The significant changes in shareholders’ equity for the three-month period ended March 31, 2001 is as follows:

	Shares	Amount

	(unaudited)	(unaudited)

Shareholders’ Equity, December 31, 2000	29,198,698	$133,992

Net Income	—	6,096

Shares Issued	1,418,002	7,450

Shares Redeemed	187,010	(4,367)

Foreign Currency Translation Adjustment	—	(1,479)

Shareholders’ Equity, March 31, 2001	30,803,710	$141,692

Principles of Consolidation

      The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Investments in affiliates which are 50 percent or less owned are reported using the equity method. Certain amounts in prior years have been reclassified to conform with the current year presentation.

Currency Translation

      All assets and liabilities of CH2M HILL’s foreign subsidiaries are translated into U.S. dollars at the period-end exchange rate. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are reflected in shareholders’ equity as part of accumulated other comprehensive loss. Taxes are not provided on the translation gains and losses as deferred taxes are not provided on the unremitted earnings of the foreign subsidiaries to which they relate. Gains and losses on foreign currency transactions are not significant.

Accounting for Revenue

      Contract revenue is recognized primarily on a percentage-of-completion basis by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. Unbilled revenue represents the excess of contract revenue recognized over billings to date. Billings in excess of revenues represent the excess of billings to date over revenue recognized. Losses on contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

      The federal government accounted for 14.4% and 17.2% of our net receivables at December 31, 2000 and 1999, respectively. Receivables are stated at net realizable values, reflecting reserves of $8,820, $7,805 and $6,166 in 2000, 1999 and 1998, respectively. The changes in the allowance for uncollectible accounts consisted of the following:

	2000	1999	1998

Balance at beginning of year	$7,805	$6,166	$2,977

Provision charged to expense	2,157	2,907	3,189

Accounts written off	(1,142)	(1,268)	—

Balance at end of year	$8,820	$7,805	$6,166

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit, commercial paper and repurchase agreements. These investments are principally invested with original short-term maturities of less than three months and are considered cash equivalents in the consolidated balance sheets and statements of cash flows.

	2000	1999	1998

Cash paid for interest	$1,030	$1,217	$1,777

Cash paid for income taxes	$16,526	$5,775	$16,352

      The following noncash transactions have been excluded from the accompanying consolidated statements of cash flows:

•	Stock purchases for debt of $3,211 and $3,103 in 1999 and 1998, respectively.

Property, Plant and Equipment

      All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in income in the year of disposition.

      Depreciation for owned property is based on the estimated useful lives of the assets using both straight-line and accelerated methods for financial statement purposes. Useful lives for buildings and land improvements range from 15 to 30 years with an average life of 25 years. Leasehold improvements are depreciated over the remaining term of the associated lease. Useful lives on other assets range from two to ten years with an average of approximately five years.

Intangible Assets

      Intangible assets consists primarily of a contract-in-place and goodwill which are stated at cost or at fair value as of the date acquired in a business acquisition accounted for as a purchase, less accumulated amortization. At December 31, 2000 and 1999, the contract-in-place related to the acquisition of Lockheed Martin Hanford Corporation was $16,246 and $16,862, respectively. This contract-in-place is being amortized on a straight-line basis over the total life of the contract of seven years. At December 31, 2000 and 1999, accumulated amortization related to intangible assets was $4,155 and $659, respectively.

Other Assets

      Other Assets includes capitalized software costs, investments in unconsolidated joint ventures, and prepaid pension expenses. The related amortization reflected in the statements of income and the statements of cash flows totaled $1,046 in 2000, $1,973 in 1999 and $2,188 in 1998.

Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The interest rates on CH2M HILL’s bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of CH2M HILL’s short-term and long-term borrowings also approximate fair value. At December 31, 2000 and 1999, the fair value of CH2M HILL’s notes payable to former shareholders was $12,606

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $16,613, respectively, based on a discount rate that is estimated using the rates currently offered for debt with similar remaining maturities.

Pervasiveness of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Asset Impairment

      CH2M HILL reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets which are held and used in operations would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value. If impaired, the assets are written down to their estimated fair value.

Stock-Based Compensation Plans

      CH2M HILL accounts for its stock-based employee compensation agreements using the intrinsic value method under which no compensation is generally recognized for equity instruments granted to employees with an exercise price equal to or greater than the fair market value of the underlying stock.

      CH2M HILL, at the discretion of the Board of Directors, provides stock bonuses to employees of CH2M HILL through short-term and long-term incentive plans, which may be deferred at the election of the employee. Expenses related to stock under these programs amounted to $18,847, $9,621 and $5,550 in 2000, 1999 and 1998, respectively.

      CH2M HILL has a Retirement and Tax-Deferred Savings Plan that provides for company contributions which fluctuate based on the Company’s earnings. Expenses related to stock contributions for 2000, 1999 and 1998 were $5,434, $4,542 and $1,996, respectively.

New Accounting Standards

      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes fair value accounting and reporting standards for derivative instruments and hedging activities. CH2M HILL adopted SFAS No. 133 on January 1, 2001. SFAS No. 133 requires all derivative instruments to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

      CH2M HILL utilizes certain derivative financial instruments to manage its market risk associated with fluctuations in interest rates or foreign currencies. CH2M HILL intends to designate the contracts as hedges and record derivative assets and liabilities on its balance sheet based on the fair value of the contracts. Such amounts are expected to be substantially offset by an amount that will be recorded in “Accumulated other comprehensive income” on CH2M HILL’s consolidated balance sheet. The fair values of derivative instruments will fluctuate over time due to changes in the underlying contract prices.

      SFAS No. 133 could impact CH2M HILL’s financial position and could increase volatility in earnings and accumulated other comprehensive income. In December 2000, CH2M HILL entered into an interest rate collar

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the purpose of hedging its inherent interest rate risk and was designated by management as a qualifying cash flow hedge. The derivative was settled subsequent to December 31 for a nominal amount.

(2)  Segment information

      CH2M HILL operates in three reportable segments that offer different services to different customer bases. They are managed separately because each business requires different business and marketing strategies. Environmental, Energy, and Infrastructure (EE&I) includes management, consulting, design, construction, procurement, and operations and maintenance services to the environmental, nuclear, energy, systems, and transportation industries. Water focuses on the planning, design and implementation of water supply systems and wastewater treatment facilities as well as providing operations and maintenance services to water and wastewater facility operators. Industrial provides design, construction, specialized manufacturing support and sustained facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

      CH2M HILL evaluates performance based on several factors, of which the primary financial measure is profit before tax. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties. Other includes the elimination of intersegment sales and unallocable corporate expenses.

      Certain financial information for each segment is provided below:

					Financial
					Statement
2000	EE&I	Water	Industrial	Other	Balances

Revenues from external customers	$876,282	$501,430	$315,634	$—	$1,693,346

Intersegment sales	47,587	21,308	—	(68,895)	—

Equity in earnings of investees accounted for by the equity method	10,127	2,099	1,166	—	13,392

Depreciation and amortization	5,467	3,757	481	—	9,705

Interest income	730	1,010	1,022	—	2,762

Interest expense	396	282	257	—	935

Segment profit	27,519	19,270	10,066	(7,890)	48,965

Segment assets	236,811	114,084	164,520	—	515,415

					Financial
					Statement
1999	EE&I	Water	Industrial	Other	Balances

Revenues from external customers	$490,637	$433,163	$248,353	$—	$1,172,153

Intersegment sales	32,379	9,949	2,589	(44,917)	—

Equity in earnings of investees accounted for by the equity method	6,911	4,827	637	—	12,375

Depreciation and amortization	5,269	708	366	—	6,343

Interest income	521	1,062	394	—	1,977

Interest expense	511	460	223	—	1,194

Segment profit	17,412	16,304	(80)	(6,866)	26,770

Segment assets	162,948	143,444	53,837	—	360,229

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Financial
					Statement
1998	EE&I	Water	Industrial	Other	Balances

Revenues from external customers	$378,276	$362,668	$185,686	$—	$926,630

Intersegment sales	21,301	18,586	1,342	(41,229)	—

Equity in earnings of investees accounted for by the equity method	7,785	124	491	—	8,400

Depreciation and amortization	4,034	3,423	1,101	—	8,558

Interest income	582	720	433	—	1,735

Interest expense	928	677	549	—	2,154

Segment profit	9,259	7,230	3,648	(5,754)	14,383

Segment assets	142,124	128,967	27,234	—	298,325

      CH2M HILL derived approximately 31% in 2000, 17% in 1999 and 16% in 1998, of its total revenues from contracts with federal government agencies.

      Revenues are attributed to the country in which the services are performed. Although CH2M HILL provides services in numerous countries, no single country outside of the United States accounted for a significant portion of the total consolidated revenues.

	2000	1999	1998

United States	$1,445,741	$1,072,015	$877,794

International	260,997	112,513	57,236

Total	$1,706,738	$1,184,528	$935,030

      Certain financial information relating to the three-month period ended March 31, 2001 and 2000 for each segment is provided below:

					Financial
Three-month period					Statement
ended March 31, 2001	EE&I	Water	Industrial	Other	Balances

(unaudited)

Revenues from external customers	$262,283	$140,543	$84,575	$—	$487,401

Intersegment sales	14,568	6,339	156	(21,063)	—

Equity in earnings of investees accounted for by the equity method	3,844	398	83	—	4,325

Segment profit	7,070	3,694	3,238	(2,960)	11,042

					Financial
Three-month period					Statement
ended March 31, 2000	EE&I	Water	Industrial	Other	Balances

(unaudited)

Revenues from external customers	$198,478	$115,722	$52,315	$—	$366,515

Intersegment sales	9,490	3,409	462	(13,361)	—

Equity in earnings of investees accounted for by the equity method	4,846	769	91	—	5,706

Segment profit	7,001	5,187	664	(2,481)	10,371

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)  Comprehensive income

      Comprehensive income for the three-month period ended March 31, 2001 and 2000 is as follows:

	Three-Month Period
	Ended March 31

	2001	2000

	(unaudited)	(unaudited)

Net income	$6,096	$5,185

Foreign currency translation adjustment	(1,479)	(659)

Comprehensive income	$4,617	$4,526

(4)  Lines of credit

      CH2M HILL has an unsecured revolving credit agreement, as amended with a maximum borrowing capacity of $100,000, and a $25,000 commercial paper facility. The line-of-credit facility expires on June 17, 2003. The commercial paper facility has a term of one year and may be renewed annually. Interest accrues on outstanding borrowings at variable rates, which as of December 31, 2000, ranged from 7.1% to 7.6%, based on maturity and a liabilities to earnings ratio. Additionally, a commitment fee is payable based on the liabilities to earnings ratio. At December 31, 2000 and 1999, no amounts were outstanding under this line.

      The agreement requires CH2M HILL to maintain, among other restrictions, prescribed liabilities to earnings, tangible net worth, working capital, and fixed cost coverage ratios.

      The agreement allows CH2M HILL to issue letters of credit to back various trade activities. Issued letters of credit are reserved against the borrowing base of the line of credit. As of December 31, 2000 and 1999, there were $18,276 and $5,735 issued and outstanding letters of credit, respectively.

(5)  Long-term debt and notes payable to former shareholders

      Long-term debt consisted of the following at December 31:

	2000	1999

Note payable to bank, 7.1%, repaid in full in 2000	$—	$2,000

Other notes payable, various rates between 4.8% and 7.0%, payable through 2002	381	534

Total long-term debt	381	2,534

Less: current portion of long-term debt	109	2,221

	$272	$313

      Future minimum principal payments on long-term debt are as follows:

Year Ending

2001	$109

2002	272

$381

      CH2M HILL issues interest-bearing notes to former shareholders for the purchase price of stock redeemed by CH2M HILL. The total amount outstanding for notes payable to former shareholders at December 31, 2000 and 1999 was $14,086 and $18,762, respectively. The interest on the notes is adjusted annually (on the anniversary dates of the notes) to  3/4 of the U.S. Federal Reserve Discount Rate on the first business day of each

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

calendar year. At January 1, 2000 the interest rate on the notes was 3.75%. The notes are unsecured, and payable in varying annual installments through 2009.

      Future minimum principal payments on notes payable to former shareholders are as follows:

Year Ending

2001	$3,801

2002	3,469

2003	2,399

2004	1,717

2005	1,317

Thereafter	1,383

$14,086

(6) Operating lease obligations

      CH2M HILL has entered into certain noncancelable leases, which are being accounted for as operating leases. At December 31, 2000, future minimum operating lease payments are as follows:

Year Ending

2001	$39,839

2002	35,738

2003	28,860

2004	21,862

2005	21,175

Thereafter	8,577

$156,051

      Total lease and rental expense charged to operations was $46,130, $43,028 and $41,475 during 2000, 1999 and 1998, respectively.

      Certain of CH2M HILL’s operating leases contain provisions for a specific rent-free period. In accordance with accounting principles generally accepted in the United States, CH2M HILL accrues rental expense during the rent-free period based on total expected rent payments to be made over the life of the related lease. The excess of expense over actual cash payments to date is shown in the accompanying consolidated balance sheets in other long-term liabilities. The cash payments expected to exceed rental expense in the next year are included in other accrued liabilities.

(7) Shareholders’ equity

      As discussed in Note 1, CH2M HILL and the shareholders have approved changes to the features of its stock that took effect on January 1, 2000. Prior to January 1, 2000, the bylaws and key employee agreements of CH2M HILL restricted ownership of CH2M HILL’s Class A preferred and CH2M HILL common stock to active employees and provided the following:

•	Upon death, withdrawal, legal incapacity, retirement or discharge, a shareholder’s shares must be sold back to CH2M HILL.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Upon death, legal incapacity or retirement, the purchase price was determined by a formula calculated as of December 31 of each year, based on the net book value of CH2M HILL and a multiple of the average of the past five years’ earnings.

•	The purchase price of stock from employees withdrawing to compete or who were discharged is the greater of the net book value of the shares or the price of the shares at acquisition by the employee.

•	The purchase price of stock returned to CH2M HILL became interest-bearing debt to be paid over a ten-year period. Subject to Board of Directors approval, the payout period could have been shortened upon occurrence of certain criteria.

(8) Income taxes

      CH2M HILL accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates.

      Income (loss) from continuing operations before income taxes includes the following:

	2000	1999	1998

U.S. income	$40,242	$27,538	$14,461

Foreign income (loss)	8,723	(768)	(78)

Net income before taxes	$48,965	$26,770	$14,383

      The provision for income taxes for the years ended December 31 is comprised of the following:

	2000	1999	1998

Current income tax expense:

Federal	$33,424	$6,969	$4,195

Foreign	5,640	2,994	1,458

State & local	7,198	1,548	903

Total current taxes	46,262	11,511	6,556

Deferred tax (benefit) expense:

Federal	(17,960)	1,344	1,658

State	(3,868)	289	357

Total deferred taxes	(21,828)	1,633	2,015

Total tax expense	$24,434	$13,144	$8,571

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of income tax computed at the U.S. federal statutory tax rate to CH2M HILL’s effective income tax rate for the years ended December 31 were as follows:

	2000	1999	1998

Pretax income	$48,965	$26,770	$14,383

Federal statutory rate	35%	35%	35%

Expected tax expense	17,138	9,370	5,034

Reconciling items:

State income taxes	4,679	1,055	610

Disallowance of meals and entertainment expenses	1,570	1,384	1,665

Foreign operating losses	1,906	668	991

Other	(859)	667	271

Provision for income taxes	$24,434	$13,144	$8,571

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 were as follows:

	2000	1999

Deferred tax assets:

Foreign net operating losses	$3,200	$3,100

Depreciation and amortization	1,650	—

Accrued employee benefits	10,709	5,442

Investments in affiliates	1,448	2,447

Total deferred tax assets	17,007	10,989

Valuation allowance	(3,200)	(3,100)

Net deferred tax assets	13,807	7,889

Deferred tax liabilities:

Deferred recognition of net income until collection of payment occurs	16,926	32,397

Depreciation and amortization	—	439

Total deferred tax liabilities	16,926	32,836

Net deferred tax liability	$3,119	$24,947

      A valuation allowance is required to be established for those deferred tax assets that it is more likely than not that they will not be realized based upon certain estimated circumstances. The above valuation allowances relate to foreign net operating losses of $8,300 and $9,500 for the years ended December 31, 2000 and 1999, respectively, which will require taxable income within the applicable foreign subsidiary in order for the deferred tax asset to be realized. The foreign net operating losses generally may be carried forward indefinitely.

      Undistributed earnings of CH2M HILL’s foreign subsidiaries amounted to approximately $18,704 at December 31, 2000. Those earnings are considered to be indefinitely reinvested and accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carryovers would be available to reduce some portion of the U.S. tax liabilities.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)  Earnings per share

      The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common shares outstanding during the period and, to the extent dilutive, common stock equivalents consisting of stock options. The difference between the basic and diluted shares at March 31, 2001 and 2000 and December 31, 2000 is attributable to the dilutive effect of stock options outstanding at the end of the period. There were no dilutive securities outstanding at December 31, 1999 and 1998.

(10)  Stock option plan

      CH2M HILL’s 1999 Stock Option Plan was approved by the Board of Directors on November 6, 1998 to reserve 8,000,000 shares of CH2M HILL common stock for issuance upon exercise of options granted under this plan.

      Options have been granted at an exercise price equal to the fair market value of CH2M HILL’s common stock at the date of the grant and vest over 36 months. Options generally have a term of five years from date of grant.

      The following table summarizes the activity relating to options:

		Weighted Average
	Stock Options	Exercise Price

Stock Options:

Options outstanding, December 31, 1998	—	$—

Granted	2,738,305	4.31

Exercised	—	—

Forfeited	(171,107)	4.31

Options outstanding, December 31, 1999	2,567,198	4.31

Granted	1,190,172	6.78

Exercised	(31,640)	4.31

Forfeited	(242,316)	4.83

Options outstanding, December 31, 2000	3,483,414	$5.12

      The weighted-average fair values of options granted during 2000 and 1999 were $1,089 and $2,165, respectively, and were estimated using the minimum value method with the following weighted-average assumptions:

	2000	1999

Risk-free interest rate	5.17%	6.47%

Expected dividend yield rates	0.00%	0.00%

Expected lives	3 Years	3 Years

Expected volatility	.001%	.001%

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about the stock options outstanding at December 31, 2000:

		Options Outstanding
				Options Exercisable
		Weighted Average
Range of	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$4.31	2,354,410	3.18 Years	$4.31	577,137	$4.31
$6.34 – $8.40	1,129,004	4.30 Years	$6.80	—	—

	3,483,414	3.54 Years	$5.12

      For purposes of pro forma disclosures, stock-based compensation is amortized over the vesting period of the options. Cumulative compensation cost recognized in pro forma net income with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Pro forma stock-based compensation, net of the effect of forfeitures and tax, was $1,053 and $285 for the years ended December 31, 2000 and 1999, respectively.

      If the fair value method were used to account for employee stock option grants, CH2M HILL’s net income and earnings per share for the year ended December 31, 2000 and 1999 would have decreased by the following pro forma amounts:

	2000	1999

Net income:

As reported	$24,531	$13,626

Pro forma	$23,478	$13,341

Earnings per share:

Basic	$0.83	$0.46

Diluted	$0.82	$0.46

Pro forma	$0.80	$0.45

(11)  Other employee benefits

Pension and Other Postretirement Benefits

      CH2M HILL has several noncontributory defined benefit pension plans, of which one remains active. Benefits are based on years of service and compensation during the span of employment. Funding for these plans is provided through contributions based on recommendations from the plans’ independent actuary. Plan assets consist primarily of CH2M HILL common stock, corporate debt instruments and U.S. government securities.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      CH2M HILL sponsors a medical benefit plan for retired employees of three subsidiaries. The plan is contributory, with retiree premiums based on service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL continues to fund postretirement medical benefits on a pay-as-you-go basis.

	Pension Benefits		Other Benefits

	2000	1999	2000	1999

Plan Assets in Excess of Benefit Obligations:

Benefit obligation at December 31	$(59,184)	$(56,983)

Fair value of plan assets at December 31	67,500	62,053

Funded status	$8,316	$5,070

Benefit Obligations in Excess of Plan Assets:

Benefit obligation at December 31	$(17,463)	$(15,584)	$(12,433)	$(12,004)

Fair value of plan assets at December 31	16,817	12,638	—	—

Unfunded status	$(646)	$(2,946)	$(12,433)	$(12,004)

Prepaid (accrued) benefit cost recognized in the balance sheet	$10,132	$9,959	$(9,344)	$(7,612)

Weighted-average assumptions at December 31:

Discount rate	7.75%	7.75%	7.75%	7.75%

Expected return on plan assets	8.00- 9.25%	8.00- 9.00%	—	—

      For measurement purposes, 10.39% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 6.00% for 2010 and remain at that level thereafter.

	Pension Benefits		Other Benefits

	2000	1999	2000	1999

Net periodic benefit cost	$2,197	$2,378	$1,988	$1,766

Employer contributions	2,370	4,182	—	—

Participant contributions	—	—	255	241

Benefit payments	(3,180)	(2,780)	(521)	(499)

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)  Investments in unconsolidated affiliates

      CH2M HILL has the following investments in affiliated unconsolidated companies which are accounted for under the equity method:

% of Ownership

Domestic:

Kaiser-Hill Company, LLC (“Kaiser-Hill”)	50%

MK/ IDC (PSI)	38%

Foreign:

CH2M HILL Canada Limited	49%

CH2M HILL/ CSA	50%

Z2CLLC	33%

Sembawang-IDC	25%

CH2M HILL BECA, Ltd.	50%

TDC International of Israel	50%

IDC/ CST	50%

CAI Investments LLC	25%

      As of March 31, 2001 and December 31, 2000 and 1999, the total investments in these material unconsolidated affiliates were approximately $11,975, $9,837 and $8,163, respectively, and are included in other assets in the accompanying consolidated balance sheets. During the year ended December 31, 2000 and 1999, CH2M HILL received distributions from Kaiser-Hill Company, LLC of $13,300, and $3,300, respectively.

      Kaiser-Hill’s revenues are derived from the U.S. Department of Energy’s Performance Based Integrating Management Contract for the Rocky Flats Closure Project in Golden, Colorado. Under the initial contract, performance based incentive fees and cost reduction proposal fees are accrued when management believes the contract performance milestones have been achieved and are therefore earned. Under the new contract, effective February 1, 2000, Kaiser-Hill is compensated through a base fee affected up or down by its performance against the agreed site target closure costs.

      Summarized financial information for these affiliates is as follows:

	December 31,

	2000	1999

FINANCIAL POSITION:

Current assets	$165,202	$143,036

Noncurrent assets	15,300	11,712

	$180,502	$154,748

Current liabilities	$153,786	$131,501

Noncurrent liabilities	1,714	2,385

Shareholders’ equity	25,002	20,862

	$180,502	$154,748

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three-Month Period Ended
	March 31,		Year Ended December 31,

	2001	2000	2000	1999	1998

	(unaudited)	(unaudited)

RESULTS OF OPERATIONS:

Revenues	$197,248	$195,808	$801,784	$757,434	$873,524

Direct costs	183,022	178,842	755,000	712,746	836,302

Gross margin	14,226	16,966	46,784	44,688	37,222

General and administrative expenses	5,855	6,207	19,898	22,370	19,579

Operating income	8,371	10,759	26,886	22,318	17,643

Other income (expense)	55	(412)	(2,155)	(391)	348

Net income	$8,426	$10,347	$24,731	$21,927	$17,991

(13)  Acquisition

      Effective December 22, 1999, CH2M HILL acquired all of the outstanding common stock of Lockheed Martin Hanford Corporation (“Hanford”), a wholly-owned subsidiary of Lockheed Martin Corporation. Hanford is an environmental management contractor that provides tank waste remediation services to the U.S. Department of Energy. The acquisition was accounted for under the purchase method of accounting. The total consideration paid through December 31, 2000 was $19.4 million and resulted in $19.1 million of a contract-in-place intangible asset.

      The purchase price is allocated to the acquired assets and liabilities as follows:

Initial consideration of cash	$17,145

Additional consideration paid	2,250

Allocated to:

Other assets	(364)

Current working capital	(860)

Pension liability	967

Contract-in-place	$19,138

      The following unaudited pro forma financial data represent the acquisition as if it had occurred on January 1, 1999:

Professional fees	$1,477,589

Net income	15,916

Basic and diluted earnings per share	0.54

      Subsequent to December 31, 2000, CH2M HILL signed a new five-year contract with the U.S. Department of Energy that extends our current contract through September 2006, for which we paid Lockheed Martin $5.0 million. We are now committed to specific milestones for the duration of the contract. Fees are earned based on specific negotiated performance incentives. The original acquisition and the contract extension results in a total contract-in-place intangible asset of $24.4 million that is being amortized over the life of the contract of seven years.

CH2M HILL COMPANIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)  Contingencies

General

      CH2M HILL is party to various legal actions arising in the normal course of its business, some of which may involve claims for substantial sums. Damages under the contract, as defined by the agreement, assessed in connection with and the cost of defending any such actions could be substantial. CH2M HILL’s management believes that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover CH2M HILL’s liabilities, if any, with regard to such claims. Any amounts that are probable of payment by CH2M HILL related to retentions and deductibles are accrued when such amounts are estimable.

Guarantor

      CH2M HILL has guaranteed a $10,000 credit facility between a subsidiary and a joint venture partner. The facility is secured by assets of the joint venture and is used for general project purposes. CH2M HILL has joint and several liabilities with the joint partner for the full amount. At December 31, 1999, $7,491 was outstanding on the credit facility. There were no amounts outstanding at December 31, 2000. The interest rate on the facility varies based upon the chosen LIBOR rate plus 1.25%, which at December 31, 2000 was 7.81%.

Performance Bonds

      In the normal course of business, CH2M HILL purchases performance bonds to comply with client mandated contractual obligations. At December 31, 2000 and 1999, the performance bonds purchased were $370,219 and $342,684.

CH2M HILL COMPANIES, LTD.

Quarterly Financial Data

(unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

	(In thousands except per share amounts)

2000

Revenues	$372,221	$422,433	$447,633	$464,451	$1,706,738

Operating income	10,140	9,584	14,469	12,945	47,138

Net income	5,185	4,890	7,380	7,076	24,531
Net income per common share

Basic	0.18	0.17	0.25	0.24	0.84

Diluted	0.17	0.16	0.25	0.24	0.82

1999

Revenues	$274,176	$305,357	$300,758	$304,237	$1,184,528

Operating income	3,929	7,305	10,279	4,474	25,987

Net income	1,879	3,537	5,552	2,658	13,626
Net income per common share

Basic	0.07	0.12	0.18	0.09	0.46

Diluted	0.07	0.12	0.18	0.09	0.46

KAISER-HILL COMPANY, LLC

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

as of March 31, 2001 (unaudited), December 31, 2000 and 1999 and for the three months ended March 31, 2001 and 2000 (unaudited) and each of the three years in the period ended
December 31, 2000 together with Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of

Kaiser-Hill Company, LLC:

      We have audited the accompanying consolidated balance sheets of Kaiser-Hill Company, LLC (a Colorado limited liability company) (the “Company”) and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, members’ equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kaiser-Hill Company, LLC and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado

January 26, 2001

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands of dollars)

		December 31,
	March 31,
	2001	2000	1999

	(unaudited)

Assets

Current assets:

Cash and cash equivalents	$—	$7,177	$5,336

Contract receivables	129,262	124,931	107,267

Due from employees	10	22	—

Prepaids and other current assets	1,316	355	—

Total current assets	130,588	132,485	112,603

Deferred financing costs, net of accumulated amortization of $95 and $7, respectively	409	430	518

	$130,997	$132,915	$113,121

Liabilities and Members’ Equity

Current liabilities:

Accounts payable and payables to subcontractors	$108,714	$101,444	$90,472

Accrued vacation	10,563	9,627	7,947

Accrued salaries and employee benefits	7,003	14,292	6,770

Payable to Members	179	516	732

Line of Credit	—	6,000	—

Total current liabilities	126,459	131,879	105,921
Contingencies (Note 6)

Members’ equity	4,538	1,036	7,200

	$130,997	$132,915	$113,121

The accompanying notes are an integral part of these consolidated financial statements.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands of dollars)

	For the three month period		For the years ended
	ended March 31,		December 31,

	2001	2000	2000	1999	1998

	(unaudited)	(unaudited)

Gross revenue	$162,153	$193,614	$673,751	$646,398	$636,190

Subcontractor costs and direct material costs	(114,963)	(125,276)	(417,203)	(456,015)	(464,692)

Service revenue	47,190	68,338	256,548	190,383	171,498

Direct cost of service and overhead	(39,959)	(58,821)	(236,759)	(176,898)	(155,962)

Operating income	7,231	9,517	19,789	13,485	15,536

Other income (expense):

Interest income	182	116	669	539	295

Interest expense	(11)	(34)	(22)	(385)	(331)

Net income before cumulative effect of adoption of a new accounting principle	7,402	9,599	20,436	13,639	15,500

Cumulative effect of adoption of a new accounting principle (Note 2)	—	—	—	(839)	—

Net income	$7,402	$9,599	$20,436	$12,800	$15,500

Pro forma net income amounts assuming change in the adoption of a new accounting principle is applied retroactively (Note 2)				$13,639	$16,177

The accompanying notes are an integral part of these consolidated financial statements.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the years ended December 31, 2000, 1999 and 1998
(amounts in thousands of dollars)

	Kaiser K-H	CH2M Hill
	Holdings, Inc.	Constructors, Inc.	Total

Members’ equity, December 31, 1997	$1,085	$1,085	$2,170

Net income	7,750	7,750	15,500

Distributions	(8,335)	(8,335)	(16,670)

Members’ equity, December 31, 1998	500	500	1,000

Net income	6,400	6,400	12,800

Distributions	(3,300)	(3,300)	(6,600)

Members’ equity, December 31, 1999	3,600	3,600	7,200

Net income	10,218	10,218	20,436

Distributions	(13,300)	(13,300)	(26,600)

Members’ equity, December 31, 2000	$518	$518	$1,036

The accompanying notes are an integral part of these consolidated financial statements.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands of dollars)

	For the three month		For the years ended
	period ended March 31,		December 31,

	2001	2000	2000	1999	1998

	(unaudited)	(unaudited)

Cash flows from operating activities:

Net income			$20,436	$12,800	$15,500

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Cumulative effect of adoption of a new accounting principle			—	839	—

Amortization			88	172	787

Changes in assets and liabilities:

(Increase) decrease in contract receivables			(17,664)	17,085	(36,963)

Increase in due from employees			(22)	—	—

Decrease (increase) in receivable from Member			—	396	(396)

Increase in prepaids and other current assets			(355)	—	—

Increase (decrease) in accounts payable and payables to subcontractors			10,972	(24,741)	36,597

Increase (decrease) in other accrued expenses			9,202	2,051	(3,479)

Decrease in payable to Members			(216)	(10)	(1,914)

Net cash provided by operating activities	$2,723	$15,397	22,441	8,592	10,132

Cash flows from financing activities:

Distributions to Members	(3,900)	(12,900)	(26,600)	(6,600)	(16,670)

Payment of financing costs	—	—	—	(300)	—

Proceeds from credit facility	—	—	42,000	—	—

Payments on credit facility	(6,000)	—	(36,000)	—	—

Net cash used in financing activities	(9,900)	(12,900)	(20,600)	(6,900)	(16,670)

Net increase (decrease) in cash and cash equivalents	(7,177)	2,497	1,841	1,692	(6,538)

Cash and cash equivalents, beginning of year	7,177	5,336	5,336	3,644	10,182

Cash and cash equivalents, end of year	$—	$7,833	$7,177	$5,336	$3,644

Supplemental cash flow information:

Cash paid for interest	$15	$12	$22	$212	$221

Supplemental noncash financing activity:

Accrued financing costs	$—	$—	$—	$225	$—

The accompanying notes are an integral part of these consolidated financial statements.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization

      Kaiser-Hill Company, LLC (the “Company”) was formed on October 24, 1994. The principal business of the Company is to procure, execute, deliver, and perform under a contract with the Department of Energy (“DOE”) to manage the programs and operate the DOE facilities at Rocky Flats Environmental Technology Site (“RFETS”) in Golden, Colorado. The mission of the RFETS is directed toward cleanup, deactivation, and preparation for decontamination and disposition of these DOE facilities.

      The Company is a limited liability company owned equally by Kaiser KH Holdings, Inc., a wholly owned subsidiary of Kaiser Group Holdings, Inc. (formerly known as Kaiser Group International, Inc.) (“Kaiser”), and CH2M Hill Constructors, Inc., an indirect wholly owned subsidiary of CH2M Hill Companies, Ltd. (“CH2M Hill”) (collectively, the “Members”). Net profits and/or losses and distributions thereof are allocated equally to the Members.

      At December 31, 2000, the Company employed 1,523 hourly workers and 1,219 salaried workers. Approximately 93% of the hourly employees are represented by United Steel Workers of America (the “Union”) under a collective bargaining agreement which expires on January 15, 2007 (see Note 8).

      On January 24, 2000, the Company and the DOE entered into a new contract effective February 1, 2000. The new contract is in effect until the physical completion of the Rocky Flats Closure Project including closure, disposal of nuclear material, demolition of facilities, environmental remediation, waste disposal, infrastructure and general site operations. Under the new contract, the Company has the opportunity to earn fee if the total costs incurred are below the contract target cost or the completion of the site closure is before March 31, 2007. In addition, the Company can lose fees if the costs exceed an amount equal to $200 million above the contract target cost or the site closure is after March 31, 2007. The maximum and minimum fee available to be earned by the Company through the date of closure is $460 million and $150 million, respectively.

2.  Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the Company and its wholly owned subsidiary Kaiser-Hill Funding Company, LLC. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Unaudited Interim Financial Statements

      The consolidated interim financial statements included with the annual financial statements herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures relating to the interim period normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the interim period contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 2001 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the quarter ended March 31, 2001 are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      Under the previous contract, revenue was recognized using the percentage of completion method whereby revenue was accrued in an amount equal to cost plus management’s best estimate of base fee, performance based incentive fees and cost reduction proposal fees to be received.

      Under the new contract, revenue is recognized using the percentage of completion method whereby revenue is accrued in an amount equal to cost plus management’s best estimate of fees. Fees are estimated based on projected total contract costs and site closure date. The Company continually monitors its progress towards the completion dates and it’s estimated costs at completion and will modify its estimates of earnings as needed. Changes in these estimates could have a significant effect on future earnings of the Company.

Statements of Cash Flows

      For purposes of the statements of cash flows, the Company considers cash in checking and short-term investments with original maturities of three months or less to be cash and cash equivalents.

      The Company maintains its cash accounts primarily with banks located in Colorado, New York and Washington D.C. Cash balances are insured by the FDIC up to $100,000 per bank and cash equivalents are not insured by the FDIC. As of December 31, 2000, the majority of the cash balance was made up of cash equivalents.

New Accounting Policy

      Effective January 1, 1999, the Company adopted Statement of Position 98-5 (“SOP 98-5”), Reporting on the Costs of Start-up Activities, which states that costs of start-up activities, including organizational costs, be expensed when incurred. Upon adoption, the Company recorded a cumulative effect of a change in accounting principle of $839,000 in the accompanying consolidated statements of income. Assuming SOP 98-5 was not adopted in 1999, amortization on start-up activities would have been approximately $609,000 and the remaining $203,000 would have been expensed in 2000. The pro forma amounts shown on the income statement have been adjusted for the effect of retroactive application had SOP 98-5 been in effect during the years presented.

Income Taxes

      The financial statements do not include a provision for income taxes because the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the Members’ separate income tax returns.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 133, “Accounting for Derivatives and Hedging Activities” (“SFAS 133”). SFAS 133 was to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in other contracts, and for hedging activities. In June 1999, SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” (“SFAS 137”) was issued. SFAS 137 deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of FASB Statement No. 133” (“SFAS 138”) was issued. SFAS 138 addresses a limited number of issues causing difficulties in the implementation of SFAS 133 and is required to be adopted concurrent with SFAS 133. The Company has not engaged in hedging activities and does not believe that the adoption of SFAS 133 and SFAS 138 will have a material impact on the Company’s financial position or results of operations.

      In September 2000, the FASB issued Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement No. 125” (“SFAS 140”). SFAS 140 replaces FASB Statement No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. Among other requirements, SFAS 140 requires a debtor to (a) reclassify financial assets pledged as collateral and report those assets in its statement of financial position separately from other assets not so encumbered if the secured party has the right by contract or custom to see or repledge the collateral and (b) disclose assets pledged as collateral that have not been reclassified and separately reported in the statement of financial position. SFAS 140 is effective for financial statements for fiscal years ending after December 15, 2000. The Company adopted SFAS 140 for the year ending December 31, 2000, the results of which did not have material impact on the financial statements or note thereto.

3.  Related Party Transactions

      In 2000 and 1999, the Members were subcontracted by the Company to perform certain tasks under the DOE contract. The “Payable to Members” in the accompanying balance sheets as of December 31, 2000 and 1999, consists of $540,000 and $297,000, respectively, to Kaiser and $(24,000) and $435,000, respectively, to CH2M Hill for these subcontracted tasks. These payables are non-interest bearing.

      In addition, costs incurred related to work performed by Kaiser and CH2M Hill, the majority of which are reimbursable and billed under the DOE contract, were approximately $0 and $799,000 in 2000, respectively, $609,000 and $938,000 in 1999, respectively, and $3,600,000 and $960,000 in 1998, respectively.

4.  Contract Receivables

      Contract receivables as of December 31, 2000 and 1999, represent unbilled receivables due under the DOE contract. Unbilled receivables result from revenue that has been earned by the Company but not billed to the DOE as of the end of the period. The unbilled receivables can be invoiced at contractually defined intervals and milestones. Management anticipates that the unbilled receivables will be billed and collected in less than one year.

      The Company’s contract receivables result primarily from its long-term contract with the DOE. As a consequence, management believes that credit risk is minimal.

5.  Business Loan and Security Agreement

      Effective November 2, 1999, the Company, including its wholly owned subsidiary Kaiser-Hill Funding Company, LLC, entered into a Business Loan and Security Agreement (the “Agreement”) with Bank of America, N.A. (“BOA”) replacing its previous agreement with NationsBank, N.A. The Company, Kaiser and CH2M Hill granted a first lien security interest to BOA in all of the ownership and equity interest of the Company. As of December 31, 2000 and 1999, the Company has $6,000,000 and $0 outstanding, respectively.

KAISER-HILL COMPANY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the agreement, the Company has financing available which provides temporary financing for the payment of the Company’s costs incurred under the DOE contract. This financing is utilized throughout the year for periods of less than one month as, under the terms of the DOE contract, the DOE must pay the Company’s invoices within three business days of receipt. The funding level under the agreement can not exceed a Maximum Borrowing Base calculated on the lesser of eligible billed and unbilled government accounts receivable, as defined, or $35,000,000. Under the terms of the agreement, interest on the advances is calculated either under a rate based upon LIBOR or a rate based upon the higher of the Federal Funds Rate or the Prime Rate.

      The agreement also contains various covenants, including tangible net worth, fixed charge ratio and minimum cash balances requirements, among other restrictions. Management believes the Company was in compliance with all restrictive covenants.

6.  Contingencies

      The Company’s reimbursable costs are subject to audit in the ordinary course of business by various U.S. Government agencies. Management is not presently aware of any significant costs, which have been, or may be, disallowed by any of these agencies.

7.  Employee Benefit Plans

      In accordance with the DOE contract, the Company sponsors several benefit plans covering substantially all employees who meet length of service requirements. These plans include the following defined benefit pension plans: The Rocky Flats Multiple Employer Salaried Retirement Plan and the Kaiser-Hill Retirement Plan for Hourly Production and Maintenance Employees. The Company also sponsors the following defined contribution plans: Kaiser-Hill Company, LLC Savings Plan for Hourly Employees, which includes no Company matching; and Rocky Flats Multiple Employer Salaried Thrift Plan, which includes Company matching. The Company contribution amounts for the Savings Plan/ Thrift Plan were approximately $608,000, $454,000 and $413,000 for 2000, 1999 and 1998, respectively. No amounts were contributed to the Retirement Plans during 2000, 1999 and 1998 because the Plans were overfunded.

      The Company administers these benefit plans with benefits equivalent to the RFETS contractor benefit plans maintained by the contractor that preceded the Company at RFETS. Under the DOE contract, the Company recognizes the cost of benefit plans when paid, and such costs are reimbursed by the DOE. Any excess pension plan assets or unfunded pension plan liability which may currently exist or is remaining at the end of the DOE contract is the responsibility of the DOE.

8.  Subsequent Events

      The Company signed a new collective bargaining agreement with the United Steel Workers of America on January 3, 2001. The new contract will expire on January 15, 2007, and included terms related to job classifications, wage increases, benefit increases including a Company match for the Savings Plan/ Thrift Plan and implemented an incentive structure based on the projected site completion date.

33,228,583 Shares

CH2M HILL Companies, Ltd.

Common Stock

PROSPECTUS

             , 2001

Prospective investors may rely only on the information contained in this prospectus. CH2M HILL has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      Estimated expenses payable by CH2M HILL in connection with the sale of the common stock offered hereby are as follows:

Securities and Exchange Commission registration fee	$24,936

Blue Sky fees and expenses	26,000

Legal fees and expenses	50,000

Accounting fees and expenses	25,000

Directors’ and Officers’ liability insurance premium	110,000

Printing and engraving expenses	200,000

Miscellaneous	100,000

Total	$535,936

Item 14.	Indemnification of Directors and Officers

      Under the Oregon Business Corporation Act (the “Act”), a corporation’s Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, CH2M HILL’s Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper personal benefit.

      CH2M HILL’s Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL’s request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation’s best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

      CH2M HILL intends to purchase and pay the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL’s subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 15.  Recent Sales of Unregistered Securities

      As of December 31, 1998, CH2M HILL sold 1,318 shares of common stock to Robert G. Card for $50,373.96 and 184 shares of common stock to Nancy R. Tuor for $7,032.48. Mr. Card and Ms. Tuor are former employees of CH2M HILL who were key employee shareholders when employed by CH2M HILL. The issuance of such shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the issuer not involving a public offering.

      In the fiscal years ended December 31, 1998 and 1999, CH2M HILL issued 2,545,550 and 1,058,058 shares of common stock, respectively, as bonuses to its employees for no consideration. The issuances of these shares were exempt from registration under the Securities Act of 1933, as amended, since there was no sale of the securities.

Item 16.	Exhibits

      The following is a list of exhibits to this Registration Statement:

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of November 29, 1999, by and between CH2M HILL Companies, Ltd. and Lockheed Martin Corporation [certain portions of the Stock Purchase Agreement have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission)(4)
*3.1	Restated Articles of Incorporation of CH2M HILL Companies, Ltd.
*3.2	Restated Bylaws of CH2M HILL Companies, Ltd.
**5.1	Opinion of Holme Roberts & Owen LLP with respect to legality of Securities being issued.
10.1	CH2M HILL Retirement and Tax-Deferred Savings Plan, as amended and restated effective January 1, 2000(1)
10.3	CH2M HILL Companies, Ltd. 1999 Stock Option Plan, as amended and restated on November 12, 1999(1)
10.4	CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan(1)
10.5	CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan(1)
10.6	Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan(2)
10.7	CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan(1)
10.8	Trust Under CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan(2)
10.9	Contract with Buck Investment Services, Inc.(2)
10.10	Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995, along with Modifications 1 to 81 to Contract #DE-AC3495RF00825 (Modifications 41, 72 and 78 not received)(3)
10.11	Contract between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated January 24, 2000(1)
10.12	$100,000,000 Senior Unsecured Revolving Credit Agreement dated as of June 18, 1999, Wells Fargo Bank, National Association, as Agent(2)
10.13	Deferred Compensation Retirement Program Arrangement effective December 1, 1995(1)
10.14	Executive Deferred Compensation Program Arrangement effective January 1, 1997(1)
10.15	First Amendment to $100,000,000 Secured Revolving Credit Agreement dated as of June 18, 1999, Wells Fargo Bank, National Association as Agent(5)
10.16	Assignment and Acceptance of $100,000,000 Senior Unsecured Revolving Credit Agreement(5)

Exhibit
Number	Description

10.17	CH2M HILL Companies, Ltd. 2001 Pre-Tax Deferred Compensation Plan effective November 10, 2000(5)
10.18	Trust Under CH2M HILL Companies, Ltd. 2001 Pre-Tax Deferred Compensation Plan(5)
10.19	CH2M HILL Companies, Ltd. 2001 After-Tax Deferred Compensation Plan effective November 10, 2000(5)
10.20	Trust Under CH2M HILL Companies, Ltd. 2001 After-Tax Deferred Compensation Plan(5)
10.21	CH2M HILL Companies, Ltd. Deferred Compensation Retirement Plan effective January 1, 2000(5)
10.22	CH2M HILL Companies, Ltd. Executive Deferred Compensation Plan effective January 1, 2000(5)
10.23	CH2M HILL Companies, Ltd. Deferred Compensation Plan effective January 1, 2001(5)
10.24	CH2M HILL Companies, Ltd. Deferred Compensation Trust Agreement dated January 1, 2001(5)
10.25	CH2M HILL Companies, Ltd. Restricted Stock Policy and Administration Plan effective January 1, 2000(5)
10.26	CH2M HILL Companies, Ltd. Short Term Incentive Plan effective January 1, 2000(5)
21	Subsidiaries of CH2M HILL Companies, Ltd.(1)
*23.1	Consent of Arthur Andersen LLP
**23.2	Consent of KPMG LLP
23.3	Consent of Holme Roberts & Owen LLP (included in exhibit 5.1)
**23.4	Consent of The Environmental Financial Consulting Group, Inc.
99.1	Internal Market Rules(2)

*	Filed herewith.

**	To be filed by amendment.

(1)	Incorporated by reference from Registrant’s Annual Report on Form 10-K dated March 30, 2000 (File No. 000-27261).

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File No. 333-74427).

(3)	Incorporated by reference from ICF Kaiser International Inc.’s Form 10-K for the fiscal year ended February 28, 1995 filed on March 29, 1996 (File No. 1-12248); (ii) Registration Statement on Form S-1 filed on November 27, 1996 (SEC File No. 333-16937); (iii) Form 10-K for the fiscal year ended December 31, 1996 filed on March 31, 1998 (File No. 1-12248).

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, dated January 5, 2000 (File No. 000-27261).

(5)	Incorporated by reference from Registrant’s Annual Report on Form 10-K filed on March 20, 2001 (File No. 000-27261).

Item 17.	Undertakings

      The undersigned hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously enclosed in the registration statement or any material change to such information in the registration statement;

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CH2M HILL Companies, Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, Arapahoe County, State of Colorado, on the 2nd day of August, 2001.

CH2M HILL COMPANIES, LTD.

By:	/s/ RALPH R. PETERSON

Ralph R. Peterson
President and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of Ralph R. Peterson and Samuel H. Iapalucci as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for and on such person’s behalf, and in any and all capacities, this Registration Statement on Form S-1, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ RALPH R. PETERSON Ralph R. Peterson	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 2, 2001

/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	August 2, 2001

* Joseph A. Ahearn	Director	August 2, 2001

* Kenneth F. Durant	Director	August 2, 2001

* Donald S. Evans	Director	August 2, 2001

* Jerry D. Geist	Director	August 2, 2001

Signature	Title	Date

Steven D. Guttenplan	Director	August 2, 2001

* Philip G. Hall	Director	August 2, 2001

* Susan D. King	Director	August 2, 2001

* Jill T. Sideman	Director	August 2, 2001

* Barry L. Williams	Director	August 2, 2001

*SAMUEL H. IAPALUCCI Samuel H. Iapalucci, as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of November 29, 1999, by and between CH2M HILL Companies, Ltd. and Lockheed Martin Corporation [certain portions of the Stock Purchase Agreement have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission)(4)
*3.1	Restated Articles of Incorporation of CH2M HILL Companies, Ltd.
*3.2	Restated Bylaws of CH2M HILL Companies, Ltd.
**5.1	Opinion of Holme Roberts & Owen LLP with respect to legality of Securities being issued.
10.1	CH2M HILL Retirement and Tax-Deferred Savings Plan, as amended and restated effective January 1, 2000(1)
10.3	CH2M HILL Companies, Ltd. 1999 Stock Option Plan, as amended and restated on November 12, 1999(1)
10.4	CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan(1)
10.5	CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan(1)
10.6	Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan(2)
10.7	CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan(1)
10.8	Trust Under CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan(2)
10.9	Contract with Buck Investment Services, Inc.(2)
10.10	Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995, along with Modifications 1 to 81 to Contract #DE-AC3495RF00825 (Modifications 41, 72 and 78 not received)(3)
10.11	Contract between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated January 24, 2000(1)
10.12	$100,000,000 Senior Unsecured Revolving Credit Agreement dated as of June 18, 1999, Wells Fargo Bank, National Association, as Agent(2)
10.13	Deferred Compensation Retirement Program Arrangement effective December 1, 1995(1)
10.14	Executive Deferred Compensation Program Arrangement effective January 1, 1997(1)
10.15	First Amendment to $100,000,000 Secured Revolving Credit Agreement dated as of June 18, 1999, Wells Fargo Bank, National Association as Agent(5)
10.16	Assignment and Acceptance of $100,000,000 Senior Unsecured Revolving Credit Agreement(5)
10.17	CH2M HILL Companies, Ltd. 2001 Pre-Tax Deferred Compensation Plan effective November 10, 2000(5)
10.18	Trust Under CH2M HILL Companies, Ltd. 2001 Pre-Tax Deferred Compensation Plan(5)
10.19	CH2M HILL Companies, Ltd. 2001 After-Tax Deferred Compensation Plan effective November 10, 2000(5)
10.20	Trust Under CH2M HILL Companies, Ltd. 2001 After-Tax Deferred Compensation Plan(5)
10.21	CH2M HILL Companies, Ltd. Deferred Compensation Retirement Plan effective January 1, 2000(5)

Exhibit
Number	Description

10.22	CH2M HILL Companies, Ltd. Executive Deferred Compensation Plan effective January 1, 2000(5)
10.23	CH2M HILL Companies, Ltd. Deferred Compensation Plan effective January 1, 2001(5)
10.24	CH2M HILL Companies, Ltd. Deferred Compensation Trust Agreement dated January 1, 2001(5)
10.25	CH2M HILL Companies, Ltd. Restricted Stock Policy and Administration Plan effective January 1, 2000(5)
10.26	CH2M HILL Companies, Ltd. Short Term Incentive Plan effective January 1, 2000(5)
21	Subsidiaries of CH2M HILL Companies, Ltd.(1)
*23.1	Consent of Arthur Andersen LLP
**23.2	Consent of KPMG LLP
**23.4	Consent of The Environmental Financial Consulting Group, Inc.
23.3	Consent of Holme Roberts & Owen LLP (included in exhibit 5.1)
99.1	Internal Market Rules(2)

*	Filed herewith.

**	To be filed by amendment.

(1)	Incorporated by reference from Registrant’s Annual Report on Form 10-K dated March 30, 2000 (File No. 000-27261).

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File No. 333-74427).

(3)	Incorporated by reference from ICF Kaiser International Inc.’s Form 10-K for the fiscal year ended February 28, 1995 filed on March 29, 1996 (File No. 1-12248); (ii) Registration Statement on Form S-1 filed on November 27, 1996 (SEC File No. 333-16937); (iii) Form 10-K for the fiscal year ended December 31, 1996 filed on March 31, 1998 (File No. 1-12248).

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, dated January 5, 2000 (File No. 000-27261).

(5)	Incorporated by reference from Registrant’s Annual Report on Form 10-K filed on March 20, 2001 (File No. 000-27261).